Exhibit 4.1

SKILLZ INC. AND EACH OF THE GUARANTORS PARTY HERETO,
UMB BANK, N.A.,
as Trustee
AND
UMB BANK, N.A.,
as Collateral Agent

10.250% Secured Notes due 2026

INDENTURE
Dated as of December 20, 2021

Table of Contents
i

EXHIBIT A    Form of Global Restricted Note
EXHIBIT B    Form of Supplemental Indenture to Add Guarantors
EXHIBIT C    Form of Intercreditor Agreement

v

INDENTURE dated as of December 20, 2021, by and among SKILLZ INC. (the “Issuer” or the “Company”), a Delaware corporation, the Guarantors (as defined in Section 1.1) and UMB BANK, N.A., a national banking association, as trustee (the “Trustee”) and collateral agent (the “Collateral Agent”).
W I T N E S S E T H
WHEREAS, the Issuer and each Guarantor has duly authorized the execution and delivery of this Indenture to provide for the issuance of (i) its 10.250% Secured Notes due 2026 issued on the date hereof (the “Initial Notes”) and (ii) any additional Notes that may be issued after the Issue Date in accordance with this Indenture (“Additional Notes” and, together with the Initial Notes, the “Notes”);
WHEREAS, the Issuer and each Guarantor has duly authorized the execution and delivery of this Indenture; and
WHEREAS, all things necessary (i) to make the Notes, when executed and duly issued by the Issuer and authenticated and delivered hereunder, the valid obligations of the Issuer, and (ii) to make this Indenture a valid agreement of the Issuer and each Guarantor have been done.
NOW, THEREFORE, in consideration of the premises and the purchase of the Notes and the Notes Guarantees (as defined in Section 10.1) by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:
ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE
SECTION 1.1.Definitions.
“Acquired Indebtedness” means with respect to any specified Person, (1) Indebtedness, Disqualified Stock or Preferred Stock of any other Person existing at the time such other Person is merged, acquired, consolidated, liquidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness, Disqualified Stock or Preferred Stock is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
“Additional Assets” means:
(1)    any property or assets (other than Capital Stock) used or to be used by the Company, a Restricted Subsidiary or otherwise useful in a Similar Business (it being understood that capital expenditures on property or assets already used in a Similar Business or to replace any property or assets that are the subject of such Asset Disposition shall be deemed an investment in Additional Assets);
(2)    the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or
(3)    Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary.

“Additional Authorized Representative” means, in the case of any series of First Priority Obligations or First Priority Secured Parties that becomes subject to the Intercreditor Agreement after the Issue Date, the “Authorized Representative” named for such series in the applicable joinder agreement (or any successor thereto).
“Administrative Agent” means the administrative agent or similar agent under the Credit Agreement and any Replacement Credit Agreement, in each case together with its successors and assigns in such capacity.
“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Applicable Authorized Representative” means, for purposes of the Intercreditor Agreement (upon and during the effectiveness thereof), with respect to any Common Collateral, (i) if and for so long as there are Credit Agreement Obligations outstanding, the Administrative Agent and (ii) at all other times, the Major Non-Controlling Authorized Representative.
“Applicable Collateral Agent” means, for purposes of the Intercreditor Agreement (upon and during the effectiveness thereof) (i) if and for so long as there are Credit Agreement Obligations outstanding, the collateral agent for the Credit Agreement Obligations and (ii) at all other times, the collateral agent for the series of First Priority Obligations whose Authorized Representative is then the Major Non-Controlling Authorized Representative.
“Applicable Premium” means the greater of (A) 1.0% of the principal amount of such Note and (B) on any redemption date, the excess (to the extent positive) of:
(a)    the present value at such redemption date of (i) the redemption price of such Note at December 15, 2023 (such redemption price (expressed in percentage of principal amount) being set forth in the table under Section 5.6(d) hereof (excluding accrued but unpaid interest, if any)), plus (ii) all required interest payments due on such Note to and including such date set forth in clause (i) (excluding accrued but unpaid interest, if any), computed upon the redemption date using a discount rate equal to the Applicable Treasury Rate at such redemption date plus 50 basis points; over
(b)    the outstanding principal amount of such Note;
in each case, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate. The Trustee shall have no duty to calculate or verify the calculations of the Applicable Premium.
“Applicable Treasury Rate” means as of any date of redemption of Notes the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or in the case of a satisfaction and discharge pursuant to Article XI, two Business Days prior to the deposit of funds or securities with the Trustee or the Paying Agent) (or, if such Statistical Release is no longer published, any publicly available source or similar market data determined by the Company)) most nearly equal to the period from the redemption date to December 15, 2023; provided, however, that if the period from the redemption date to December 15, 2023 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to December 15, 2023 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.
“Asset Disposition” means:
(a)    the voluntary sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Leaseback Transaction) of the Company or any of its Restricted Subsidiaries (in each case other than Capital Stock of the Company); or
(b)    the issuance or sale of Capital Stock of any Restricted Subsidiary (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 3.2 hereof or directors’ qualifying shares and shares issued to foreign nationals as required under applicable law), whether in a single transaction or a series of related transactions (each of the transactions referred to (a) or (b) in this definition as a “disposition”);
in each case, other than:
(1)    a disposition by the Company or a Restricted Subsidiary to the Company or a Restricted Subsidiary;
(2)    a disposition of cash, Cash Equivalents or Investment Grade Securities in the ordinary course of business;
(3)    a disposition of inventory or other assets in the ordinary course of business or consistent with past practice or held for sale or no longer used in the ordinary course of business, including any disposition of disposed, abandoned or discontinued operations;
(4)    a disposition of obsolete, worn-out, uneconomic, damaged or surplus property, equipment or other assets or property, equipment or other assets that are no longer economically practical or commercially desirable to maintain or used or useful in the business of the Company and its Restricted Subsidiaries whether now or hereafter owned or leased or acquired in connection with an acquisition or used or useful in the conduct of the business of the Company and its Restricted Subsidiaries (including by ceasing to enforce, allowing the lapse, abandonment or invalidation of or discontinuing the use or maintenance of or putting into the public domain any intellectual property that is, in the reasonable judgment of the Company or the Restricted Subsidiaries, no longer used or useful, or economically practicable to maintain, or in respect of which the Company or any Restricted Subsidiary determines in its reasonable judgment that such action or inaction is desirable) and any sale, distribution or other disposition of non-core assets;
(5)    transactions permitted under Section 4.1 hereof or a transaction that constitutes a Change of Control;
(6)    an issuance of Capital Stock by a Restricted Subsidiary to the Company or to another Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors of the Company;

(7)    any dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by the Company) of less than the greater of $17.5 million and 2.25% of Total Assets;
(8)    any Restricted Payment that is permitted to be made, and is made, under Section 3.3 hereof and the making of any Permitted Payment or Permitted Investment;
(9)    dispositions in connection with Permitted Liens;
(10)    dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or consistent with past practice or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;
(11)    conveyances, sales, transfers, licenses or sublicenses or other dispositions of intellectual property, software or other general intangibles and licenses, sub-licenses, leases or subleases of other property, in each case, in the ordinary course of business or consistent with past practice, which do not materially interfere with the business of the Company or its Restricted Subsidiaries, taken as a whole, or pursuant to a research or development agreement in which the counterparty to such agreement receives a license in the intellectual property or software that result from such agreement;
(12)    the lease, assignment, license, sublease or sublicense of any real or personal property in the ordinary course of business;
(13)    foreclosure, condemnation or any similar action with respect to any property or other assets;
(14)    the sale or discount (with or without recourse, and on customary or commercially reasonable terms and for credit management purposes) of accounts receivable or notes receivable arising in the ordinary course of business or consistent with past practice, or the conversion or exchange of accounts receivable for notes receivable;
(15)    any issuance or sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary or any other disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary or an Immaterial Subsidiary;
(16)    any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;
(17)    (i) dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased, (ii) dispositions of property to the extent that the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased) and (iii) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;
(18)    [reserved];

(19)    (i) any financing transaction with respect to property constructed, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by the Company or any Restricted Subsidiary after the Issue Date permitted by this Indenture; and (ii) Sale and Leaseback Transactions and asset securitizations, permitted by this Indenture;
(20)    dispositions of Investments in joint ventures or similar entities to the extent required by, or made pursuant to customary buy/sell arrangements between, the parties to such joint venture set forth in joint venture arrangements and similar binding arrangements;
(21)    any surrender or waiver of contractual rights or the settlement, release, surrender or waiver of contractual, tort, litigation or other claims of any kind;
(22)    the unwinding of any Cash Management Services or Hedging Obligations;
(23)    the lease, assignment, sublease, license or sublicense of any real or personal property in the ordinary course of business;
(24)    foreclosures, condemnation, eminent domain or any similar action on assets or the granting of Liens not prohibited by this indenture;
(25)    any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business;
(26)    the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business or that is immaterial; and
(27)    the settlement or early termination of any Permitted Bond Hedge Transaction and the settlement or early termination of any related Permitted Warrant Transaction.
In the event that a transaction (or any portion thereof) meets the criteria of a permitted Asset Disposition and would also be a Permitted Investment or an Investment permitted under Section 3.3 hereof, the Company, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as an Asset Disposition and/or one or more of the types of Permitted Investments or Investments permitted under Section 3.3 hereof.
“Associate” means (i) any Person engaged in a Similar Business of which the Company or its Restricted Subsidiaries are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock and (ii) any joint venture entered into by the Company or any Restricted Subsidiary.
“Authorized Representative” means (i) in the case of any Credit Agreement Obligations (including the Waterfall Priority Obligations) or the secured parties in respect of the Credit Agreement, the Administrative Agent, (ii) in the case of the Notes Obligations or the Notes Secured Parties, the Trustee and (iii) in the case of any Other First Priority Obligations, the Additional Authorized Representative named for such series in the applicable joinder agreement.
“Bankruptcy Law” means Title 11 of the United States Code or similar federal or state law for the relief of debtors.

“Board of Directors” means (i) with respect to the Company or any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (ii) with respect to any partnership, the board of directors or other governing body of the general partner, as applicable, of the partnership or any duly authorized committee thereof; (iii) with respect to a limited liability company, the managing member or members or any duly authorized controlling committee thereof; and (iv) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function.
Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval). Unless the context requires otherwise, Board of Directors means the Board of Directors of the Company.
“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, United States or in the jurisdiction of the place of payment are authorized or required by law to close.
“Business Successor” means (i) any former Subsidiary of the Company and (ii) any Person that, after the Issue Date, has acquired, merged or consolidated with a Subsidiary of the Company (that results in such Subsidiary ceasing to be a Subsidiary of the Company), or acquired (in one transaction or a series of transactions) all or substantially all of the property and assets or business of a Subsidiary or assets constituting a business unit, line of business or division of a Subsidiary of the Company.
“Capital Stock” of any Person means any and all shares of, rights to purchase or acquire, warrants, options or depositary receipts for, or other equivalents of, or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into, or exchangeable for, such equity.
“Captive Insurance Subsidiary” means any Subsidiary of the Company that is subject to regulation as an insurance company (or any Subsidiary thereof).
“Cash Equivalents” means:
(1)    (a) Dollars, Canadian dollars, Swiss Francs, United Kingdom pounds, or Euro; or (b) in the case of any Foreign Subsidiary, any other foreign currency held by the Company and its Restricted Subsidiaries in the ordinary course of business;
(2)    securities issued or directly and fully Guaranteed or insured by the United States of America, Canadian, Swiss, French, German or United Kingdom governments or, in each case, any agency or instrumentality thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), with maturities of 24 months or less from the date of acquisition;
(3)    certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any lender or by any bank or trust company (a) whose commercial paper is rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (b) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of $100.0 million;
(4)    repurchase obligations for underlying securities of the types described in clauses (2), (3) and (7) entered into with any bank meeting the qualifications specified in clause (3) above;
(5)    securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Person referenced in clause (3) above;
(6)    commercial paper and variable or fixed rate notes issued by a bank meeting the qualifications specified in clause (3) above (or by the parent company thereof) maturing within one year after the date of creation thereof or any commercial paper and variable or fixed rate note issued by, or guaranteed by a corporation rated at least (A) “A-1” or higher by S&P or “P-1” or higher by Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company) maturing within two years after the date of creation thereof or (B) “A-2” or higher by S&P or “P-2” or higher by Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company) maturing within one year after the date of creation thereof, or, in each case, if no rating is available in respect of the commercial paper or variable or fixed rate notes, the issuer of which has an equivalent rating in respect of its long-term debt;
(7)    marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either S&P or Moody’s, respectively (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company) and in each case maturing within 24 months after the date of creation or acquisition;
(8)    readily marketable direct obligations issued by any state, province, commonwealth or territory of the United States of America, Canada, Switzerland, France, Germany or the United Kingdom or any political subdivision, taxing authority or public instrumentality thereof, in each case, having one of the two highest rating categories obtainable from either Moody’s or S&P (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company) with maturities of not more than two years from the date of creation or acquisition;
(9)    readily marketable direct obligations issued by any foreign government or any political subdivision, taxing authority or public instrumentality thereof, in each case, having one of the two highest ratings categories obtainable by S&P or Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company) with maturities of not more than two years from the date of acquisition;
(10)    Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated within the three highest ratings categories by S&P or Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company);

(11)    with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptance of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 270 days from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank;
(12)    bills of exchange issued in the United States of America, Canada, Switzerland, France, Germany or the United Kingdom eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);
(13)    investments in money market funds access to which is provided as part of “sweep” accounts maintained with any bank meeting the qualifications specified in clause (3) above;
(14)    interests in any investment company, money market, enhanced high yield fund or other investment fund which invests 90% or more of its assets in instruments of the types specified in clauses (1) through (13) above;
(15)    for purposes of clause (2) of the definition of “Asset Disposition,” any marketable securities portfolio owned by the Company and its Subsidiaries on the Issue Date; and
(16)    solely with respect to any Captive Insurance Subsidiary, any investment that any such Person is permitted to make in accordance with applicable law.
In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (1) through (15) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (15) and in this paragraph. Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above, provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts. For the avoidance of doubt, any items identified as Cash Equivalents under this definition (other than clause (15) above) will be deemed to be Cash Equivalents for all purposes under this Indenture regardless of the treatment of such items under GAAP.
“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in default): automated clearing house transactions, treasury, depository, credit or debit card, purchasing card, stored value card, electronic fund transfer services and/or cash management services, including controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services or other cash management arrangements in the ordinary course of business or consistent with past practice.
“Change of Control” means:
(1)    the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, that is or becomes the “beneficial owner” (as defined in Rules 13d3 and 13d5 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the Company;
(2)    the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, unless the holders of a majority of the aggregate voting power of the Voting Stock of the Company, immediately prior to such transaction, hold securities of the surviving or transferee Person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving or transferee Person; or
(3)    the direct or indirect sale, assignment, conveyance, transfer, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company or any parent company of the Company and its Restricted Subsidiaries taken as a whole, to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than to the Company, any of its Restricted Subsidiaries or one or more Permitted Holders.
Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (i) the Company becomes a direct or indirect Wholly Owned Subsidiary of a company and (ii)(x) the direct or indirect holders of the Voting Stock of the ultimate parent company immediately following such transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to such transaction (in substantially the same proportions) and (y) immediately following such transaction, no “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is the “beneficial owner” (as defined in Rules 13d3 and 13d5 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the ultimate parent company.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Collateral Agent” means UMB Bank, N.A., in its capacity as collateral agent under the Collateral Documents for the Notes Secured Parties, or any successor or assign thereto in such capacity.
“Collateral Documents” means, collectively, any security agreements, hypothecs, intellectual property security agreements, mortgages, collateral assignments, security agreement supplements, pledge agreements, intercreditor agreements, bonds or any similar agreements, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for its benefit and the benefit of the Trustee and the Holders of the Notes, in all or any portion of the Collateral, as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed from time to time.
“Company” means Skillz Inc., a Delaware corporation, subject to Article IV.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including amortization or write-off of (i) intangibles and non-cash organization costs, (ii) deferred financing fees or costs and (iii) capitalized expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and amortization of favorable or unfavorable lease assets or liabilities, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP and any write down of assets or asset value carried on the balance sheet.
“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:
(1)    increased (without duplication) by:
(a)    provision for taxes based on income or profits, revenue or capital, including federal, state, provincial, territorial, local, foreign, unitary excise, property, franchise and similar taxes and foreign withholding and similar taxes of such Person paid or accrued during such period, including any penalties and interest relating to any tax examinations (including any additions to such taxes and any penalties and interest with respect thereto), deducted (and not added back) in computing Consolidated Net Income; plus
(b)    Fixed Charges of such Person for such period (including net losses (but excluding net gains) on any Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate, currency or commodities risk, in each case deducted (and not added back) in computing Consolidated Net Income); plus
(c)    Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus
(d)    any fees, costs, expenses or charges (other than Consolidated Depreciation and Amortization Expense) related to any actual, proposed or contemplated Equity Offering, the incurrence of Indebtedness permitted to be Incurred by this Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges (including rating agency fees and related expenses) related to the offering of the Notes or any Credit Facilities, and (ii) any amendment, waiver or other modification of the Notes, any Credit Facilities, or any other Indebtedness permitted to be Incurred under this Indenture or any Equity Offering, in each case, whether or not consummated, to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus
(e)    (i) the amount of any restructuring charge, accrual or reserve (and adjustments to existing reserves), integration cost or other business optimization expense or cost (including charges directly related to the implementation of cost-savings initiatives) that is deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions or divestitures after the Issue Date, including those related to any severance, retention, signing bonuses, relocation, recruiting and other employee related costs, internal costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employment benefit plans (including any settlement of pension liabilities), systems development and establishment costs, future lease commitments and costs related to the opening and closure and/or consolidation of facilities and to exiting lines of business and consulting fees incurred in connection with any of the foregoing and (ii) fees, costs and expenses associated with acquisition related litigation and settlements thereof to the extent deducted and not added back in computing Consolidated Net Income; plus
(f)    any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including any impairment charges or the impact of purchase accounting (provided that if any such non-cash charge, write-down or item represents an accrual or reserve for a cash expenditure for a future period then the cash payment in such future period shall be subtracted from Consolidated EBITDA when paid) or other items classified by the Company as special items less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period); plus
(g)    the amount of “run rate” cost savings (including cost savings with respect to salary, benefit and other direct savings resulting from workforce reductions and facility, benefit and insurance savings), operating expense reductions, other operating improvements and initiatives and synergies projected by the Company in good faith to be reasonably anticipated to be realizable or a plan for realization shall have been established within 24 months of the date thereof (which will be added to Consolidated EBITDA as so projected until fully realized and calculated on a pro forma basis as though such cost savings (including cost savings with respect to salary, benefit and other direct savings resulting from workforce reductions and facility, benefit and insurance savings), operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period), net of the amount of actual benefits realized prior to or during such period from such actions; provided that all steps have been taken, or are reasonably expected to be taken, in good faith, for realizing such cost savings within 18 months after the date of determination and such cost savings are reasonably identifiable and factually supportable (in the good faith determination of the Company); provided that the aggregate amount added back pursuant to this clause (g) and the first sentence of the third paragraph under the definition of “Fixed Charge Coverage Ratio” with respect to cost savings and synergies may not exceed 25% for any four fiscal quarter period of Consolidated EBITDA for any period (prior to giving effect to any increase pursuant to this clause (g) or such sentence); plus;
(h)    net unrealized foreign exchange losses (after any offset) resulting from the impact of foreign currency changes; plus
(i)    net unrealized losses (after any offset) from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 (“Topic 815”) and related pronouncements; and
(2)    decreased (without duplication) by
(a)    non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period; plus
(b)    any net unrealized gains (after any offset) resulting from the impact of foreign currency changes; plus
(c)    net unrealized gains (after any offset) from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Topic 815 and related pronouncements.
“Consolidated First Lien Secured Leverage Ratio” means, as of any date of determination, the ratio of (i) the Consolidated Total Senior Indebtedness that is secured by a Lien (other than (i) a Lien that by its terms is expressly stated to be junior to the Lien securing the Notes and (ii) any Consolidated Total Senior Indebtedness secured only by assets that do not constitute Collateral) as of such date to (y) LTM EBITDA.
“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, an amount equal to:
(1)    consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue or debt discount or premium resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of any Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Finance Lease Obligations and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (t) penalties and interest relating to taxes, (u) accretion or accrual of discounted liabilities other than Indebtedness, (v) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or purchase accounting in connection with any acquisition, (w) amortization or write-off of deferred financing fees, debt issuance costs, debt discount or premium, terminated hedging obligations and other commissions, financing fees and expenses and, adjusted to the extent included, to exclude any refunds or similar credits received in connection with the purchasing or procurement of goods or services under any purchasing card or similar program, (y) any expensing of bridge, commitment and other financing fees and (z) interest with respect to Indebtedness of any parent of such Person appearing upon the balance sheet of such Person solely by reason of push-down accounting under GAAP); plus
(2)    consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less
(3)    interest income for such period.
For purposes of this definition, interest on a Finance Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Finance Lease Obligation in accordance with GAAP.
“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis on the basis of GAAP before any reduction in respect of Preferred Stock dividends; provided, however, that there will not be included in such Consolidated Net Income:
(1)    any net income (loss) of any Person if such Person is not a Restricted Subsidiary (including any net income (loss) from investments recorded in such Person under the equity method of accounting), except that the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that (as reasonably determined by an Officer of the Company) could have been distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution or return on investment (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (2) below);
(2)    solely for the purpose of determining the amount available for Restricted Payments under Section 3.3(a)(4)(iii)(A) hereof, any net income (loss) of any Restricted Subsidiary (other than the Company and the Guarantors) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company or a Guarantor by operation of the terms of such Restricted Subsidiary’s articles, charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or otherwise released, (b) restrictions pursuant to the Notes or this Indenture and (c) restrictions specified in Section 3.4(b)(14) hereof, except that the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);
(3)    any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized upon the sale or other disposition of any asset (including pursuant to any Sale and Leaseback Transaction) or disposed or discontinued operations of the Company or any Restricted Subsidiaries which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Company);
(4)    any extraordinary, exceptional or nonrecurring loss, charge or expense (including any charges, expenses or reserves in respect of any restructuring, redundancy or severance expense or relocation costs, one-time compensation charges, integration and facilities’ opening costs and other business optimization expenses and operating improvements (including related to new product introductions), systems development and establishment costs, accruals or reserves (including restructuring and integration costs related to acquisitions after the Issue Date and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements, signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities, internal costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities), contract terminations and professional and consulting fees incurred with any of the foregoing;

(5)    the cumulative effect of a change in law, regulation or accounting principles, including any impact resulting from an election by the Company to apply IFRS at any time following the Issue Date;
(6)    any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions or on the re-valuation of any benefit plan obligation and (ii) income (loss) attributable to deferred compensation plans or trusts;
(7)    all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;
(8)    any unrealized or realized gains or losses in respect of any Hedging Obligations or any ineffectiveness recognized in earnings related to hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of any Hedging Obligations;
(9)    any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any issuance or repayment of Indebtedness, issuance of Capital Stock, debt refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges incurred during such period as a result of any such transaction, in each case whether or not successful;
(10)    any unrealized or realized foreign currency translation increases or decreases or transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person, including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk) or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary and any unrealized or realized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;
(11)    any unrealized or realized gain or loss due solely to fluctuations in currency values and the related tax effects, determined in accordance with GAAP;
(12)    any recapitalization accounting or purchase accounting effects, including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries), as a result of any consummated acquisition (including the Transaction), or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);
(13)    any impairment charge, write-off or write-down, including impairment charges, write-offs or write-downs related to intangible assets, long-lived assets, goodwill, investments in debt or equity securities (including any losses with respect to the foregoing in bankruptcy, insolvency or similar proceedings) and the amortization of intangibles arising pursuant to GAAP;

(14)    any effect of income (loss) from the early extinguishment or cancellation of Indebtedness or any Hedging Obligations or other derivative instruments;
(15)    accruals and reserves that are established or adjusted (including any adjustment of estimated payouts on existing earn-outs) that are so required to be established as a result of adoption or modification of accounting policies;
(16)    any net realized or unrealized gains and losses resulting from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Topic 815 and related pronouncements or mark to market movement of other financial instruments pursuant to Accounting Standards Codification 825 and related pronouncements; and
(17)    any net gain (or loss) from disposed, abandoned or discontinued operations and any net gain (or loss) on disposal of disposed, discontinued or abandoned operations.
In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include (i) any expenses and charges that are reimbursed by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed and only to the extent that such amount is (A) not denied by the applicable payor in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days) and (ii) to the extent covered by insurance (including business interruption insurance) and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption.
“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (x) the sum of (a) Consolidated Total Senior Indebtedness secured by a Lien as of such date and (b) the Reserved Indebtedness Amount secured by a Lien as of such date to (y) LTM EBITDA.
“Consolidated Total Senior Indebtedness” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness for borrowed money (excluding Indebtedness with respect to Cash Management Services, intercompany Indebtedness and Subordinated Indebtedness), plus (b) the aggregate principal amount of Finance Lease Obligations, Purchase Money Obligations and unreimbursed drawings under letters of credit of the Company and its Restricted Subsidiaries outstanding on such date, minus (c) the aggregate amount of (i) [reserved] and (ii) cash and Cash Equivalents included on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal period for which consolidated financial statements of the Company are available (provided that the cash proceeds of any proposed Incurrence of Indebtedness shall not be included in this clause (c) for purposes of calculating the Consolidated Total Leverage Ratio or the Consolidated Secured Leverage Ratio, as applicable), with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.”

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (x) the sum of (a) Consolidated Total Senior Indebtedness as of such date and (b) the Reserved Indebtedness Amount as of such date to (y) LTM EBITDA.
“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:
(1)    to purchase any such primary obligation or any property constituting direct or indirect security therefor;
(2)    to advance or supply funds:
(a)    for the purchase or payment of any such primary obligation; or
(b)    to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or
(3)    to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.
“Controlled Investment Affiliate” means, as to any Person, any other Person, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Company and/or other companies.
“Controlling Secured Parties” means, with respect to any Common Collateral, at any time, the series of First Priority Secured Parties whose Authorized Representative is the Applicable Authorized Representative for such Common Collateral at such time.
“Convertible Indebtedness” means unsecured Indebtedness of the Company permitted to be incurred under the terms of this Indenture that is either (a) convertible into common stock of the Company (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of the Company and/or cash (in an amount determined by reference to the price of such common stock).
“Credit Agreement” means the initial credit facility, if any, entered into by the Company or any of its Subsidiaries after the Issue Date under clause (1) of the second paragraph of the covenant described under Section 3.2 hereof, together with the related documents thereto (including the loans thereunder, any letters of credit and reimbursement obligations related thereto and any Guarantees and security documents), as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any one or more agreements (and related documents) governing Indebtedness incurred to refinance, substitute, supplement, replace or add to (including increasing the amount available for borrowing or adding or removing any Person as a borrower, issuer or guarantor thereunder, in whole or in part), the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or one or more successors to the Credit Agreement or one or more new credit agreements (any such agreement a “Replacement Credit Agreement”).
“Credit Agreement Collateral Agent” means the collateral agent (or similar agent or representative) under the Credit Agreement Documents, and shall include the collateral agent (or similar agent or representative) under any Replacement Credit Agreement, in each case together with its successors and assigns in such capacity.
“Credit Agreement Documents” means the Credit Agreement and each of the other agreements, documents and instruments providing for or evidencing or securing the Credit Agreement and any other document or instrument executed or delivered at any time in connection with any Credit Agreement Obligations under such Credit Agreement (including any intercreditor or joinder agreement among holders of First Priority Obligations but excluding documents governing Hedging Obligations, this Indenture and the Notes), to the extent such are effective at the relevant time, as each may be amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed from time to time.
“Credit Agreement Obligations” means the “Secured Obligations” (or any similar term) as defined in the Credit Agreement, including Obligations in respect of (i) advances to, and debts, liabilities, obligations, covenants and duties of, the Company or any Guarantor arising under any Credit Agreement Document or otherwise with respect to any extensions of credit (including letters of credit), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, and including interest, fees and expenses that accrue after the commencement by or against the Company or any Guarantor of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and expenses are allowed claims in such proceeding, (ii) obligations of the Company or any Guarantor arising under any secured hedge agreement, (iii) cash management obligations and (iv) obligations to pay, discharge and satisfy any erroneous payment subrogation rights, in the case of each of clauses (i) through (iv), as set forth in the Credit Agreement; provided that “Credit Agreement Obligations” shall exclude any excluded swap obligations, as set forth in the Credit Agreement.
“Credit Facility” means, with respect to the Company or any of its Subsidiaries, one or more debt facilities, indentures, notes, note purchase agreements or other arrangements (including commercial paper facilities and overdraft facilities) with banks, other financial institutions or investors providing for revolving credit loans, term loans, term debt, debt securities, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (1) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (3) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.
“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.
“Definitive Notes” means certificated Notes.
“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.3 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provisions of this Indenture.
“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Company) of non-cash consideration received by the Company or any of the Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non- Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 3.5 hereof.
“Designated Preferred Stock” means Preferred Stock of the Company (other than Disqualified Stock) that is issued for cash (other than to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees to the extent funded by the Company or such Subsidiary) and that is designated as “Designated Preferred Stock” pursuant to an Officer’s Certificate of the Company at or prior to the issuance thereof, the Net Cash Proceeds of which are excluded from the calculation set forth in Section 3.3(a)(4)(iii)(C) hereof.
“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of the Company or any options, warrants or other rights in respect of such Capital Stock.
“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:
(1)    matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise; or
(2)    is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the Stated Maturity of the Notes or (b) the date on which there are no Notes outstanding; provided, however, that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (ii) any Capital Stock that would constitute

Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with Section 3.3 hereof.
“Dollars” or “$” means the lawful currency of the United States of America.
“Domestic Foreign Holding Company” means any Domestic Subsidiary that has no material assets other than Capital Stock and/or indebtedness of one or more Foreign Subsidiaries and any other assets incidental thereto.
“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.
“DTC” means The Depository Trust Company or any successor securities clearing agency.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“Equity Offering” means (x) a primary offering and sale of Capital Stock for cash (other than through the issuance of Disqualified Stock or Designated Preferred Stock or through an Excluded Contribution) other than (a) offerings registered on Form S-4 or S-8 (or any relevant successor form) under the Securities Act or any similar offering in other jurisdictions or other securities of the Company and (b) issuances of Capital Stock to any Subsidiary of the Company or (y) a cash equity contribution to the Company.
“Escrowed Indebtedness” means Indebtedness the proceeds of which are placed into an escrow account pursuant to customary escrow arrangements pending the release thereof.
“Euro” means the single currency of participating member states of the economic and monetary union as contemplated in the Treaty on European Union.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.
“Excluded Contribution” means Net Cash Proceeds or property or assets received by the Company as capital contributions to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Company, in each case, to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Company.
“Excluded Equity Interests” means
(1)
(a)more than 65.0% of the issued and outstanding voting Capital Stock of
(i)each Foreign Subsidiary and

(ii)each Domestic Foreign Holding Company, and
(b)Capital Stock of any Subsidiary of any Person described in the preceding clauses (1)(a)(i) and (1)(a)(ii);
(2)
(a)any Capital Stock of any Person that is not a direct or indirect Restricted Subsidiary of the Company or a Restricted Subsidiary; or
(b)any Capital Stock of any Person that is a direct or indirect Restricted Subsidiary of the Company or Restricted Subsidiary, to the extent, in the case of this clause (b), the pledge of such Capital Stock is otherwise prohibited or restricted by
(i)applicable law or would require Governmental Authority consent, approval, license or authorization or consent under any contractual obligation existing on the Issue Date or on the date any Restricted Subsidiary (or the interest in such Person) is acquired; or
(ii)any agreement with a third party (other than the Company or any of its Restricted Subsidiaries); provided, that any such Capital Stock shall cease to be Excluded Equity Interests and a security interest shall attach at such time as (x) such prohibition or restriction ceases to be in effect, (y) a consent is received by the Company or Restricted Subsidiary with respect to such pledge or (z) such violation or prohibition is rendered ineffective or unenforceable pursuant to applicable law and/or after giving effect to the applicable anti-assignment provisions of the UCC;
(3)any Margin Stock,
(4)any Capital Stock, if the pledge thereof or the security interest therein would result in material adverse tax consequences to any Issuer or Restricted Subsidiary as reasonably determined in good faith by the Company,
(5)any Capital Stock in each Unrestricted Subsidiary or Immaterial Subsidiary;
(6)any Capital Stock with respect to which the Company has reasonably determined in good faith and notified in writing to the Collateral Agent that the costs of pledging, perfecting or maintaining the pledge in respect of such Capital Stock is excessive in relation to the fair market value thereof or the practical benefit to the Notes Secured Parties afforded (or proposed to be afforded) thereby; and
(7)any Capital Stock otherwise constituting Excluded Property.
“Excluded Property” has the meaning set forth in the Collateral Documents.
“Excluded Subsidiary” means any Subsidiary of the Company that (i) is an Unrestricted Subsidiary, (ii) is an Immaterial Subsidiary, (iii) is a Captive Insurance Subsidiary, (iv) is a Foreign Subsidiary, (v) is a Domestic Foreign Holding Company, (vi) [reserved], (vii) is prohibited by applicable law from guaranteeing the Obligations of the Company under the Notes and this Indenture, (viii) is prohibited or restricted by contractual obligations existing on the Issue Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from guaranteeing the Obligations of the Company under the Notes and this Indenture, (ix) [reserved] or (x) would require or be subject to any governmental authority or regulatory third party consent, approval, license or authorization to guarantee the Obligations of the Company under the Notes and this Indenture.

“fair market value” may be conclusively established by means of an Officer’s Certificate or resolutions of the Board of Directors setting out such fair market value as determined by such Officer or such Board of Directors in good faith.
“Finance Lease Obligations” means an obligation that is required to be classified and accounted for as a finance lease for financial reporting purposes on the basis of GAAP; provided, however, that any lease that was accounted for by any person as an operating lease as of December 31, 2018 and any similar lease entered into after the Issue Date by any person may, in the sole discretion of the Company, be accounted for as an operating lease and not as a Finance Lease Obligation. The amount of Indebtedness represented by such obligation will be the amount of such obligation at the time any determination thereof is to be made as determined on the basis of GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.
“First Priority Documents” means the Credit Agreement Documents, the Note Documents, the Other First Priority Documents and all other documents governing any other First Priority Obligations, and all other documents, instruments and agreements executed pursuant to any of the foregoing.
“First Priority Obligations” means (i) the Credit Agreement Obligations, (ii) the Notes Obligations, and (iii) the Other First Priority Obligations.
“First Priority Secured Party” means the Trustee, the Administrative Agent, the Collateral Agent, the Credit Agreement Collateral Agent, each other Authorized Representative and each other holder of any First Priority Obligations under the First Priority Documents (including any collateral agent or similar representative therefor).
“Fitch” means Fitch Ratings, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.
“Fixed Charge Coverage Ratio” means, with respect to any Person on any determination date, the ratio of Consolidated EBITDA of such Person for the most recent four consecutive fiscal quarters ending immediately prior to such determination date (the “reference period”) for which consolidated financial statements are available (which may be internal consolidated financial statements) to the Fixed Charges of such Person for the reference period. In the event that the Company or any Restricted Subsidiary Incurs, assumes, Guarantees, redeems, defeases, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced), has caused any Reserved Indebtedness Amount to be deemed to be Incurred during such period or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the reference period but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, deemed Incurrence, assumption, Guarantee, redemption, defeasance, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period; provided, however, that in the event that the Company shall classify Indebtedness Incurred on the date of determination as Incurred in part as ratio debt under Section 3.2(a) hereof and in part pursuant to one or more clauses of the definition of “Permitted Debt” in Section 3.2(b) hereof (other than in respect of clause (5) of Section 3.2(b)), for purposes of the pro forma calculation, such calculation shall not give effect to any Indebtedness Incurred on such determination date pursuant to the provisions in Section 3.2(b) hereof; provided, further, that, notwithstanding anything to the contrary herein, for the purposes of calculating the Fixed Charge

Coverage Ratio with respect to any Person as of any Fixed Charge Coverage Ratio Calculation Date, the Fixed Charges of such Person for the applicable reference period shall include any interest expense of such Person for such reference period in respect of Reserved Indebtedness, regardless of the date such Reserved Indebtedness is deemed to have been incurred.
For purposes of making the computation referred to above, any Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and disposed operations that have been made by the Company or any of its Restricted Subsidiaries, during the reference period or subsequent to the reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and disposed or discontinued operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged or amalgamated with or into the Company or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or disposed or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or disposed operation had occurred at the beginning of the reference period.
For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of the Company (including cost savings and synergies that are reasonably identifiable and factually supportable and reasonably expected to result within 24 months following the consummation of the relevant transaction; provided that the aggregate amount of any increase in Consolidated EBITDA resulting from adjustments pursuant to this sentence with respect to cost savings and synergies for any four fiscal quarter period, when aggregated with the amount of any addback to Consolidated EBITDA pursuant to clause (1)(g) of the definition thereof for such period, shall not exceed 25% of Consolidated EBITDA for such period (prior to giving effect to any increase pursuant to such clause 1(g) or this sentence with respect to any such cost savings and synergies). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire reference period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Finance Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Finance Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed with a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the reference period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Company may designate.
“Fixed Charges” means, with respect to any Person for any period, the sum of:
(1)    Consolidated Interest Expense of such Person for such Period;
(2)    all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of any Restricted Subsidiary of such Person during such period; and

(3)    all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during this period.
“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not organized or existing under the laws of the United States of America or any state thereof, or the District of Columbia, and any Subsidiary of such Subsidiary.
“GAAP” means generally accepted accounting principles in the United States of America as in effect on the date of any calculation or determination required hereunder. Except as otherwise set forth in this Indenture, all ratios and calculations based on GAAP contained in this Indenture shall be computed in accordance with GAAP as in effect on the Issue Date. At any time after the Issue Date, the Company may elect to establish that GAAP shall mean the GAAP as in effect on or prior to the date of such election; provided that any such election, once made, shall be irrevocable. At any time after the Issue Date, the Company may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Indenture), including as to the ability of the Company to make an election pursuant to the previous sentence; provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in this Indenture that require the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP; provided, further again, that the Company may only make such election if it also elects to report any subsequent financial reports required to be made by the Company, including pursuant to Section 13 or Section 15(d) of the Exchange Act, in IFRS. The Company shall give notice of any such election made in accordance with this definition to the Trustee and the Holders.
“Governmental Authority” means any nation, sovereign or government, any state, province, territory or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank, stock exchange or other entity or authority exercising executive, legislative, judicial, taxing, regulatory, self-regulatory or administrative powers or functions of or pertaining to government.
“Grantor” means the Company and any Restricted Subsidiary that is a Guarantor.
“Guarantee” means, any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:
(1)    to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or
(2)    entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term “Guarantee” will not include (x) endorsements for collection or deposit in the ordinary course of business or consistent with past practice and (y) standard contractual indemnities or product warranties provided in the ordinary course of business, and provided further that the amount of any Guarantee shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee or, if such Guarantee is not an unconditional guarantee of the entire amount of the primary obligation and such maximum amount is not stated or determinable, the amount of such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.
“Guarantor” means any Restricted Subsidiary that Guarantees the Notes in accordance with this Indenture, until such Note Guarantee is released in accordance with the terms of this Indenture.
“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contracts, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies. For the avoidance of doubt, any Permitted Convertible Indebtedness Call Transaction will not constitute Hedging Obligations.
“Holder” means each Person in whose name the Notes are registered on the Registrar’s books, which shall initially be the nominee of DTC.
“IFRS” means the International Financial Reporting Standards, as issued by the International Accounting Standards Board as in effect from time to time.
“Immaterial Subsidiary” means, at any date of determination, each Restricted Subsidiary of the Company that has Total Assets and revenues of less than 5.0% of Total Assets and revenues and, together with all other Immaterial Subsidiaries (as determined in accordance with GAAP), has Total Assets and revenues of less than 10.0% of Total Assets and revenues, in each case, measured at the end of the most recent fiscal period for which consolidated financial statements are available (which may be internal consolidated financial statements) and revenues on a pro forma basis giving effect to any acquisitions or dispositions of companies, division or lines of business since such balance sheet date or the start of such four quarter period, as applicable, and on or prior to the date of acquisition of such Subsidiary.
“Immediate Family Members” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in- law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.
“Incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):
(1)    the principal of indebtedness of such Person for borrowed money;
(2)    the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
(3)    all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of Incurrence);
(4)    the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables or similar obligations, including accrued expenses owed, to a trade creditor), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;
(5)    Finance Lease Obligations of such Person;
(6)    the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);
(7)    the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (b) the amount of such Indebtedness of such other Persons;
(8)    Guarantees by such Person of the principal component of Indebtedness of the type referred to in clauses (1), (2), (3), (4), (5) and (9) of other Persons to the extent Guaranteed by such Person; and
(9)    to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement);
with respect to clauses (1), (2), (4) and (5) above, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP.
The term “Indebtedness” shall not include any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Issue Date.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount of Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness. Indebtedness shall be calculated without giving effect to the effects of Topic No. 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness. Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:
(i)    Contingent Obligations Incurred in the ordinary course of business or consistent with past practice, other than Guarantees or other assumptions of Indebtedness;
(ii)    Cash Management Services;
(iii)    any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Issue Date or any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice;
(iv)    obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) incurred prior to the Issue Date or in the ordinary course of business or consistent with past practice;
(v)    in connection with the purchase by the Company or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner;
(vi)    for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes;
(vii)    [reserved];
(viii)    Capital Stock (other than Disqualified Stock); or
(ix)    amounts owed to dissenting stockholders pursuant to applicable law (including in connection with, or as a result of, exercise of appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, that complies with the covenant described under Section 4.1 hereof.
“Indenture” means this Indenture as amended or supplemented from time to time.
“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing ;

provided, however, that such firm or appraiser is not an Affiliate of the Company or any director of the Company.
“Initial Notes” has the meaning ascribed to it in the recitals of this Indenture.
“Initial Purchasers” means Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, BofA Securities, Inc., Jefferies LLC, RBC Capital Markets, LLC and SVB Leerink LLC.
    “Intercreditor Agreement” means the Intercreditor Agreement, substantially in the form of Exhibit C hereto, to be entered into upon the Incurrence of any Credit Agreement Obligations or Other First Priority Obligations, among the Company, the Guarantors, the Trustee, the Administrative Agent, the Collateral Agent, the Credit Agreement Collateral Agent (if applicable) and each additional Authorized Representative and collateral agent (or similar representative) party thereto from time to time, as amended, restated, supplemented, replaced or otherwise modified from time to time. Unless the context requires otherwise, Intercreditor Agreement means such agreement upon and during its effectiveness.
“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of advances, loans or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business or consistent with past practice, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of GAAP; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business or consistent with past practice will not be deemed to be an Investment. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time.
For purposes of Section 3.3 and Section 3.16 hereof:
(1)    “Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets (as determined by the Company) of such Subsidiary at the time that such Subsidiary is so re- designated a Restricted Subsidiary;
(2)    any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined by the Company; and
(3)    if the Company or any Restricted Subsidiary sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Capital Stock of such Subsidiary not sold or disposed of.
“Investment Grade Securities” means:
(1)    securities issued or directly and fully Guaranteed or insured by the United States of America or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);
(2)    securities issued or directly and fully guaranteed or insured by a member of the European Union, or any agency or instrumentality thereof (other than Cash Equivalents);
(3)    debt securities or debt instruments with a rating of “A-” or higher from S&P or “A3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries; and
(4)    investments in any fund that invests exclusively in investments of the type described in clauses (1), (2) and (3) above which fund may also hold cash and Cash Equivalents pending investment or distribution. “Investment Grade Status” shall occur when the Notes receive two of the following:
(i)    a rating of “BBB-” or higher from S&P;
(ii)    a rating of “Baa3” or higher from Moody’s; or
(iii)    a rating of “BBB-” or higher from Fitch;
or the equivalent of such rating by such rating organization or, if no rating of S&P, Moody’s or Fitch then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization.
“Investor” means, (a) Andrew Paradise, and entities controlled by him (collectively, the “Paradise Parties”); (b) any brothers, sisters, children of brothers and sisters, grandchildren, grandnieces, grandnephews and other members of his immediate family and other descendants of the Paradise Parties; (c) in the event of the incompetence or death of any of the Persons described in clauses (a) and (b), such Person’s estate, executor, administrator, committee or other personal representative; and (d) any trusts created for the benefit of the Persons described in clause (a) or (b).
“Issue Date” means December 20, 2021.
“Issuer” has the meaning assigned to it in the recitals of this Indenture.
“Junior Lien Intercreditor Agreement” means, with respect to any Junior Priority Indebtedness incurred by the Company and/or the Guarantors, which incurrence is not prohibited by this Indenture, any intercreditor agreement with the Collateral Agent on terms that are customary for such financing as determined by the Company in good faith reflecting the subordination of such Liens to the liens securing the Notes.

“Junior Priority Indebtedness” means other Indebtedness of the Company and/or the Guarantors that is secured by Liens on the Collateral that by their terms are expressly junior in priority to the Liens securing the Notes as permitted by this Indenture and is designated by the Company as Junior Priority Indebtedness.
“Lien” means any mortgage, pledge, security interest, encumbrance, lien, hypothecation or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof); provided that in no event shall an operating lease be deemed to constitute a Lien.
“LTM EBITDA” means Consolidated EBITDA of the Company measured for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available, in each case with such pro forma adjustments giving effect to such Indebtedness, acquisition or Investment, as applicable, since the start of such four quarter period and as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.”
“Major Non-Controlling Authorized Representative” means, with respect to any Common Collateral, the Authorized Representative of the series of Other First-Priority Obligations that constitutes the largest outstanding principal amount of any then outstanding series of First Priority Obligations with respect to such Common Collateral.
“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers, employees, contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company or any Restricted Subsidiary not exceeding $10.0 million.
“Management Stockholders” means the members of management of the Company or its Subsidiaries who are holders of Capital Stock of the Company on the Issue Date.
“Margin Stock” has the meaning set forth in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto.
“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of capital stock of the Company on the date of Incurrence of the relevant Indebtedness or Obligation, multiplied by (ii) the arithmetic mean of the closing prices per share of such capital stock on the New York Stock Exchange (or, if the primary listing of such capital stock is on another exchange, on such other exchange) for the 30 consecutive trading days immediately preceding such date.
“Material IP” means any intellectual property that is material to the business operations of the Issuer and its Restricted Subsidiaries taken as a whole, and any licenses that are necessary to run the businesses of the Issuer and its Restricted Subsidiaries taken as a whole, other than intellectual property and/or licenses that are used primarily in the business operations of one or more Unrestricted Subsidiaries.
“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.
“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization as defined by the SEC in Section 3(a)(62) of the Exchange Act.
“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non- cash form) therefrom, in each case net of:
(1)    all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Taxes paid, reasonably estimated to be actually payable or accrued as a liability under GAAP (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of such proceeds to the Company and after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;
(2)    all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which by applicable law be repaid out of the proceeds from such Asset Disposition;
(3)    all distributions and other payments required to be made to minority interest holders (other than the Company or any of its respective Subsidiaries) in Subsidiaries or joint ventures as a result of such Asset Disposition;
(4)    the deduction of appropriate amounts required to be provided by the seller as a reserve, on the basis of GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; and
(5)    any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such Asset Disposition.
“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale, net of out-of-pocket fees and expenses directly relating to such issuance or sale.
“Non-Controlling Authorized Representative” means each Authorized Representative other than the Applicable Authorized Representative.
“Non-Guarantor” means any Restricted Subsidiary that is not a Guarantor.
“Non-Recourse Debt” means Indebtedness as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise. Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may enter into customary “completion guaranties” or “support agreements” in respect of construction projects undertaken by Unrestricted Subsidiaries so long as such “completion guaranties” or “support agreements:” (i) are unsecured or secured only by cash deposits; (ii) are subject to a fixed liability cap stated in United States dollars; and (iii) the aggregate amount of capped liability of such “completion guaranties” or “support agreements” shall not exceed $25.0 million at any one time outstanding. For avoidance of doubt, any such “completion guaranties” or “support agreements” that satisfy the requirements of the preceding sentence shall constitute “Non-Recourse Debt” for purposes of the definition of Unrestricted Subsidiary.

“Non-U.S. Person” means a Person who is not a U.S. Person (as defined in Regulation S).
“Note Documents” means the Notes (including Additional Notes), the Note Guarantees and this Indenture.
“Notes” has the meaning ascribed to it in the recitals of this Indenture.
“Notes Custodian” means the custodian with respect to the Global Notes (as appointed by DTC), or any successor Person thereto, and shall initially be the Trustee.
“Notes Liens” means all Liens that secure the Notes Obligations.
“Notes Obligations” means all Obligations of the Company and the Guarantors under the Notes, this Indenture and the Collateral Documents.
“Notes Secured Parties” means the Trustee, the Collateral Agent and the Holders of the Notes.
“Obligations” means any principal, interest (including Post-Petition Interest and fees accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Guarantor whether or not a claim for Post-Petition Interest or fees is allowed in such proceedings), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.
“Offering Memorandum” means the final offering memorandum, dated December 15, 2021, relating to the offering by the Issuer of $300,000,000 principal amount of 10.250% Secured Notes due 2026.
“Officer” means, with respect to any Person, (1) the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, any Assistant Treasurer, any Managing Director, the Secretary or any Assistant Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “Officer” for the purposes of this Indenture by the Board of Directors of such Person.
“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person.
“Opinion of Counsel” means a written opinion from legal counsel that is reasonably satisfactory to the Trustee. The counsel may be an employee of or counsel to the Company or its Subsidiaries.
“Other First Priority Documents” means the credit agreement, indenture or other credit documents with respect to Other First Priority Indebtedness, and each of the other agreements, documents and instruments providing for or evidencing or securing such Other First Priority Indebtedness and any other document or instrument executed or delivered at any time in connection with any Other First Priority Obligations (including any intercreditor or joinder agreement among holders of First Priority Obligations but excluding documents governing Hedging Obligations), to the extent such are effective at the relevant time, as each may be amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed from time to time.

“Other First Priority Indebtedness” means any Indebtedness of the Company and/or the Guarantors (other than Credit Agreement Obligations and Notes Obligations (including with respect to any Additional Notes)) that is secured by a Lien on the Collateral, which Lien is pari passu with the Lien securing the Notes Obligations; provided that (i) the trustee, agent or other authorized representative for the holders of such Indebtedness shall execute a joinder to the Intercreditor Agreement and the applicable Collateral Documents, to the extent required thereby and (ii) the Company shall designate such Indebtedness as Other First Priority Indebtedness (or the comparable term) under the Intercreditor Agreement and/or the applicable Collateral Documents, to the extent required thereby.
“Other First Priority Obligations” means the Obligations in respect of Other First Priority Indebtedness.
“Other First Priority Secured Parties” means holders of any Other First Priority Obligations and the Authorized Representative for such Other First Priority Obligations, and any collateral agent (or similar representative) therefor.
“Parent Entity” means any Person that is a direct or indirect parent company that owns, directly or indirectly, more than 50% of the total voting power of the Voting Stock of the Company.
“Pari Passu Indebtedness” means Indebtedness of the Company which ranks equally in right of payment to the Notes or of any Guarantor if such Indebtedness ranks equally in right of payment to the Guarantees of the Notes.
“Paying Agent” means any Person authorized by the Company to pay the principal of (and premium, if any) or interest on any Note on behalf of the Company.
“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash, Cash Equivalents between the Company or any of the Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with Section 3.5 hereof and that, prior to and immediately after giving effect to such transaction or transactions, no Event of Default shall have occurred or be continuing or would occur as a consequence thereof.
“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on the Company’s common stock purchased by the Company in connection with the issuance of any Convertible Indebtedness, in each case on terms that are customary for “capped call” or “call spread” transactions entered in connection with the issuance of Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Company from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Company from the sale of such Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.
“Permitted Convertible Indebtedness Call Transaction” means any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction.
“Permitted Holders” means, collectively, (i) the Investor, (ii) any one or more Persons, together with such Persons’ Affiliates, whose beneficial ownership constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture, (iii) the Management Stockholders, (iv) any Person who is acting solely as an underwriter or initial purchaser in connection with a public or private offering of

Capital Stock of the Company, acting in such capacity, and (v) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, Persons referred to in subclauses (i) through (iv), collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Company held by such group.
“Permitted Investment” means (in each case, by the Company or any of the Restricted Subsidiaries):
(1)    Investments in (a) a Restricted Subsidiary (including the Capital Stock of a Restricted Subsidiary) or the Company or (b) a Person (including the Capital Stock of any such Person) that will, upon the making of such Investment, become a Restricted Subsidiary;
(2)    Investments in another Person if such Person is engaged in any Similar Business and as a result of such Investment such other Person is merged, amalgamated, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary;
(3)    Investments in cash, Cash Equivalents or Investment Grade Securities;
(4)    Investments in receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business or consistent with past practice;
(5)    Investments in payroll, travel, entertainment, moving related and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business or consistent with past practice;
(6)    Management Advances;
(7)    Investments received in settlement of debts created in the ordinary course of business or consistent with past practice and owing to the Company or any Restricted Subsidiary or in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, litigation, arbitration or other disputes, or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor or otherwise with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
(8)    Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including an Asset Disposition;
(9)    Investments existing or pursuant to agreements or arrangements in effect on the Issue Date and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment may not be increased except (a) as required by the terms of such Investment as in existence on the Issue Date or (b) as otherwise permitted under this Indenture;
(10)    Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 3.2 hereof;

(11)    pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 3.6 hereof;
(12)    any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock);
(13)    any transaction to the extent constituting an Investment that is permitted and made in accordance with Section 3.8(b) hereof (except those described in Section 3.8(b)(1), (5), (6), (7), (8), and (10)) hereof;
(14)    Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property or services, in any case, in the ordinary course of business and in accordance with this Indenture;
(15)    (i) Guarantees of Indebtedness not prohibited by Section 3.2 hereof and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business, and (ii) performance guarantees with respect to obligations that are permitted by this Indenture;
(16)    Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by this Indenture;
(17)    Investments of the Company or any Restricted Subsidiary acquired after the Issue Date or of an entity merged or amalgamated into the Company or merged or amalgamated into or consolidated with a Restricted Subsidiary after the Issue Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;
(18)    Investments consisting of licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;
(19)    contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Company;
(20)    Investments in joint ventures and similar entities and Unrestricted Subsidiaries having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause and clause (22) below that are at the time outstanding, not to exceed $50.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause is made in any Person that is not the Company or a Restricted Subsidiary at the date of the making of such Investment and such person becomes the Company or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) above and shall cease to have been made pursuant to this clause for so long as such Person continues to be the Company or a Restricted Subsidiary;
(21)    additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (21) that are at that time outstanding, not to exceed (a) the greater of $100.0 million and 10.0% of Total Assets,

(with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus (b) $250.0 million; provided that, on a pro forma basis after giving effect to such Investment pursuant to this clause (b), the Consolidated Total Leverage Ratio for the Company and its Restricted Subsidiaries would be less than 5.0 to 1.0 with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided, however, that if any Investment pursuant to this clause is made in any Person that is not the Company or a Restricted Subsidiary at the date of the making of such Investment and such person becomes the Company or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) above and shall cease to have been made pursuant for so long as such Person continues to be the Company or a Restricted Subsidiary;
(22)    any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause and clause (20) above that are at that time outstanding, not to exceed the greater of $50.0 million and 12.5% of Total Revenue (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments (without duplication, for purposes of Section 3.3 hereof, of any amounts applied pursuant to Section 3.3(a)(4)(iii)) with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided, however, that if any Investment pursuant to this clause is made in any Person that is not the Company or a Restricted Subsidiary at the date of the making of such Investment and such person becomes the Company or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) above and shall cease to have been made pursuant to this clause for so long as such Person continues to be the Company or a Restricted Subsidiary;
(23)    [reserved];
(24)    repurchases of Notes;
(25)    Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described under Section 3.16 hereof;
(26)    guaranty and indemnification obligations arising in connection with surety bonds issued in the ordinary course of business or consistent with past practice;
(27)    Investments made in lieu of payment of a tax or in consideration of a reduction in tax;
(28)    guarantee obligations of the Company or any of its Restricted Subsidiaries in respect of leases;
(29)    Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with past practice;

(30)    Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection of deposit and Article 4 customary trade arrangements with customers consistent with past practices;
(31)    Investments (i) by the Captive Insurance Subsidiary made in the ordinary course of its business or consistent with past practice, and (ii) in the Captive Insurance Subsidiary in the ordinary course of business or required under statutory or regulatory authority applicable to such Captive Insurance Subsidiary; and
(32)    Permitted Bond Hedge Transactions which constitute Investments.
“Permitted Liens” means, with respect to any Person:
(1)    pledges, deposits or Liens under workmen’s compensation laws, payroll taxes, unemployment insurance laws, social security laws or similar legislation, or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), or in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, or to secure the performance of bids, trade contracts, government contracts and leases, statutory obligations, surety, stay, indemnity, judgment, customs, appeal or performance bonds, guarantees of government contracts, return-of-money bonds, bankers’ acceptance facilities (or other similar bonds, instruments or obligations), obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case Incurred in the ordinary course of business; or consistent with past practice;
(2)    Liens on deposits made to secure the performance of surety or other bonds;
(3)    Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s, construction contractors’ or other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;
(4)    Liens for Taxes, assessments or governmental charges which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to GAAP (or other applicable accounting principles) have been made in respect thereof;
(5)    encumbrances, charges, ground leases, easements (including reciprocal easement agreements), survey exceptions, restrictions, encroachments, protrusions, by-law, regulation, zoning restrictions or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Company and its Restricted Subsidiaries or to the ownership of their properties, including servicing agreements, development agreements, site plan agreements, subdivision agreements, facilities sharing agreements, cost sharing agreements and other agreements, which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company and its Restricted Subsidiaries;

(6)    Liens (a) on assets or property of the Company or any Restricted Subsidiary securing Hedging Obligations or Cash Management Services permitted under this Indenture; (b) that are contractual rights of set-off or, in the case of clause (i) or (ii) below, other bankers’ Liens (i) relating to treasury, depository and cash management services or any automated clearing house transfers of funds in the ordinary course of business and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business; (c) on cash accounts securing Indebtedness and other Obligations permitted to be Incurred under Section 3.2(b)(8)(v) hereof with financial institutions; (d) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, consistent with past practice and not for speculative purposes; and/or (e) (i) of a collection bank arising under Section 4210 of the UCC on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts and (iii) arising under customary general terms of the account bank in relation to any bank account maintained with such bank and attaching only to such account and the products and proceeds thereof, which Liens, in any event, do not secure any Indebtedness;
(7)    leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business;
(8)    licenses of intellectual property granted by the Company or any Restricted Subsidiary in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole;
(9)    Liens securing or otherwise arising out of judgments, decrees, attachments, orders or awards not giving rise to an Event of Default so long as (a) any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated, (b) the period within which such proceedings may be initiated has not expired or (c) no more than 60 days have passed after (i) such judgment, decree, order or award has become final or (ii) such period within which such proceedings may be initiated has expired;
(10)    Liens (i) on assets or property of the Company or any Restricted Subsidiary for the purpose of securing Finance Lease Obligations, or Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing Indebtedness or other Obligations Incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that (a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Indenture and (b) any such Liens may not extend to any assets or property of the Company or any Restricted Subsidiary other than assets or property acquired, improved, constructed or leased with the proceeds of such Indebtedness and any improvements or accessions to such assets and property and (ii) any interest or title of a lessor under any Finance Lease Obligations or operating lease;

(11)    Liens perfected or evidenced by UCC financing statement filings, including precautionary UCC financing statements, (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;
(12)    Liens existing on the Issue Date;
(13)    Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary (or at the time the Company or a Restricted Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, amalgamation, consolidation or other business combination transaction with or into the Company or any Restricted Subsidiary); provided, however, that such Liens are not created, Incurred or assumed in anticipation of or in connection with such other Person becoming a Restricted Subsidiary (or such acquisition of such property, other assets or stock); provided, further, that such Liens are limited to all or part of the same property, other assets or stock (plus improvements, accession, proceeds or dividends or distributions in connection with the original property, other assets or stock) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;
(14)    Liens on assets or property of the Company or any Restricted Subsidiary securing Indebtedness or other Obligations of the Company or such Restricted Subsidiary owing to the Company or another Restricted Subsidiary, or Liens in favor of the Company or any Restricted Subsidiary;
(15)    Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under this Indenture; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness or other Obligations being refinanced;
(16)    (a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Company or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;
(17)    any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;
(18)    Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;
(19)    Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;
(20)    Liens on the Collateral securing Indebtedness and other Obligations in respect of Credit Facilities, including any letter of credit facility relating thereto, Incurred pursuant to Section 3.2(b)(1) hereof; provided that the holders of such Indebtedness or other Obligations, or their duly appointed agent, shall become a party to the Intercreditor Agreement;
(21)    Liens securing Indebtedness and other Obligations Incurred pursuant to Section 3.2(b)(5) hereof; provided that such Liens shall only be permitted if (x) such Liens are limited to all or part of the same property or assets, including Capital Stock (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof) acquired, or of any Person acquired or merged, consolidated or amalgamated with or into the Company or any Restricted Subsidiary, in any transaction to which such Indebtedness or other Obligation relates or (y) on the date of the Incurrence of such Indebtedness after giving effect to such Incurrence, the Consolidated Secured Leverage Ratio would equal or be less than the Consolidated Secured Leverage Ratio immediately prior to giving effect thereto;
(22)    Liens securing Indebtedness and other Obligations Incurred pursuant to Section 3.2(b)(7), Section 3.2(b)(11) or Section 3.2(b)(13) hereof (provided that, in the case of clause (10), such Liens cover only the assets of such Subsidiary);
(23)    Liens securing Indebtedness and other Obligations of any Non-Guarantor covering only assets of such Subsidiary;
(24)    Liens on Capital Stock or other securities or assets of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;
(25)    any security granted over the marketable securities portfolio described in clause (15) of the definition of “Cash Equivalents” in connection with the disposal thereof to a third party;
(26)    Liens on (i) goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Company or any Restricted Subsidiary or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments and (ii) specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(27)    Liens on equipment of the Company or any Restricted Subsidiary and located on the premises of any client or supplier in the ordinary course of business;
(28)    Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise permitted by this Indenture;
(29)    Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder, and Liens, pledges and deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of) insurance carriers;
(30)    Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted under this Indenture;

(31)    Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Permitted Investments to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell any property in an asset sale permitted under Section 3.5 hereof, in each case, solely to the extent such Investment or asset sale, as the case may be, would have been permitted on the date of the creation of such Lien;
(32)    Liens deemed to exist in connection with Investments in repurchase agreements permitted by the covenant described under Section 3.2 hereof provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;
(33)    [reserved];
(34)    rights of recapture of unused real property in favor of the seller of such property set forth in customary purchase agreements and related arrangements with any government, statutory or regulatory authority;
(35)    the rights reserved to or vested in any Person or government, statutory or regulatory authority by the terms of any lease, license, franchise, grant or permit held by the Company or any Restricted Subsidiary or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;
(36)    restrictive covenants affecting the use to which real property may be put;
(37)    Liens created for the benefit of (or to secure) the Notes and/or the Note Guarantees (in each case other than in respect of Additional Notes);
(38)    Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;
(39)    Liens securing obligations to the Trustee pursuant to the compensation and indemnity provisions of this Indenture and similar Liens granted in favor of an indenture trustee or administrative agent in respect of any other Indebtedness permitted to be incurred under Section 3.2(b)(1) hereof;
(40)    Liens disclosed by the title insurance policies delivered on or subsequent to the Issue Date pursuant to any Credit Facility and any replacement, extension or renewal of any such Lien; provided, that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Indenture;
(41)    Liens on Equity Interests in an Unrestricted Subsidiary to the extent that such Liens secure Non-Recourse Debt or other Indebtedness of an Unrestricted Subsidiary or joint venture or permitted Non-Recourse Debt;
(42)    Liens on securities constituting “margin stock” within the meaning of Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System, to the extent that (i) prohibiting such Liens would result in the classification of the obligations of the Company under the notes as a “purpose credit” and (ii) the Investment by the Company in such margin stock is permitted by this Indenture;

(43)    Liens on cash and Cash Equivalents (and on the related escrow accounts or similar accounts, if any) required to be paid to the lessors (or lenders to such lessors) under such leases or maintained in an escrow account or similar account pending application of such proceeds in accordance with the applicable lease;
(44)    Liens or covenants restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put; provided that such Liens or covenants do not materially interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiary; and
(45)    Liens on the Collateral Incurred to secure Indebtedness and other Obligations Incurred pursuant to Section 3.2(b)(1) hereof; provided that in the case of Liens Incurred pursuant to this clause (45) securing any Indebtedness constituting (i) First Priority Obligations, or (ii) Pari Passu Indebtedness secured only by Collateral, at the time of Incurrence and after giving pro forma effect thereto, the Consolidated First Lien Secured Leverage Ratio would be no greater than 2.5 to 1.00 and the holders of such Indebtedness, or their duly appointed agent, shall become a party to the Intercreditor Agreement and in the case of Liens Incurred pursuant to this clause (45) securing any Junior Priority Indebtedness, at the time of Incurrence and after giving pro forma effect thereto, the Consolidated Secured Leverage Ratio would be no greater than 3.5 to 1.00 and the holders of such Junior Priority Indebtedness, or their duly appointed agent, shall become a party to a Junior Lien Intercreditor Agreement.
In the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of incurrence or at a later date), the Company in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with this Indenture and such Permitted Lien shall be treated as having been made pursuant only to the clause or clauses of the definition of Permitted Lien to which such Permitted Lien has been classified or reclassified.
“Permitted Non-Recourse Guarantees” means customary indemnities or guarantees (including by means of separate indemnification agreements or carveout guarantees) provided by the Company or any of its Restricted Subsidiaries in financing transactions that are directly or indirectly secured by real property or other real property-related assets (including Equity Interests) of a joint venture, non-Wholly Owned Subsidiary or Unrestricted Subsidiary and that may be full recourse or non-recourse to the joint venture, non-Wholly Owned Subsidiary or Unrestricted Subsidiary that is the borrower in such financing, but is nonrecourse to the Company or any Restricted Subsidiary of the Company except for recourse to the Equity Interests in such joint venture, non-Wholly Owned Subsidiary or Unrestricted Subsidiary and/or such indemnities and limited contingent guarantees as are consistent with customary industry practice (such as environmental indemnities, bad act loss recourse and other recourse triggers based on violation of transfer restrictions and bankruptcy related restrictions).
“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on the Company’s common stock sold by the Company substantially concurrently with any purchase by the Company of a related Permitted Bond Hedge Transaction, in each case on terms that are customary for “call spread” transactions entered in connection with the issuance of Convertible Indebtedness.
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable as a claim in any such bankruptcy or insolvency proceeding.
“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 2.8 in exchange for or in lieu of a mutilated, destroyed, lost or stolen Note shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Note.
“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.
“Priority Secured Obligations” means all Obligations Incurred under Section 3.2(b)(1) hereof unless the Company delivers to the Trustee simultaneously with the Incurrence of such Obligations an Officer’s Certificate designating such Obligations as not constituting Priority Secured Obligations. For the avoidance of doubt, the Notes Obligations constitute First Priority Obligations but not Priority Secured Obligations.
“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.
“QIB” means any “qualified institutional buyer” as such term is defined in Rule 144A.
“refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Indenture shall have a correlative meaning.
“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness (or unutilized commitment in respect of Indebtedness) existing on the Issue Date or Incurred (or established) in compliance with this Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Company or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, and Indebtedness Incurred pursuant to a commitment that refinances any Indebtedness or unutilized commitment; provided, however, that:
(1)    (a) such Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced; (b) to the extent such Refinancing Indebtedness refinances Subordinated Indebtedness, Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Subordinated Indebtedness, Disqualified Stock or Preferred Stock; and (c) to the extent such Refinancing Indebtedness refinances unsecured Indebtedness, such Refinancing Indebtedness is unsecured Indebtedness;

(2)    Refinancing Indebtedness shall not include:
(i)    Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Company that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Guarantor; or
(ii)    Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary; and
(3)    such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including premiums, accrued and unpaid interest and defeasance costs) of the Indebtedness being Refinanced, plus (y) an amount equal to any unutilized commitment relating to the Indebtedness being refinanced or otherwise then outstanding under a Credit Facility or other financing arrangement being refinanced to the extent the unutilized commitment being refinanced could be drawn in compliance with Section 3.2 hereof immediately prior to such refinancing, plus (z) fees, underwriting discounts, accrued and unpaid interest, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees and similar fees) Incurred or payable in connection with such refinancing;
“Regulation S” means Regulation S under the Securities Act.
“Regulation S-X” means Regulation S-X under the Securities Act.
“Replacement Credit Agreement” has the meaning set forth in the definition of “Credit Agreement.”
“Reserved Indebtedness Amount” has the meaning set forth in Section 3.2(c)(8) hereof.
“Restricted Investment” means any Investment other than a Permitted Investment.
“Restricted Notes” means Initial Notes and Additional Notes bearing the Restricted Notes Legend.
“Restricted Notes Legend” means the legend set forth in Section 2.1(d)(1).
“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.
“Rule 144A” means Rule 144A under the Securities Act.
“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.
“Sale and Leaseback Transaction” means any arrangement providing for the leasing by the Company or any of the Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by or at the direction of the Company or such Restricted Subsidiary to a third Person in contemplation of such leasing.
“SEC” means the Securities and Exchange Commission or any successor thereto.

“Secured Indebtedness” means any Indebtedness secured by a Lien.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.
“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 102(w) of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date; provided that, in the case of a Subsidiary that meets the criteria of clause (3) of the definition thereof but not clause (1) or (2) thereof, such Subsidiary shall not be deemed to be a Significant Subsidiary unless the Subsidiary’s income (or loss) from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle exclusive of amounts attributable to any non-controlling interests for the last completed fiscal year prior to the date of such determination exceeds $25.0 million.
“Similar Business” means (a) any businesses, services or activities engaged in by the Company or any of its Subsidiaries or any Associates on the Issue Date and (b) any businesses, services and activities engaged in by the Company or any of its Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.
“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.
“Subordinated Indebtedness” means, with respect to any person, any Indebtedness (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinated in right of payment to the Notes pursuant to a written agreement.
“Subsidiary” means, with respect to any Person:
(1)    any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or
(2)    any partnership, joint venture, limited liability company or similar entity of which:
(a)    more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and
(b)    such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest, penalties and other liabilities with respect thereto) that are imposed by any government or other taxing authority.
“TIA” means the Trust Indenture Act of 1939, as amended.
“Total Assets” means, as of any date, the total consolidated assets of the Company and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries, determined on a pro forma basis in a manner consistent with the pro forma basis contained in the definition of Fixed Charge Coverage Ratio.
“Total Revenue” means as of any date, the total consolidated revenue of the Company and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated statement of operations of the Company and its Restricted Subsidiaries, determined on a pro forma basis in a manner consistent with the pro forma basis contained in the definition of Fixed Charge Coverage Ratio.
“Trust Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter relating to this Indenture is referred because of such Person’s knowledge of and familiarity with the particular subject and who, in each case, shall have direct responsibility for the administration of this Indenture.
“Trustee” means UMB Bank, N.A., a national banking association, together with its successors and assigns.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of a collateral agent’s security interest in any item or portion of the collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.
“Unrestricted Subsidiary” means:
(1)    any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary (as designated by the Company in the manner provided below); and
(2)    any Subsidiary of an Unrestricted Subsidiary.
“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the Company thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.
“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.
“Waterfall Priority Indebtedness” means Indebtedness of the Company and/or the Guarantors constituting Priority Secured Obligations.
“Waterfall Priority Obligations” means Waterfall Priority Indebtedness and all Obligations with respect thereto.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:
(1)    the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by
(2)    the sum of all such payments.
“Wholly Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person, except that, solely for purposes of this definition, the references to “more than 50%” in the definition of “Subsidiary” shall be deemed replaced by a reference to “100%.”
SECTION 1.2.Other Definitions.
Term    Defined in Section
“Acceptable Commitment”    3.5(a)(3)(ii)
“Additional Notes”    Recitals
“Additional Restricted Notes”    2.1(b)
“Affiliate Transaction”    3.8(a)
“Agent Members”    2.1(e)(2)
“Applicable Premium Deficit”    8.4(1)
“Approved Foreign Bank”    “Cash Equivalents”
“Asset Disposition Offer”    3.5(a)
“Authenticating Agent”    2.2
“Authorized Agent”    12.17(a)

“Automatic Exchange”    2.6(e)
“Automatic Exchange Date”    2.6(e)
“Automatic Exchange Notice”    2.6(e)
“Automatic Exchange Notice Date”    2.6(e)
“Change of Control Offer”    3.9(a)
“Change of Control Payment”    3.9(a)
“Change of Control Payment Date”    3.9(a)(2)
“Clearstream”    2.1(b)
“Covenant Defeasance”    8.3
“Declined Excess Proceeds”    3.5(b)
“Defaulted Interest”    2.12
“Early Tender Premium”    3.9(g)
“Election Date”    3.3
“Euroclear”    2.1(b)
“Event of Default”    6.1(a)
“Excess Proceeds”    3.5(a)(4)
“Foreign Disposition”    3.5(c)(i)
“Global Notes”    2.1(b)
“Guaranteed Obligations”    10.1
“Increased Amount”    3.6
“Initial Default”    6.1(b)
“Initial Lien”    3.6
“Initial Notes”    Recitals
“Issuer Order”    2.2
“Judgment Currency”    12.9
“Legal Defeasance”    8.2
“Legal Holiday”    12.6

“Notes”    Recitals
“Notes Register”    2.3
“Other Guarantee”    10.2(b)(5)
“Paying Agent”    2.3
“Permitted Debt”    3.2(b)
“Permitted Payments”    3.3(b)
“protected purchaser”    2.8
“Redemption Date”    5.6(a)
“Refunding Capital Stock”    3.3(b)(2)
“Registrar”    2.3
“Regulation S”    2.7
“Regulation S Global Note”    2.1(b)
“Regulation S Notes”    2.1(b)
“Resale Restriction Termination Date”    2.6(b)
“Reserved Indebtedness Amount”    3.2(c)(8)
“Restricted Global Note”    2.6(e)
“Restricted Payment”    3.3(a)(4)
“Restricted Period”    2.1(b)
“Reversion Date”    3.17
“Rule 144A Global Note”    2.1(b)
“Rule 144A Notes”    2.1(b)
“Second Commitment”    3.5(a)(3)(ii)
“Special Interest Payment Date”    2.12(a)
“Special Record Date”    2.12(a)
“Successor Company”    4.1(a)(1)
“Suspension Covenants”    3.17
“Suspension Period”    3.17

“Topic 815”    “Consolidated EBITDA”
“Treasury Capital Stock”    3.3(b)(2)
“Unrestricted Global Note”    2.6(e)
SECTION 1.3.Rules of Construction. Unless the context otherwise requires:
(1)a term has the meaning assigned to it;
(2)an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
(3)“or” is not exclusive;
(4)“including” means including without limitation;
(5)words in the singular include the plural and words in the plural include the singular;
(6)“will” shall be interpreted to express a command;
(7)the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the Issuer dated such date prepared in accordance with GAAP;
(8)the principal amount of any preferred stock shall be (i) the maximum liquidation value of such preferred stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such preferred stock, whichever is greater;
(9)all amounts expressed in this Indenture or in any of the Notes in terms of money refer to the lawful currency of the United States of America;
(10)the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;
(11)except as otherwise stated, (a) references herein to Articles, Sections and Exhibit mean the Articles and Sections of and Exhibits to this Indenture and (b) each reference herein to a particular Article or Section includes the Sections, subsections and paragraphs subsidiary thereto; and
(12)unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

ARTICLE II

THE NOTES
SECTION 1.1.Form, Dating and Terms.
(a)The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited. The Initial Notes issued on the date hereof will be in an aggregate principal amount of $300,000,000. In addition, the Issuer may issue, from time to time in accordance with the provisions of this Indenture, Additional Notes (as provided herein). Furthermore, Notes may be authenticated and delivered upon registration of transfer, exchange or in lieu of, other Notes pursuant to Sections 2.2, 2.6, 2.8, 2.10, 5.5 or 9.5, in connection with an Asset Disposition Offer pursuant to Section 3.5 or in connection with a Change of Control Offer pursuant to Section 3.9.
Notwithstanding anything to the contrary contained herein, the Issuer may not issue any Additional Notes, unless such issuance is in compliance with Section 3.2 and Section 3.6.
With respect to any Additional Notes, the Issuer shall set forth in (i) an Officer’s Certificate and (ii) one or more indentures supplemental hereto, the following information:
(A)the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;
(B)the issue price and the issue date of such Additional Notes, including the date from which interest shall accrue; and
(C)whether such Additional Notes shall be Restricted Notes.
In authenticating and delivering Additional Notes, the Trustee shall be entitled to receive and shall be fully protected in relying upon, in addition to the Opinion of Counsel and Officer’s Certificate required by Section 12.2, an Opinion of Counsel as to the due authorization, execution, delivery, validity and enforceability of such Additional Notes.
The Initial Notes and the Additional Notes shall be considered collectively as a single class for all purposes of this Indenture, provided that any Additional Notes will not be issued with the same CUSIP number, ISIN or other identifying number as the Initial Notes unless such Additional Notes are fungible with the Initial Notes for U.S. federal income tax and securities law purposes. Holders of the Initial Notes and the Additional Notes will vote and consent together on all matters to which such Holders are entitled to vote or consent as one class, and none of the Holders of the Initial Notes or the Additional Notes shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent.
(b)The Initial Notes are being offered and sold by the Issuer pursuant to a Purchase Agreement, dated December 15, 2021, among the Issuer and Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC, as representatives for the Initial Purchasers. The Initial Notes and any Additional Notes (if issued as Restricted Notes) (the “Additional Restricted Notes”) will be resold initially only to (A) Persons they reasonably believe to be QIBs in reliance on Rule 144A and (B) Non-U.S. Persons in reliance on Regulation S. Such Initial Notes and Additional Restricted Notes may thereafter be transferred to, among others, QIBs and purchasers in reliance on Regulation S, in each case, in accordance with the procedure described herein. Additional Notes may be offered and sold by the Issuer from time to time pursuant to one or more purchase agreements in accordance with applicable law.

Initial Notes and Additional Restricted Notes offered and sold to QIBs in the United States of America in reliance on Rule 144A (the “Rule 144A Notes”) shall be issued in the form of one or more permanent global Notes substantially in the form of Exhibit A, which is hereby incorporated by reference and made a part of this Indenture, including appropriate legends as set forth in Section 2.1(d) (the “Rule 144A Global Note”), deposited with the Trustee, as custodian for DTC, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. The Rule 144A Global Note may be represented by more than one certificate if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Rule 144A Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.
Initial Notes and any Additional Restricted Notes offered and sold to non-U.S. Persons outside the United States of America (the “Regulation S Notes”) in reliance on Regulation S shall be issued in the form of a permanent global Note substantially in the form of Exhibit A including appropriate legends as set forth in Section 2.1(d) (the “Regulation S Global Note”). Each Regulation S Global Note will be deposited upon issuance with, or on behalf of, the Trustee as custodian for DTC in the manner described in this Article II. Prior to the 40th day after the later of the commencement of the offering of the Initial Notes and the Issue Date (such period through and including such 40th day, the “Restricted Period”), interests in the Regulation S Global Note may only be transferred to non-U.S. persons pursuant to Regulation S, unless exchanged for interests in a Global Note in accordance with the transfer and certification requirements described herein.
Investors may hold their interests in the Regulation S Global Note through organizations other than Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”) that are participants in DTC’s system or directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations which are participants in such systems. If such interests are held through Euroclear or Clearstream, Euroclear and Clearstream will hold such interests in the applicable Regulation S Global Note on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. Such depositaries, in turn, will hold such interests in the applicable Regulation S Global Note in customers’ securities accounts in the depositaries’ names on the books of DTC.
The Regulation S Global Note may be represented by more than one certificate if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.
The Rule 144A Global Note and the Regulation S Global Note are sometimes collectively herein referred to as the “Global Notes.”
The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of the Paying Agent designated by the Issuer maintained for such purpose (which shall initially be the office of the Trustee maintained for such purpose), or at such other office or agency of the Issuer as may be maintained for such purpose pursuant to Section 2.3; provided, however, that, at the option of the Paying Agent, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the last sentence of this paragraph.

Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds in accordance with the applicable procedures of DTC. Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made in accordance with the Notes Register, or by wire transfer to a Dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).
The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage, in addition to those set forth on Exhibit A and in Section 2.1(d). The Issuer shall approve any notation, endorsement or legend on the Notes. Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Exhibit A are part of the terms of this Indenture and, to the extent applicable, the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to be bound by such terms.
(c)Denominations. The Notes shall be issuable only in fully registered form in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.
(d)Restrictive and Global Note Legends.
(1)Unless and until (i) an Initial Note or an Additional Note issued as a Restricted Note is sold under an effective registration statement or (ii) the Issuer receives an Opinion of Counsel satisfactory to it to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act, the Rule 144A Global Note and the Regulation S Global Note shall bear the following legend on the face thereof:
THE NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (SUBJECT TO THE DELIVERY OF SUCH EVIDENCE, IF ANY, REQUIRED UNDER THE INDENTURE PURSUANT TO WHICH THIS NOTE IS ISSUED) AND IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER OR ANOTHER EXEMPTION UNDER THE SECURITIES ACT. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE ISSUER THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (1)(a) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (b) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 904 UNDER THE SECURITIES ACT OR (c) IN ACCORDANCE WITH

ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (OTHER THAN PURSUANT TO RULE 144) (AND BASED UPON AN OPINION OF COUNSEL IF THE ISSUER SO REQUESTS), SUBJECT TO THE RECEIPT BY THE REGISTRAR OF A CERTIFICATION OF THE TRANSFEROR AND AN OPINION OF COUNSEL TO THE EFFECT THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT, (2) TO THE ISSUER OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL AND EACH SUBSEQUENT HOLDER IS REQUIRED TO NOTIFY ANY PURCHASER FROM IT OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTION SET FORTH IN (A) ABOVE;
(2)Each Global Note, whether or not an Initial Note, shall bear the following legend on the face thereof:
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR THE AGENT OF THE ISSUER FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.
In the case of the Regulation S Global Note: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.
(e)Book-Entry Provisions. (i)  This Section 2.1(e) shall apply only to Global Notes deposited with the Trustee, as custodian for DTC, and for which the applicable procedures of DTC shall govern.
(1)Each Global Note initially shall (x) be registered in the name of DTC or the nominee of DTC, (y) be delivered to the Notes Custodian for DTC and (z) bear legends as set forth in Section 2.1(d)(2). Transfers of a Global Note (but not a beneficial interest therein) will be limited to transfers thereof in whole, but not in part, to DTC, its successors or its respective nominees, except as set forth in Section 2.1(e)(4) and 2.1(f). If a beneficial interest in a Global Note is transferred or exchanged for a beneficial interest in another Global Note, the Notes Custodian will (x) record a decrease in the principal amount of the Global Note being transferred or exchanged equal to the principal amount of such transfer or exchange and (y) record a like increase in the principal amount of the other Global Note. Any beneficial interest in one Global Note that is transferred to a Person who takes delivery in the form of an interest in another Global Note, or exchanged for an interest in another Global Note, will, upon transfer or exchange, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer and exchange restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.
(2)Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by DTC or by the Notes Custodian as the custodian of DTC or under such Global Note, and DTC may be treated by the Issuer, the Trustee, the Collateral Agent and any agent of the Issuer, the Trustee or the Collateral Agent as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee, the Collateral Agent or any agent of the Issuer, the Trustee or the Collateral Agent from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Note.
(3)In connection with any transfer of a portion of the beneficial interest in a Global Note pursuant to Section 2.1(f) to beneficial owners who are required to hold Definitive Notes, the Notes Custodian shall reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, one or more Definitive Notes of like tenor and amount.
(4)In connection with the transfer of an entire Global Note to beneficial owners pursuant to Section 2.1(f), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by DTC in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.
(5)The registered Holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.
(6)Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (i) the Holder of such Global Note (or its agent) or (ii) any holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.
(f)Definitive Notes. Except as provided below, owners of beneficial interests in Global Notes will not be entitled to receive Definitive Notes. Definitive Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in a Global Note if (A) DTC notifies the Issuer that it is unwilling or unable to continue as Depositary for such Global Note or DTC ceases to be a clearing agency registered under the Exchange Act, at a time when DTC is required to be so registered in order to act as depositary, and in each case a successor depositary is not appointed by the Issuer within 90 days of such notice, (B) the Issuer in its sole discretion executes and deliver to the Trustee and Registrar an Officer’s Certificate stating that such Global Note shall be so exchangeable or (C) an Event of Default has occurred and is continuing and the Registrar has received a written request from DTC. In the event of the occurrence of any of the events specified in the second preceding sentence or in clause (A), (B) or (C) of the preceding sentence, the Issuer shall promptly make available to the Registrar a reasonable supply of Definitive Notes. If required to do so pursuant to any applicable law or regulation, beneficial owners may also obtain Definitive Notes in exchange for their beneficial interests in a Global Note upon written request in accordance with DTC’s and the Registrar’s procedures.
(1)Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.1(e) shall, except as otherwise provided by Section 2.6(d), bear the applicable legend regarding transfer restrictions applicable to the Global Note set forth in Section 2.1(d)(1)(a).
(2)If a Definitive Note is transferred or exchanged for a beneficial interest in a Global Note, the Trustee will (x) cancel such Definitive Note, (y) record an increase in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (z) in the event that such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, to the transferring Holder a new Definitive Note representing the principal amount not so transferred.
(3)If a Definitive Note is transferred or exchanged for another Definitive Note, (x) the Trustee will cancel the Definitive Note being transferred or exchanged, (y) the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, one or more new Definitive Notes in authorized denominations having an aggregate principal amount equal to the principal amount of such transfer or exchange to the transferee (in the case of a transfer) or the Holder of the canceled Definitive Note (in the case of an exchange), registered in the name of such transferee or Holder, as applicable, and (z) if such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Issuer shall execute, and the Trustee shall authenticate and make available for delivery to the Holder thereof, one or more Definitive Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Definitive Notes, registered in the name of the Holder thereof.
(4)Notwithstanding anything to the contrary in this Indenture, in no event shall a Definitive Note be delivered upon exchange or transfer of a beneficial interest in the Regulation S Global Note prior to the end of the Restricted Period.
SECTION 1.2.Execution and Authentication. One Officer of the Issuer shall sign the Notes for the Issuer by manual, facsimile or PDF signature. If the Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.
A Note shall not be valid until an authorized officer of the Trustee manually authenticates the Note. The signature of the Trustee on a Note shall be conclusive evidence that such Note has been duly and validly authenticated and issued under this Indenture. A Note shall be dated the date of its authentication.
At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall authenticate and make available for delivery:
(1) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $300,000,000, (2) subject to the terms of this Indenture, Additional Notes for original issue in an unlimited principal amount and (3) under the circumstances set forth in Section 2.6(e), Initial Notes in the form of an Unrestricted Global Note, in each case upon a written order of the Issuer signed by one Officer (the “Issuer Order”). Such Issuer Order shall specify whether the Notes will be in the form of Definitive Notes or Global Notes, the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated, the Holder of the Notes and whether the Notes are to be Initial Notes or Additional Notes.
The Trustee may appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Issuer to authenticate the Notes. Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Issuer. Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by the Authenticating Agent. An Authenticating Agent has the same rights as any Trustee, Paying Agent or agent for service of notices and demands.
In case any of the Issuer or any Guarantor, pursuant to Article IV or Section 10.2, as applicable, shall be consolidated or merged with or into any other Person or shall convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, and the successor Person resulting from such consolidation, or surviving such merger, or into which the Issuer or any Guarantor shall have been merged, or the Person which shall have received a conveyance, transfer, lease or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to Article IV, any of the Notes authenticated or delivered prior to such consolidation, merger, conveyance, transfer, lease or other disposition may (but shall not be required), from time to time, at the request of the successor Person, be exchanged for other Notes executed in the name of the successor Person with such changes in phraseology and form as may be appropriate to reflect such successor Person, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon the Issuer Order of the successor Person, shall authenticate and make available for delivery Notes as specified in such order for the purpose of such exchange. If Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 2.2 in exchange or substitution for or upon registration of transfer of any Notes, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time outstanding for Notes authenticated and delivered in such new name.
SECTION 1.3.Registrar and Paying Agent. The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment. The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Notes Register”). The Issuer may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent and the term “Registrar” includes any co-registrar.
The Issuer shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuer shall notify the Trustee in writing of the name and address of each such agent. If the Issuer fail to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.6. The Issuer or any Guarantor may act as Paying Agent, Registrar or transfer agent.
The Issuer initially appoints DTC to act as Depositary with respect to the Global Notes. The Issuer initially appoints the Trustee as Registrar and Paying Agent for the Notes. The Issuer may change any Registrar or Paying Agent without prior notice to the Holders, but upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of any appointment by a successor as evidenced by an appropriate agreement entered into by the Issuer and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee and the passage of any waiting or notice periods required by DTC procedures or (ii) written notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Issuer and the Trustee.
SECTION 1.4.Paying Agent to Hold Money in Trust. By no later than 11:00 a.m. (Eastern time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Issuer shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium or interest when due. The Issuer shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal of, premium, if any, or interest on the Notes (whether such assets have been distributed to it by the Issuer or other obligors on the Notes), shall notify the Trustee in writing of any default by the Issuer or any Guarantor in making any such payment and shall during the continuance of any default by the Issuer (or any other obligor upon the Notes) in the making of any payment in respect of the Notes, upon the written request of the Trustee, forthwith deliver to the Trustee all sums held in trust by such Paying Agent for payment in respect of the Notes together with a full accounting thereof. If the Issuer or a Subsidiary of the Issuer acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Issuer at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds or assets disbursed by such Paying Agent. Upon complying with this Section 2.4, the Paying Agent (if other than the Issuer or a Subsidiary of the Issuer) shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy, reorganization or similar proceeding with respect to the Issuer, the Trustee shall serve as Paying Agent for the Notes.
SECTION 1.5.Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Issuer, on its own behalf and on behalf of each of the Guarantors, shall furnish or cause the Registrar to furnish to the Trustee, in writing at least five (5) Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.
SECTION 1.6.Transfer and Exchange.
(a)A Holder may transfer a Note (or a beneficial interest therein) to another Person or exchange a Note (or a beneficial interest therein) for another Note or Notes of any authorized denomination by presenting to the Registrar a written request therefor stating the name of the proposed transferee or requesting such an exchange, accompanied by any certification, opinion or other document required by this Section 2.6 or Section 2.1(d)(1). The Registrar will promptly register any transfer or exchange that meets the requirements of this Section 2.6 by noting the same in the Notes Register maintained by the Registrar for the purpose, and no transfer or exchange will be effective until it is registered in such Notes Register. The transfer or exchange of any Note (or a beneficial interest therein) may only be made in accordance with this Section 2.6 and Section 2.1(e) and 2.1(f), as applicable, and, in the case of a Global Note (or a beneficial interest therein), the applicable rules and procedures of DTC, Euroclear and Clearstream. The Registrar shall refuse to register any requested transfer or exchange that does not comply with this paragraph.
(b)Transfers of Rule 144A Notes. The following provisions shall apply with respect to any proposed registration of transfer of a Rule 144A Note prior to the date that is one year after the later of the date of its original issue and the last date on which the Issuer or any Affiliate of the Issuer was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”):
(1)a registration of transfer of a Rule 144A Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee in the form as set forth on the reverse of the Note that it is purchasing for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; provided that no such written representation or other written certification shall be required in connection with the transfer of a beneficial interest in the Rule 144A Global Note to a transferee in the form of a beneficial interest in that Rule 144A Global Note in accordance with this Indenture and the applicable procedures of DTC; and
(2)a registration of transfer of a Rule 144A Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Section 2.7 from the proposed transferee and the delivery of an Opinion of Counsel, certification and/or other information satisfactory to the Issuer.
(c)Transfers of Regulation S Notes. The following provisions shall apply with respect to any proposed transfer of a Regulation S Note prior to the expiration of the Restricted Period:
(1)a transfer of a Regulation S Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee, in the form of assignment on the reverse of the certificate, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; and
(2)a transfer of a Regulation S Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Section 2.7 hereof from the proposed transferee and receipt by the Registrar or its agent of an Opinion of Counsel, certification and/or other information satisfactory to the Issuer.

After the expiration of the Restricted Period, interests in the Regulation S Note may be transferred in accordance with applicable law without requiring the certification set forth in Section 2.7 or any additional certification.
(d)Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes not bearing a Restricted Notes Legend, the Registrar shall deliver Notes that do not bear a Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes bearing a Restricted Notes Legend, the Registrar shall deliver only Notes that bear a Restricted Notes Legend unless (1) an Initial Note is being transferred pursuant to an effective registration statement, (1) Initial Notes are being exchanged for Notes that do not bear a Restricted Notes Legend in accordance with Section 2.6(e) or (1) there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Issuer to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act. Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.
(e)Automatic Exchange from Global Note Bearing Restricted Notes Legend to Global Note Not Bearing Restricted Notes Legend. Upon the Issuer’s satisfaction that the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act, beneficial interests in a Global Note bearing such Restricted Notes Legend (a “Restricted Global Note”) may be automatically exchanged into beneficial interests in a Global Note not bearing the Restricted Notes Legend (an “Unrestricted Global Note”) without any action required by or on behalf of the Holder (the “Automatic Exchange”) at any time on or after the date that is the 366th calendar day after (1) with respect to the Notes issued on the Issue Date (if no Additional Notes have been issued with the same CUSIP numbers as the Notes issued on the Issue Date) or (2) with respect to Additional Notes, if any (or with respect to Notes issued on the Issue Date if Additional Notes were issued with the same CUSIP number), the issue date of such Additional Notes, or, in each case, if such day is not a Business Day, on the next succeeding Business Day (the “Automatic Exchange Date”). Upon the Issuer’s satisfaction that the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act, the Issuer may, at any time after the first anniversary of the later of the Issue Date and, if applicable, the original issue date of any Additional Notes, pursuant to the rules and procedures of DTC, Euroclear and Clearstream, as applicable, effect the Automatic Exchange by (i) providing written notice to DTC, Euroclear and Clearstream, as applicable, at least fifteen (15) calendar days prior to the Automatic Exchange Date, instructing DTC, Euroclear and Clearstream, as applicable, to exchange all of the outstanding beneficial interests in a particular Restricted Global Note to the Unrestricted Global Note, which the Issuer shall have previously otherwise made eligible for exchange with DTC, Euroclear and Clearstream, as applicable, (ii) providing prior written notice (the “Automatic Exchange Notice”) to each Holder at such Holder’s address appearing in the register of Holders at least fifteen (15) calendar days prior to the Automatic Exchange Date (the “Automatic Exchange Notice Date”), which notice must include (w) the Automatic Exchange Date, (x) the section of this Indenture pursuant to which the Automatic Exchange shall occur, (y) the “ISIN” (if any) and “CUSIP” number of the Restricted Global Note from which such Holder’s beneficial interests shall be transferred and (z) the “ISIN” (if any) and “CUSIP” number of the Unrestricted Global Note into which such Holder’s beneficial interests shall be transferred, and (iii) on or prior to the Automatic Exchange Date, delivering to the Trustee for authentication one or more Unrestricted Global Notes, duly executed by the Issuer, in an aggregate principal amount equal to the aggregate principal amount of Restricted Global Notes to be exchanged. At the Issuer’s request on no less than five (5) calendar days’ notice prior to the Automatic Exchange Notice Date, the Trustee shall deliver, in the Issuer’s name and at its expense, the Automatic Exchange Notice to each Holder in accordance with DTC’s applicable procedures.

Notwithstanding anything to the contrary in this Section 2.6(e), during the fifteen (15) day period prior to the Automatic Exchange Date, no transfers or exchanges other than pursuant to this Section 2.6(e) shall be permitted without the prior written consent of the Issuer. As a condition to any Automatic Exchange, the Issuer shall provide, and the Trustee shall be entitled to rely upon, an Officer’s Certificate in form reasonably acceptable to the Trustee to the effect that the Automatic Exchange shall be effected in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act and that the aggregate principal amount of the particular Restricted Global Note is to be transferred to the particular Unrestricted Global Note by adjustment made on the records of the Trustee, as custodian for DTC to reflect the Automatic Exchange. Upon such exchange of beneficial interests pursuant to this Section 2.6(e), the aggregate principal amount of the Global Notes shall be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC, to reflect the relevant increase or decrease in the principal amount of such Global Note resulting from the applicable exchange. The Restricted Global Note from which beneficial interests are transferred pursuant to an Automatic Exchange shall be canceled following the Automatic Exchange.
In no event shall the failure of the Issuer to provide any notice set forth in this paragraph or of the Trustee to effect the Automatic Exchange constitute a failure by the Issuer to comply with any of its covenants or agreements set forth in this Indenture or otherwise. For the avoidance of doubt, the procedures described in this Section 2.6(e) apply to 144A Global Notes only and not to Regulation S Notes.
(f)Retention of Written Communications. The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.1 or this Section 2.6. The Issuer shall have the right to inspect and make copies of all such letters, notices or other written communications, at the Issuer’s expense, at any reasonable time upon the giving of reasonable prior written notice to the Registrar.
(g)Obligations with Respect to Transfers and Exchanges of Notes. To permit registrations of transfers and exchanges, the Issuer shall, subject to the other terms and conditions of this Article II, execute and the Trustee shall authenticate Definitive Notes and Global Notes at the Issuer’s and the Registrar’s written request.
No service charge shall be made to a Holder for any registration of transfer or exchange, but the Issuer may require the Holder to pay a sum sufficient to cover any transfer tax assessments or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchange or transfer pursuant to Sections 2.2, 2.6, 2.8, 2.10, 3.5, 5.5 or 9.5).
The Issuer (and the Registrar) shall not be required to register the transfer of or exchange of any Note (A) for a period beginning (1) fifteen (15) calendar days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) fifteen (15) calendar days before an interest payment date and ending on such interest payment date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.
Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the owner of such Note for the purpose of receiving payment of principal of, premium, if any, and (subject to paragraph 2 of the forms of Notes attached hereto as Exhibit A) interest on such Note and for all other purposes whatsoever, including without limitation the transfer or exchange of such Note, whether or not such Note is overdue, and none of the Issuer, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.1(f) shall, except as otherwise provided by Section 2.6(d), bear the applicable legend regarding transfer restrictions applicable to such Definitive Note set forth in Section 2.1(d)(1).
All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.
(h)No Obligation of the Trustee. The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in, DTC or other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the registered Holders (which shall be DTC or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Trustee may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.
(1)Neither the Registrar nor the Trustee shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among DTC participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof. Neither the Trustee nor any of its agents shall have any responsibility for any actions taken or not taken by DTC.
(i)Change in Law. Notwithstanding any provision of this Section 2.6 to the contrary, in the event that Rule 144 as promulgated under the Securities Act (or any successor rule) is amended to change the one-year holding period thereunder (or the corresponding period under any success rule), (i) each reference in (b) to “one year” and in the Restricted Notes Legend to “ONE YEAR” shall be deemed for all purposes hereof to be references to such changed period, (ii) the reference in Section 2.6(e) to the “366th calendar day” shall be deemed for all purposes hereof to be a reference to one day more than such changed period and (iii) all corresponding references in the Notes and the Restricted Notes Legends thereon shall be deemed for all purposes hereof to be references to such changed period; provided, that such changes shall not become effective if they are otherwise prohibited by, or would otherwise cause a violation of, the then-applicable federal securities laws. This clause (i) shall apply to successive amendments to Rule 144 (or any successor rule) changing the holding period thereunder.
SECTION 1.7.Form of Certificate to be Delivered in Connection with Transfers Pursuant to Regulation S.
[Date]
Skillz Inc.
P.O. Box 445

San Francisco, California 94104
Attention: Chief Financial Officer
Vice President of Legal
E-mail: finance@skillz.com
legal@skillz.com
UMB Bank, N.A.
Corporate Trust and Escrow Services
5910 N Central Expressway, Suite 1900
Dallas, TX 75206
Attention: Israel Lugo
Telecopy: (214) 389-5949
Re: Skillz Inc. (the “Issuer”)
10.250% Secured Notes due 2026 (the “Notes”)
Ladies and Gentlemen:
In connection with our proposed sale of $[     ] aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S (“Regulation S”) under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:
(a)    the offer of the Notes was not made to a person in the United States;
(b)    either (i) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (ii) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;
(c)    no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S, as applicable; and
(d)    the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.
In addition, if the sale is made during a restricted period and the provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1), as the case may be.
We also hereby certify that we [are][are not] an Affiliate of the Issuer and, to our knowledge, the transferee of the Notes [is][is not] an Affiliate of the Issuer.
The Trustee and the Issuer are entitled to conclusively rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

Terms used in this certificate and not otherwise defined herein have the meanings set forth in Regulation S.
Very truly yours,
[Name of Transferor]

By:
    Authorized Signature

SECTION 1.8.Mutilated, Destroyed, Lost or Stolen Notes.
If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8405 of the UCC are met, such that the Holder (a) satisfies the Issuer and the Trustee that such Note has been lost, destroyed or wrongfully taken within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar has not registered a transfer prior to receiving such notification, (b) makes such request to the Issuer and the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8303 of the UCC (a “protected purchaser”), (c) satisfies any other reasonable requirements of the Trustee and (d) provides an indemnity bond, as more fully described below; provided, however, if after the delivery of such replacement Note, a protected purchaser of the Note for which such replacement Note was issued presents for payment or registration such replaced Note, the Trustee and/or the Issuer shall be entitled to recover such replacement Note from the Person to whom it was issued and delivered or any Person taking therefrom, except a protected purchaser, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Issuer or the Trustee in connection therewith. Such Holder shall furnish an indemnity bond sufficient in the judgment of the (i) Trustee to protect the Trustee and (ii) the Issuer to protect the Issuer, the Trustee, the Paying Agent and the Registrar, from any loss which any of them may suffer if a Note is replaced, and, in the absence of notice to the Issuer, any Guarantor or the Trustee that such Note has been acquired by a protected purchaser, the Issuer shall execute, and upon receipt of an Issuer Order, the Trustee shall authenticate and make available for delivery, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.
In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Issuer in its discretion may, instead of issuing a new Note, pay such Note.
Upon the issuance of any new Note under this Section 2.8, the Issuer may require that such Holder pay a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of counsel and of the Trustee) in connection therewith.
Subject to the proviso in the initial paragraph of this Section 2.8, every new Note issued pursuant to this Section 2.8, in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Issuer, any Guarantor (if applicable) and any other obligor upon the Notes, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section 2.8 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.
SECTION 1.9.Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those paid pursuant to Section 2.8 and those described in this Section 2.9 as not outstanding. A Note does not cease to be outstanding in the event the Issuer or an Affiliate of the Issuer holds the Note; provided, however, that (i) for purposes of determining which are outstanding for consent or voting purposes hereunder, the provisions of Section 12.4 shall apply and (ii) in determining whether the Trustee shall be protected in making a determination whether the Holders of the requisite principal amount of outstanding Notes are present at a meeting of Holders of Notes for quorum purposes or have consented to or voted in favor of any request, demand, authorization, direction, notice, consent, waiver, amendment or modification hereunder, or relying upon any such quorum, consent or vote, only Notes which a Trust Officer of the Trustee actually knows to be held by the Issuer or an Affiliate of the Issuer shall not be considered outstanding.
If a Note is replaced pursuant to Section 2.8 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement pursuant to Section 2.8.
If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a Redemption Date or maturity date, money sufficient to pay all principal, premium, if any, and accrued interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.
SECTION 1.10.Temporary Notes. In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Issuer may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form, and shall carry all rights, of Definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate Definitive Notes. After the preparation of Definitive Notes, the temporary Notes shall be exchangeable for Definitive Notes upon surrender of the temporary Notes at any office or agency maintained by the Issuer for that purpose and such exchange shall be without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Issuer shall execute, and the Trustee shall, upon receipt of an Issuer Order, authenticate and make available for delivery in exchange therefor, one or more Definitive Notes representing an equal principal amount of Notes. Until so exchanged, the Holder of temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a Holder of Definitive Notes.
SECTION 1.11.Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and dispose of such Notes in accordance with its internal policies and customary procedures (subject to the record retention requirements of the Exchange Act and the Trustee). If the Issuer or any Guarantor acquires any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.11. The Issuer may not issue new Notes to replace Notes it has paid or delivered to the Trustee for cancellation for any reason other than in connection with a transfer or exchange.
At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned by DTC to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.
SECTION 1.12.Payment of Interest; Defaulted Interest. Interest on any Note which is payable, and is punctually paid or duly provided for, on any interest payment date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the regular record date for such payment at the office or agency of the Issuer maintained for such purpose pursuant to Section 2.3.
Any interest on any Note which is payable, but is not paid when the same becomes due and payable and such nonpayment continues for a period of 30 days shall forthwith cease to be payable to the Holder on the regular record date, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Notes (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) shall be paid by the Issuer, at its election, as provided in clause (a) or (b) below:
(a)The Issuer may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on a Special Record Date (as defined below) for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Issuer shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date (not less than 30 days after such notice) of the proposed payment (the “Special Interest Payment Date”), and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this Section 2.12(a). Thereupon the Issuer shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which date shall be not more than twenty (20) calendar days and not less than fifteen (15) calendar days prior to the Special Interest Payment Date and not less than ten (10) calendar days after the receipt by the Trustee of the notice of the proposed payment. The Issuer shall promptly notify the Trustee in writing of such Special Record Date, and in the name and at the expense of the Issuer, the Trustee shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 12.1, not less than ten (10) calendar days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the provisions in Section 2.12(b).
(b)The Issuer may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after written notice given by the Issuer to the Trustee of the proposed payment pursuant to this Section 2.12(b), such manner of payment shall be deemed practicable by the Trustee.
Subject to the foregoing provisions of this Section 2.12, each Note delivered under this Indenture upon registration of, transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.
SECTION 1.13.CUSIP and ISIN Numbers.
The Issuer in issuing the Notes may use “CUSIP” and “ISIN” numbers and, if so, the Trustee shall use “CUSIP” and “ISIN” numbers in notices of redemption or purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or purchase shall not be affected by any defect in or omission of such CUSIP and ISIN numbers. The Issuer shall promptly notify the Trustee in writing of any change in the CUSIP and ISIN numbers.
ARTICLE III

COVENANTS
SECTION 1.1.Payment of Notes. The Issuer shall promptly pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if by 11:00 a.m. Eastern time on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.
The Issuer shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.
Notwithstanding anything to the contrary contained in this Indenture, the Issuer may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments hereunder.
SECTION 1.2.Limitation on Indebtedness.
(a)The Company shall not, and shall not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and any of its Restricted Subsidiaries may Incur Indebtedness (including Acquired Indebtedness) if on the date of such Incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds thereof), the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries is greater than 2.00 to 1.00.
(b)Section 3.2(a) will not prohibit the Incurrence of the following Indebtedness (collectively, “Permitted Debt”):
(1)Indebtedness under any Credit Facility in the form of revolving credit loans (including letters of credit or bankers’ acceptances issued or created under any

Credit Facility), and Guarantees in respect of such Indebtedness, up to an aggregate principal amount at the time of Incurrence not exceeding the sum of (i) $150.0 million plus (ii) in the case of any refinancing, replacement, extension, renewal or restructuring of any Indebtedness permitted under this clause or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees or similar fees) Incurred or payable in connection with such refinancing, and any Refinancing Indebtedness in respect thereof; provided that the aggregate amount of Indebtedness incurred by Non-Guarantors outstanding at any one time pursuant to this clause (1) shall not exceed $25.0 million;
(2)Guarantees by the Company or any Restricted Subsidiary of Indebtedness or other obligations of the Company or any Restricted Subsidiary (other than Indebtedness incurred pursuant to clause (16) of this Section 3.2(b)) so long as the Incurrence of such Indebtedness or other obligations is not prohibited by the terms of this Indenture and, in the case of any Guarantee of Subordinated Indebtedness, such Guarantee is subordinated to the Notes to same degree as the Indebtedness so guaranteed;
(3)Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary; provided, however, that:
(i)any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary; and
(ii)any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary, shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be; provided, further, that (x) if the Company is the obligor on such Indebtedness and such Indebtedness is held by a Non-Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of the Company with respect to the Notes and (y) if a Guarantor is the obligor on such Indebtedness and such Indebtedness is held by a Non-Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such Guarantor with respect to its Guarantee of the Notes;
(4)Indebtedness represented by (a) the Notes (other than any Additional Notes), including any Guarantee thereof, (b) any Indebtedness (other than Indebtedness Incurred pursuant to clauses (1) and (3) of this Section 3.2(b)) outstanding on the Issue Date and any Guarantees thereof and (c) Refinancing Indebtedness (including, with respect to the Notes, and any Guarantee thereof) Incurred in respect of any Indebtedness described in this clause (4) or clause (2) or (5) of this Section 3.2(b) or Incurred pursuant to Section 3.2(a).
(5)Indebtedness of (x) the Company or any Restricted Subsidiary Incurred or issued to finance an acquisition or (y) Persons that are acquired by the Company or any Restricted Subsidiary or merged into, amalgamated or consolidated with the Company or a Restricted Subsidiary in accordance with the terms of this Indenture; provided that the aggregate outstanding principal amount of such Indebtedness, together with any Refinancing Indebtedness in respect thereof, does not exceed (i) the greater of (A) $100.0 million and (B) 5.0% of Market Capitalization at the time of incurrence, plus (ii)

unlimited additional Indebtedness if after giving pro forma effect to such acquisition, merger, amalgamation or consolidation, either:
(a)the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 3.2(a); or
(b)[reserved]; or
(c)such Indebtedness constitutes Acquired Indebtedness (other than Indebtedness Incurred in contemplation of the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary); provided that, in the case of this clause (c), the only obligors with respect to such Indebtedness shall be those Persons who were obligors of such Indebtedness prior to such acquisition, merger or consolidation;
(6)Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);
(7)Indebtedness represented by Finance Lease Obligations, Purchase Money Obligations or Sale and Leaseback Transactions (in each case, without duplications) in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause and then outstanding, does not exceed the greater of (A) $100.0 million and (B) 5.0% of Market Capitalization at the time of Incurrence, plus an unlimited principal amount, so long as, at the time of such Incurrence the Consolidated Secured Leverage Ratio does not exceed 2.5 to 1.0; and any Refinancing Indebtedness in respect thereof;
(8)Indebtedness in respect of (i) workers’ compensation claims, self-insurance obligations, customer guarantees, performance, indemnity, surety, judgment, appeal, advance payment, customs, value added or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Company or a Restricted Subsidiary or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business or consistent with past practice, (ii) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with past practice; provided, however, that such Indebtedness is extinguished within five (5) Business Days of Incurrence, (iii) customer deposits and advance payments received in the ordinary course of business or consistent with past practice from customers for goods or services purchased in the ordinary course of business or consistent with past practice, (iv) letters of credit, bankers’ acceptances, warehouse receipts, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business or consistent with past practice and (v) any customary treasury, depositary, cash management, automatic clearinghouse arrangements, overdraft protections, credit or debit card, purchase card, electronic funds transfer, cash pooling or netting or setting off arrangements or similar arrangements in the ordinary course of business or consistent with past practice;
(9)Indebtedness arising from agreements providing for guarantees, indemnification, obligations in respect of earn-outs or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Capital Stock of a Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition); provided that the maximum liability of the Company and its Restricted Subsidiaries in respect of all such Indebtedness in connection with a disposition shall at no time exceed the gross proceeds, including the fair market value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Company and its Restricted Subsidiaries in connection with such disposition;
(10)Escrowed Indebtedness; provided that the release from escrow of such Indebtedness of the Company or a Restricted Subsidiary shall be deemed to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, and from and after such release such Indebtedness shall no longer constitute Escrowed Indebtedness;
(11)Indebtedness of Non-Guarantors in an aggregate amount not to exceed $10.0 million, and any Refinancing Indebtedness in respect thereof;
(12)Indebtedness of the Company or any of its Restricted Subsidiaries consisting of the financing of insurance premiums;
(13)Indebtedness in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause and then outstanding, will not exceed the greater of (i) $50.0 million and (ii) 2.5% of Market Capitalization;
(14)[reserved];
(15)any obligation, or guaranty of any obligation, of the Company or any Restricted Subsidiary to reimburse or indemnify a Person extending credit to customers of the Company or a Restricted Subsidiary incurred in the ordinary course of business or consistent with past practice for all or any portion of the amounts payable by such customers to the Person extending such credit;
(16)Convertible Indebtedness of the Company; provided (i) that no Subsidiary will provide Guarantees of such Indebtedness, (ii) such Indebtedness has a final maturity date that is not earlier than, and provides for no scheduled payments of principal prior to, the date that is 91 days after the final Stated Maturity of the Notes (other than through conversion or exchange of any such Indebtedness for Capital Stock (other than Disqualified Stock) of the Company, (iii) the terms, conditions and covenants of such Indebtedness shall be such as are typical and customary for Indebtedness of such type, (iv) such Indebtedness is subordinated in right of payment to the Notes and all Obligations with respect to the Notes on terms customary at the time for convertible subordinated debt securities and (v) no Event of Default shall have occurred and be continuing;
(17)Pari Passu Indebtedness (including Additional Notes) and Subordinated Indebtedness not to exceed at any time $350.0 million in aggregate principal amount (excluding, for the avoidance of doubt, the aggregate principal amount of the Notes issued on the Issue Date);
(18)Indebtedness of the Company or any of its Restricted Subsidiaries deemed to exist pursuant to the terms of a joint venture agreement as a result of a failure of the Company or such Restricted Subsidiary to make a required capital contribution therein; provided that the only recourse on such Indebtedness is limited to the Company’s or such Restricted Subsidiary’s equity interests in the related joint venture;

(19)Indebtedness incurred by the Company or any of the Restricted Subsidiaries to the extent that the net proceeds thereof are promptly deposited with the Trustee to satisfy and discharge the Notes in accordance with this Indenture; and
(20)Indebtedness, Disqualified Stock or Preferred Stock of the Company or any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 100% of the net cash proceeds received by the Company after the Issue Date from the issue or sale of Equity Interests of the Company or cash contributed to the capital of the Company (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Company or any of its Subsidiaries) as determined in accordance with Section 3.3(a)(4)(iii)(B) to the extent such net cash proceeds or cash have not been applied pursuant to such clause to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 3.3(a)(4)(iii) or to make Permitted Investments (other than Permitted Investments specified in clauses (1), (2) and (3) of the definition thereof).
(c)For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 3.2:
(1)in the event that all or any portion of any item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 3.2(a) and Section 3.2(b), the Company, in its sole discretion, shall classify, and may from time to time reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in Section 3.2(a) or one of the clauses of Section 3.2(b);
(2)additionally, all or any portion of any item of Indebtedness may later be reclassified as having been Incurred pursuant to any type of Indebtedness described in Section 3.2(a) or Section 3.2(b) so long as such Indebtedness is permitted to be Incurred pursuant to such provision and any related Liens are permitted to be Incurred at the time of reclassification;
(3)in the case of any Refinancing Indebtedness, when measuring the outstanding amount of such Indebtedness, such amount shall not include the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees or similar fees) Incurred or payable in connection with such refinancing;
(4)Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;
(5)if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to Section 3.2(a) or any clause of Section 3.2(b) and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;
(6)the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(7)Indebtedness permitted by this Section 3.2 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 3.2 permitting such Indebtedness;
(8)in the event that the Company or a Restricted Subsidiary enters into or increases commitments under a revolving credit facility, enters into any commitment to Incur or issue Indebtedness, Disqualified Stock or Preferred Stock or commits to Incur any Lien pursuant to clause (31) of the definition of “Permitted Liens,” the incurrence or issuance thereof for all purposes under this Indenture, including without limitation for purposes of calculating the Fixed Charge Coverage Ratio, the Consolidated Secured Leverage Ratio or the Consolidated Total Leverage Ratio, as applicable, or usage of clauses (1) through (20) of Section 3.2(b) (if any) for borrowings and reborrowings thereunder (and including issuance and creation of letters of credit and bankers’ acceptances thereunder) will, at the Company’s option, either (a) be determined on the date of such revolving credit facility or such entry into or increase in commitments (assuming that the full amount thereof has been borrowed as of such date) or other Indebtedness, Disqualified Stock or Preferred Stock, and, if such Fixed Charge Coverage Ratio, the Consolidated Secured Leverage Ratio or the Consolidated Total Leverage Ratio, as applicable, test or other provision of this Indenture is satisfied with respect thereto at such time, any borrowing or reborrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) will be permitted under this Section 3.2 irrespective of the Fixed Charge Coverage Ratio, the Consolidated Secured Leverage Ratio or the Consolidated Total Leverage Ratio, as applicable, or other provision of this Indenture at the time of any borrowing or reborrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder) (the committed amount permitted to be borrowed or reborrowed (and the issuance and creation of letters of credit and bankers’ acceptances) on a date pursuant to the operation of this clause (a) shall be the “Reserved Indebtedness Amount” as of such date for purposes of the Fixed Charge Coverage Ratio, the Consolidated Secured Leverage Ratio or the Consolidated Total Leverage Ratio, as applicable), or (b) be determined on the date such amount is borrowed pursuant to any such facility or increased commitment, and in each case, the Company may revoke such determination at any time and from time to time;
(9)in the event that the Company or a Restricted Subsidiary (x) incurs Indebtedness to finance an acquisition or (y) assumes Indebtedness of Persons that are acquired by the Company or any Restricted Subsidiary or merged into the Company or a Restricted Subsidiary in accordance with the terms of this Indenture, the date of determination of the Fixed Charge Coverage Ratio, the Consolidated Secured Leverage Ratio or the Consolidated Total Leverage Ratio, as applicable, shall, at the option of the Company, be (a) the date that a definitive agreement for such acquisition is entered into and the Fixed Charge Coverage Ratio, the Consolidated Secured Leverage Ratio or the Consolidated Total Leverage Ratio, as applicable, shall be calculated giving pro forma effect to such acquisition and any actions or transactions related thereto (including acquisitions, Investments, the Incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof) consistent with the definition of the Fixed Charge Coverage Ratio, the Consolidated Secured Leverage Ratio or the Consolidated Total Leverage Ratio, as applicable, and, for the avoidance of doubt, (A) if any such ratios are thereafter exceeded as a result of fluctuations in such ratio (including due to fluctuations in the Consolidated EBITDA of the Company or the target company) at or prior to the consummation of the relevant acquisition, such ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether such acquisition and any related transactions are permitted hereunder and (B) such ratios shall not be tested at the time of consummation of such acquisition or related transactions; provided, further, that if the Company elects to have such determinations occur at the time of entry into such definitive agreement, (i) any such transaction shall be deemed to have occurred on the date the definitive agreement is entered into and to be outstanding thereafter for purposes of calculating any ratios under this Indenture after the date of such agreement and before the earlier of the date of consummation of such acquisition or the date such agreement is terminated or expires without consummation of such acquisition and (ii) to the extent any covenant baskets were utilized in satisfying any covenants, such baskets shall no longer be deemed utilized if such agreement is terminated or expires without consummation of such acquisition, but any calculation of Consolidated EBITDA for purposes of other incurrences of Indebtedness or Liens or making of Restricted Payments (not related to such acquisition) shall not reflect such acquisition until it has been consummated or (b) the date such Indebtedness is Incurred or assumed; and
(10)notwithstanding anything in this Section 3.2 to the contrary, in the case of any Indebtedness incurred to refinance Indebtedness initially incurred in reliance on a clause of Section 3.2(b) measured by reference to a percentage of Total Revenue at the time of Incurrence, if such refinancing would cause the percentage of Total Revenue restriction to be exceeded if calculated based on the percentage of Total Revenue on the date of such refinancing, such percentage of Total Revenue restriction shall not be deemed to be exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus premiums (including tender premiums), defeasance, costs and fees in connection with such refinancing.
Accrual of interest (other than payment-in-kind interest), accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP, will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 3.2.
If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 3.2, the Company shall be in default of this Section 3.2).
For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness, the Dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided, that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (a) the principal amount of such Indebtedness being refinanced plus (b) the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees or similar fees) Incurred or payable in connection with such refinancing.
Notwithstanding any other provision of this Section 3.2, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this Section 3.2 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.

The Company shall not, and shall not permit any Guarantor to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Note Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Guarantor, as the case may be; provided that for purposes of this Indenture, (1) unsecured Indebtedness shall not be treated as subordinated or junior to Secured Indebtedness merely because it is unsecured and (2) senior Indebtedness shall not be treated as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral or is secured by different collateral or because it is guaranteed by different obligors.
SECTION 1.3.Limitation on Restricted Payments.
(a)The Company shall not, and shall not permit any of the Restricted Subsidiaries, directly or indirectly, to:
(1)declare or pay any dividend or make any distribution on or in respect of the Company’s or any Restricted Subsidiary’s Capital Stock (including any such payment in connection with any merger or consolidation involving the Company or any of the Restricted Subsidiaries) except:
(i)dividends or distributions payable in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company; and
(ii)dividends or distributions payable to the Company or a Restricted Subsidiary (and, in the case of the Company or any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than the Company or another Restricted Subsidiary on no more than a pro rata basis);
(2)purchase, repurchase, redeem, retire or otherwise acquire or retire for value any Capital Stock of the Company held by Persons other than the Company or a Restricted Subsidiary;
(3)purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than (i) any such purchase, repurchase, redemption, defeasance or other acquisition or retirement in satisfaction of a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement and (ii) any Indebtedness Incurred pursuant to Section 3.2(b)(3)); or
(4)make any Restricted Investment;
(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) are referred to herein as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:
(i)in the case of a Restricted Payment other than a Restricted Investment, an Event of Default shall have occurred and be continuing (or would immediately thereafter result therefrom);

(ii)in the case of a Restricted Payment other than a Restricted Investment, the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to Section 3.2(a) immediately after giving effect, on a pro forma basis, to such Restricted Payment; or
(iii)the aggregate amount of such Restricted Payment and all other Restricted Payments made subsequent to the Issue Date (and not returned or rescinded) (including Permitted Payments made pursuant to Section 3.3(b)(1) (without duplication) and Section 3.3(b)(8)(b), but excluding all other Restricted Payments permitted by Section 3.3(b)) would exceed the sum of (without duplication):
(A)100% of Consolidated EBITDA (whether positive or negative) minus 140% of Consolidated Interest Expense each as determined for the period (treated as one accounting period) from the first day of the first fiscal quarter of the Company after the Issued Date for which Consolidated EBITDA minus 140.0% of Consolidated Interest Expense is greater than zero to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements of the Company are available, which consolidated financial statements have been prepared and provided as required herein;
(B)100% of the aggregate amount of cash, and the fair market value of property or assets or marketable securities, received by the Company from the issue or sale of its Capital Stock subsequent to the Issue Date or otherwise contributed to the equity (in each case other than through the issuance of Disqualified Stock or Designated Preferred Stock or in a Permitted Warrant Transaction) of the Company subsequent to the Issue Date (other than (x) Net Cash Proceeds or property or assets or marketable securities received from an issuance or sale of such Capital Stock to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary, (y) cash or property or assets or marketable securities to the extent that any Restricted Payment has been made from such proceeds in reliance on Section 3.3(b)(7) and (z) Excluded Contributions);
(C)100% of the aggregate amount of cash, and the fair market value of property or assets or marketable securities, received by the Company or any Restricted Subsidiary from the issuance or sale (other than to the Company or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary) by the Company or any Restricted Subsidiary subsequent to the Issue Date of any Indebtedness, Disqualified Stock or Designated Preferred Stock that has been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock or Designated Preferred Stock) plus, without duplication, the amount of any cash, and the fair market value of property or assets or marketable securities, received by the Company or any Restricted Subsidiary upon such conversion or exchange, less any cash payable upon such conversion or exchange (to the extent such cash payments otherwise comply with this Indenture) other than cash in lieu of any fractional share;

(D)the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person resulting from: (i) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or the Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or the Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Company or the Restricted Subsidiaries, in each case after the Issue Date; or (ii) the sale (other than to the Company or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than to the extent of the amount of the Investment that constituted a Permitted Investment or was made under Section 3.3(b)(14) and will increase the amount available under the applicable clause of the definition of “Permitted Investment” or Section 3.3(b)(14), as the case may be) or a dividend from a Person that is not a Restricted Subsidiary after the Issue Date, which amount in each case under this clause (iv) was previously included in the calculation of the amount of Restricted Payments; provided that no amounts will be included in this clause (D) to the extent such amounts are included in Consolidated EBITDA; and
(E)in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Company or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Company or a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred), as determined in good faith by the Company at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation or consolidation or transfer of assets (after taking into consideration any Indebtedness associated with the Unrestricted Subsidiary so designated or merged, amalgamated or consolidated or Indebtedness associated with the assets so transferred), other than to the extent of the amount of the Investment that constituted a Permitted Investment or was made under Section 3.3(b)(14) and will increase the amount available under the applicable clause of the definition of “Permitted Investment” or Section 3.3(b) (14), as the case may be.
(b)Section 3.3(a) will not prohibit any of the following (collectively, “Permitted Payments”):
(1)the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Indenture or the redemption, repurchase or retirement of Indebtedness if, at the date of any redemption notice, such payment would have complied with the provisions of this Indenture as if it were and is deemed at such time to be a Restricted Payment at the time of such notice;
(2)(a) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock (“Treasury Capital Stock”) or Subordinated Indebtedness made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of,

Capital Stock of the Company (other than Disqualified Stock or Designated Preferred Stock) (“Refunding Capital Stock”) or a substantially concurrent contribution to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock or through an Excluded Contribution) of the Company; provided, however, that to the extent so applied, the Net Cash Proceeds, or fair market value of property or assets or of marketable securities, from such sale of Capital Stock or such contribution will be excluded from Section 3.3(a)(4)(iii) and (b) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under Section 3.3(b)(11), the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;
(3)the repurchase of Equity Interests deemed to occur upon the exercise, conversion or exchange of stock options, warrants, other rights to acquire Equity Interests or other convertible or exchangeable securities if such Equity Interests represent all or a portion of the exercise price thereof or upon the grant, vesting or exercise of restricted stock, restricted stock units or similar equity incentives to satisfy tax withholding or similar tax obligations with respect thereto;
(4)any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness permitted to be Incurred pursuant to Section 3.2;
(5)any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Preferred Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Preferred Stock of the Company or a Restricted Subsidiary (in each case, other than Disqualified Stock), as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 3.2;
(6)any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary:
(i)from Net Available Cash to the extent permitted under Section 3.5, but only if the Company shall have first complied with Section 3.5 and purchased all Notes tendered pursuant to any offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock; or
(ii)to the extent required by the agreement governing such Subordinated Indebtedness, Disqualified Stock or Preferred Stock, following the occurrence of (A) a Change of Control (or other similar event described therein as a “change of control”) or (B) an Asset Disposition (or other similar event described therein as an “asset disposition” or “asset sale”), but only if the Company shall have first complied with Section 3.5 or Section 3.9, as applicable, and purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock; or

(iii)consisting of Acquired Indebtedness (other than Indebtedness Incurred (A) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary or (B) otherwise in connection with or contemplation of such acquisition);
(7)a Restricted Payment to pay for the repurchase, redemption or other acquisition or retirement for value of Capital Stock (other than Disqualified Stock) of the Company held by any future, present or former employee, director or consultant of the Company or any of its Subsidiaries (or permitted transferees, assigns, estates, trusts or heirs of such employee, director, contractor or consultant) either pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or upon the termination of such employee, director, contractor or consultant’s employment or directorship; provided, however, that the aggregate Restricted Payments made under this clause do not exceed (x) $12.5 million in any calendar year (with any unused amount of such $12.5 million in any calendar year being carried over solely to the immediately succeeding calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed:
(i)the cash proceeds from the sale of Capital Stock (other than Disqualified Stock or Designated Preferred Stock or Excluded Contributions) of the Company to members of management, directors or consultants of the Company or any of its Subsidiaries that occurred after the Issue Date, to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of Section 3.3(a)(4)(iii); plus
(ii)the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the Issue Date; less
(iii)the amount of any Restricted Payments made in previous calendar years pursuant to clauses (i) and (ii) of this clause (7);
and provided further that the repurchase of Capital Stock deemed to occur upon the exercise of options, warrants or similar instruments issued pursuant to any equity incentive plan approved by the Board of Directors if such Capital Stock represents all or a portion of the exercise price thereof or payments, in lieu of the issuance of fractional Capital Stock or withholding to pay other taxes payable in connection therewith, will not be deemed to constitute a Restricted Payment for purposes of this Section 3.3 or any other provision of this Indenture;
(8)(a) the declaration and payment of dividends on Disqualified Stock, or Preferred Stock of the Company or a Restricted Subsidiary, outstanding on the Issue Date or Incurred in accordance with Section 3.2; or (b) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to Section 3.3(b)(2);
(9)payments made or expected to be made by the Company or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of Capital Stock by any future, present or former employee, director, officer, contractor or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company or any Restricted Subsidiary and purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise, conversion or exchange of stock options, warrants or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof and payments in respect of withholding or similar taxes payable upon exercise or vesting thereof;
(10)Restricted Payments that are made with Excluded Contributions;
(11)(i) the declaration and payment of dividends on Designated Preferred Stock of the Company issued after the Issue Date; and (ii) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock; provided, however, that, in the case of clause (i), the amount of all dividends declared or paid to a Person pursuant to such clauses shall not exceed the cash proceeds received by the Company or the aggregate amount contributed in cash to the equity of the Company (other than through the issuance of Disqualified Stock or an Excluded Contribution of the Company), from the issuance or sale of such Designated Preferred Stock; provided further, in the case of clauses (i) and (ii), that for the most recently ended four fiscal quarters for which consolidated financial statements are available (which may be internal financial statements) immediately preceding the date of issuance of such Designated Preferred Stock or declaration of such dividends on such Refunding Capital Stock, after giving effect to such payment on a pro forma basis the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the test set forth in Section 3.2(a);
(12)distributions, by dividend or otherwise, or other transfer or disposition of shares of Capital Stock , of equity interests in, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, substantially all the assets of which are cash and Cash Equivalents) or proceeds thereof;
(13)[reserved];
(14)Restricted Payments (including loans or advances) in an aggregate amount outstanding at the time made not to exceed $25.0 million at such time;
(15)mandatory redemptions of Disqualified Stock issued as a Restricted Payment or as consideration for a Permitted Investment;
(16)payments or distributions to dissenting stockholders pursuant to applicable law (including in connection with, or as a result of, exercise of appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, that complies with the covenant described under Section 4.1;
(17)the purchase of any Permitted Bond Hedge Transaction;
(18)the making of cash payments in connection with any conversion of Convertible Indebtedness in an aggregate amount since the date of this indenture not to exceed the sum of (a) the principal amount of such Convertible Indebtedness plus (b) any payments received by the Company or any of its Restricted Subsidiaries pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction; and
(19)(a) any payments in connection with a Permitted Bond Hedge Transaction and (b) the settlement of any related Permitted Warrant Transaction (i) by delivery of shares of the Company’s common stock upon settlement thereof or (ii) by (A) set-off against the related Permitted Bond Hedge Transaction or (B) payment of an early termination amount thereof in common stock upon any early termination thereof.
For purposes of determining compliance with this Section 3.3, in the event that a Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Permitted Payments described in Sections 3.3(b)(1) through (19), or is permitted pursuant to Section 3.3(a) and/or one or more of the clauses contained in the definition of “Permitted Investments”, the Company will be entitled to classify such Restricted Payment or Investment (or portion thereof) on the date of its payment or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment or Investment (or portion thereof) in any manner that complies with this Section 3.3, including as an Investment pursuant to one or more of the clauses contained in the definition of “Permitted Investments.”
The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment, property or assets other than cash shall be determined conclusively by the Company acting in good faith.
In connection with any commitment, definitive agreement or similar event relating to an Investment, the Company or applicable Restricted Subsidiary may designate such Investment as having occurred on the date of the commitment, definitive agreement or similar event relating thereto (such date, the “Election Date”) if, after giving pro forma effect to such Investment and all related transactions in connection therewith and any related pro forma adjustments, the Company or any of its Restricted Subsidiaries would have been permitted to make such Investment on the relevant Election Date in compliance with this Indenture, and any related subsequent actual making of such Investment will be deemed for all purposes under this Indenture to have been made on such Election Date, including, without limitation, for purposes of calculating any ratio, compliance with any test, usage of any baskets hereunder (if applicable) and EBITDA and for purposes of determining whether there exists any Default or Event of Default (and all such calculations on and after the Election Date until the termination, expiration, passing, rescission, retraction or rescindment of such commitment, definitive agreement or similar event shall be made on a pro forma basis giving effect thereto and all related transactions in connection therewith).
For the avoidance of doubt, this Section 3.3 shall not restrict the making of any “AHYDO catch-up payment” with respect to, and required by the terms of, any Indebtedness of the Company or any of its Restricted Subsidiaries permitted to be Incurred under this Indenture.
SECTION 1.4.Limitation on Restrictions on Distributions from Restricted Subsidiaries.
(a)The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:
(1)pay dividends or make any other distributions in cash or otherwise on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary;
(2)make any loans or advances to the Company or any Restricted Subsidiary; or

(3)sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary;
provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction; provided further that the issuance of such Preferred Stock and the incurrence of such Indebtedness, including payments thereon, otherwise comply with this Indenture.
(b)The provisions of Section 3.4(a) shall not prohibit:
(1)any encumbrance or restriction pursuant to (a) any Credit Facility or (b) any other agreement or instrument, in each case, in effect at or entered into on or prior to the Issue Date;
(2)any encumbrance or restriction pursuant to this Indenture, the Notes, the Collateral Documents, the Intercreditor Agreement or the Note Guarantees;
(3)any encumbrance or restriction pursuant to applicable law, rule, regulation, order or requirement, including any such law, rule, regulation, order or requirement applicable in connection with such Restricted Subsidiary’s status (or the status of any Subsidiary of such Restricted Subsidiary) as a Captive Insurance Subsidiary;
(4)any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary, or was designated as a Restricted Subsidiary or on which such agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by the Company or was merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary or entered into in contemplation of or in connection with such transaction) and outstanding on such date; provided that, for the purposes of this clause (4), if another Person is the Successor Company, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Company or any Restricted Subsidiary when such Person becomes the Successor Company;
(5)any encumbrance or restriction: (a) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract or agreement, or the assignment or transfer of any lease, license or other contract or agreement; (b) contained in mortgages, pledges, charges or other security agreements permitted under this Indenture and the Collateral Documents or securing Indebtedness of the Company or a Restricted Subsidiary permitted under this Indenture and the Collateral Documents to the extent such encumbrances or restrictions restrict the transfer or encumbrance of the property or assets subject to such mortgages, pledges, charges or other security agreements; (c) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Company or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business or consistent with past practice; provided that such agreement prohibits the encumbrance of solely the property or assets of the Company or such Restricted Subsidiary that are subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Company or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary; or (d) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;
(6)any encumbrance or restriction pursuant to Purchase Money Obligations and Finance Lease Obligations permitted under this Indenture and the Collateral Documents, in each case, that impose encumbrances or restrictions on the subject property;
(7)any encumbrance or restriction imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all the Capital Stock or assets of the Company or any Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;
(8)customary provisions in leases, licenses, shareholder agreements, asset sale agreements, sale-leaseback agreements, joint venture agreements, organizational documents and other similar agreements and instruments;
(9)encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, or required by any regulatory authority;
(10)any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business or consistent with past practice;
(11)any encumbrance or restriction pursuant to Hedging Obligations;
(12)other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be Incurred or issued subsequent to the Issue Date pursuant to Section 3.2 that impose restrictions solely on the Foreign Subsidiaries party thereto or their Subsidiaries;
(13)[reserved];
(14)any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness, permitted to be Incurred subsequent to the Issue Date pursuant to Section 3.2 if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders than in comparable financings (as determined in good faith by the Company) and where either (a) the Company determines at the time of entry into such agreement or instrument that such encumbrances or restrictions will not adversely affect, in any material respect, the Company’s ability to make principal or interest payments on the Notes or (b) such encumbrance or restriction applies only during the continuance of a default relating to such agreement or instrument;
(15)any encumbrance or restriction existing by reason of any lien permitted under Section 3.6;

(16)any restriction or encumbrance contained in contracts for the sale of assets to be consummated in accordance with this Indenture solely in respect of the assets to be sold pursuant to such contract;
(17)restrictions on cash or other deposits or net worth made to secure letters of credit or surety or other bonds issued in connection therewith or imposed by customers or suppliers under contracts entered into in the ordinary course of business; or
(18)any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in clauses (1) to (17) of this Section 3.4(b) or this clause (18) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an agreement referred to in clauses (1) to (17) of this Section 3.4(b) or this clause (18); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the Holders taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by the Company).
SECTION 1.5.Limitation on Sales of Assets and Subsidiary Stock.
(a)The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:
(1)the Company or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any Indebtedness (other than Subordinated Indebtedness or Disqualified Stock)) at least equal to the fair market value (such fair market value to be determined, in each case, on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Company, of the shares and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap);
(2)in any such Asset Disposition, or series of related Asset Dispositions (except to the extent the Asset Disposition is a Permitted Asset Swap), with a purchase price in excess of 5.0% of Total Assets, at least 75% of the consideration from such Asset Disposition, together with all other Asset Dispositions since the Issue Date (on a cumulative basis), (including by way of relief from, or by any other Person assuming responsibility for, any Indebtedness (other than Subordinated Indebtedness or Disqualified Stock)) received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and
(3)an amount equal to 100.0% of the Net Available Cash from such Asset Disposition is applied:
(i)to the extent the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness), (A) to reduce, prepay, repay or purchase any Indebtedness that constitutes Waterfall Priority Obligations, (B) in the case of an Asset Disposition with respect to assets that do not constitute Collateral, to reduce, prepay, repay or purchase any Secured Indebtedness (other than any Indebtedness that is secured by Liens that by their terms are expressly junior in priority to the Liens securing the Notes), (C) to reduce, prepay, repay or purchase First Priority Indebtedness, (D) to make an offer (in accordance with the procedures set forth below for an Asset Disposition Offer) to redeem Notes pursuant to Section 5.6 or purchase Notes through open-market purchases or in privately negotiated transactions, or (E) to reduce, prepay, repay or purchase any Indebtedness of a Non-Guarantor (in each case, other than Indebtedness owed to the Company or any Restricted Subsidiary), within 365 days from the later of (x) the date of such Asset Disposition and (y) the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (i), the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be reduced in an amount equal to the principal amount so prepaid, repaid or purchased; provided further, that, in addition to the foregoing, the Net Available Cash from an Asset Disposition of Collateral may not be applied to prepay, repay or purchase any Indebtedness; other than First Priority Obligations;
(ii)to the extent the Company or any Restricted Subsidiary elects, (A) to invest in or commit to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary equal to the amount of Net Available Cash received by the Company or another Restricted Subsidiary); or (B) to invest (including capital expenditures) in any one or more businesses, properties or assets that replace the businesses, properties and/or assets that are the subject of such Asset Disposition, with any such investment made by way of a capital or other lease valued at the present value of the minimum amount of payments under such lease (as reasonably determined by the Company), in either case within 365 days from the later of (x) the date of such Asset Disposition and (y) the receipt of such Net Available Cash; provided, however, that a binding agreement shall be treated as a permitted application of Net Available Cash from the date of such commitment with the good faith expectation that an amount equal to Net Available Cash will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event of any Acceptable Commitment is later cancelled or terminated for any reason before such amount is applied in connection therewith, the Company or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such amount is applied, then such Net Available Cash shall constitute Excess Proceeds; and/or
(iii)any combination of the foregoing; and
(4)if such Asset Disposition involves the disposition of Collateral, the Company or such Restricted Subsidiary has complied with the applicable provisions of this Indenture and the Collateral Documents;
provided that, (1) pending the final application of the amount of any such Net Available Cash in accordance with clause (i) or (ii) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise use such Net Available Cash in any manner not prohibited by this Indenture; and (2) the Company (or any Restricted Subsidiary, as the case may be) may elect to invest in Additional Assets prior to receiving the Net Available Cash attributable to any given Asset Disposition (provided that such investment shall be made no earlier than the earliest of notice to the Trustee of the relevant Asset Disposition, execution of a definitive agreement for the relevant Asset Disposition, and consummation of the relevant Asset Disposition) and deem the amount so invested to be applied pursuant to and in accordance with clause (ii) above with respect to such Asset Disposition.
The amount of any Net Available Cash from Asset Dispositions that is not applied or invested or committed to be applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds” under this Indenture. On the 366th day after the later of (x) an Asset Disposition or (y) the receipt of such Net Available Cash, or earlier if the Company elects, if the aggregate amount of Excess Proceeds under this Indenture exceeds (i) $12.5 million in the case of a single transaction or series of related transactions or (ii) $25.0 million aggregate amount in any fiscal year, the Company will within ten (10) Business Days be required to make an offer (“Asset Disposition Offer”) to all Holders of Notes issued under this Indenture and, to the extent the Company elects (or is otherwise required), to all holders of other outstanding First Priority Obligations (and only to the extent the Excess Proceeds are greater than the outstanding First Priority Obligations, Pari Passu Indebtedness), to purchase the maximum principal amount of Notes and any such First Priority Obligations (and, if applicable, Pari Passu Indebtedness) to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in respect of the Notes in an amount equal to 100% of the principal amount of the Notes, the First Priority Obligations (and, if applicable, Pari Passu Indebtedness), in each case plus accrued and unpaid interest to, but not including, the date of purchase, in accordance with the procedures set forth in this Indenture or the agreements governing the First Priority Obligations (and, if applicable, Pari Passu Indebtedness), as applicable, and with respect to the Notes, in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. The Company will deliver notice of such Asset Disposition Offer electronically or by first-class mail, with a copy to the Trustee, the Paying Agent and each Holder of Notes at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of DTC, describing the transaction or transactions that constitute the Asset Disposition and offering to repurchase the Notes for the specified purchase price on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by this Indenture and described in such notice. The Company may satisfy the foregoing obligations with respect to any Net Available Cash from an Asset Disposition by making an Asset Disposition Offer with respect to all Net Available Cash prior to the expiration of the relevant 365 days (or such longer period provided above) or with respect to any unapplied Excess Proceeds.
(b)To the extent that the aggregate amount of Notes, First Priority Obligations (and, if applicable, Pari Passu Indebtedness) so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds (“Declined Excess Proceeds”), the Company may use any remaining Declined Excess Proceeds for any purpose not prohibited in this Indenture. If the aggregate principal amount of the Notes surrendered in any Asset Disposition Offer by Holders and other First Priority Obligations surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Company shall allocate the Excess Proceeds among the Notes and First Lien Obligations to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and First Priority Obligations; provided that no Notes or other First Lien Obligations will be selected and purchased in an unauthorized denomination. Upon completion of any Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero. Additionally, the Company may, at its option, make an Asset Disposition Offer using proceeds from any Asset Disposition at any time after the consummation of such Asset Disposition. Upon consummation or expiration of any Asset Disposition Offer, any remaining Net Available Cash shall not be deemed Excess Proceeds and the Company may use such Net Available Cash for any purpose not prohibited by this Indenture. To the extent that any portion of Net Available Cash payable in respect of the Notes is denominated in a currency other than Dollars, the amount thereof payable in respect of the Notes shall not exceed the net amount of funds in Dollars that is actually received by the Company upon converting such portion into Dollars.

(c)Notwithstanding any other provisions of this Section 3.5,
(i)to the extent that any of or all the Net Available Cash of any Asset Disposition by a Foreign Subsidiary (a “Foreign Disposition”) is (x) prohibited or delayed by applicable local law, (y) restricted by applicable organizational documents or any agreement or (z) subject to other onerous organizational or administrative impediments from being repatriated to the United States, the portion of such Net Available Cash so affected will not be required to be applied in compliance with this Section 3.5, and such amounts may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law documents or agreements will not permit repatriation to the United States (the Company hereby agreeing to use reasonable efforts (as determined in the Company’s reasonable business judgment) to otherwise cause the applicable Foreign Subsidiary to within one year following the date on which the respective payment would otherwise have been required, promptly take all actions reasonably required by the applicable local law, applicable organizational impediments or other impediment to permit such repatriation), and if within one year following the date on which the respective payment would otherwise have been required such repatriation of any of such affected Net Available Cash is permitted under the applicable local law, applicable organizational impediment or other impediment, such repatriation will be promptly effected and the amount of such repatriated Net Available Cash will be promptly (and in any event not later than five (5) Business Days after such repatriation could be made) applied (net of additional Taxes payable or reserved against as a result thereof) (whether or not repatriation actually occurs) in compliance with this Section 3.5; and
(ii)to the extent that the Company has determined in good faith that repatriation of any of or all the Net Available Cash of any Foreign Disposition would have an adverse Tax consequence (which for the avoidance of doubt, includes, but is not limited to, any prepayment whereby doing so the Company, any Restricted Subsidiary, or any of their respective affiliates and/or equity owners would incur a tax liability, including a tax dividend, an income inclusion pursuant to Section 956 of the Code (taking into account any applicable reduction of such inclusion pursuant to Section 1.956-1(a)(2) of the Treasury Regulations) or a withholding tax), the Net Available Cash so affected may be retained by the applicable Foreign Subsidiary. The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default.
(d)For the purposes of Section 3.5(a)(2), the following will be deemed to be cash:
(1)the assumption by the transferee of Indebtedness or other liabilities, contingent or otherwise, of the Company or a Restricted Subsidiary (other than Subordinated Indebtedness, unsecured Indebtedness or Indebtedness secured by a Lien on the Collateral that ranks junior to the Lien securing the Notes of the Company or a Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness or other liability in connection with such Asset Disposition;
(2)securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Disposition;

(3)consideration consisting of Indebtedness of the Company (other than Subordinated Indebtedness, unsecured Indebtedness or Indebtedness secured by a Lien on the Collateral that ranks junior to the Lien securing the Notes) received after the Issue Date from Persons who are not the Company or any Restricted Subsidiary; and
(4)any Designated Non-Cash Consideration received by the Company or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 3.5 that is at that time outstanding, not to exceed the greater of $132.5 million and 16.5% of Total Assets (with the fair market value of each item of Designated Non- Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).
(e)To the extent that the provisions of any securities laws, rules or regulations, including Rule 14e-1 under the Exchange Act, conflict with the provisions of this Indenture, the Company will comply with the applicable securities laws, rules and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.
(f)The provisions of this Indenture relative to the Company’s obligation to make an offer to repurchase the Notes as a result of an Asset Disposition may be waived or modified with the written consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding.
SECTION 1.6.Limitation on Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or permit to exist any Lien (the “Initial Lien”) on any of its assets or properties, in each case whether owned on the Issue Date or thereafter acquired, securing any Indebtedness, other than:
(1)in the case of any Initial Lien securing Collateral, such Initial Lien if such Initial Lien is a Permitted Lien; or
(2)in the case of any Initial Lien on any asset or property not constituting or required to become Collateral, such Initial Lien if (a) the Notes and the Note Guarantees are equally and ratably secured (subject to the Priority Waterfall) with (or on a senior basis to, in the case such Initial Lien secures any Subordinated Indebtedness) the obligations secured by such Initial Lien until such time as such obligations are no longer secured by such Initial Lien or (b) such Initial Lien is a Permitted Lien.
Any Lien created for the benefit of the Holders pursuant to clause (2) of the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien, which release and discharge, in the case of any sale of such asset or property, shall not affect any Lien that the Collateral Agent, the Trustee or any other authorized representative may have on the proceeds from such sale.
Notwithstanding anything to the contrary herein, the Company agrees not to designate or otherwise cause any Indebtedness secured by a Lien to constitute “Priority Secured Obligations” under the Intercreditor Agreement, other than any such Indebtedness incurred pursuant to and in compliance with Section 3.2(b)(1).
With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.
SECTION 1.7.Limitation on Guarantees.
(a)The Company shall cause each of its Domestic Subsidiaries (other than any Excluded Subsidiary) to, jointly and severally, unconditionally guarantee on a senior secured basis, subject to the Priority Waterfall, the obligations of the Company under the Notes and this Indenture (in each case consistent with provisions described in clauses (1) and (2) of this Section 3.7(a)). In addition to the restrictions set forth in Section 3.2(b), the Company shall not permit any of its Restricted Subsidiaries, other than a Guarantor, to Guarantee the payment of any Credit Facility permitted under Section 3.2(b)(1) or any capital markets debt securities, in each case of the Company or any Guarantor, unless:
(1)such Restricted Subsidiary within 60 days (i) executes and delivers a supplemental indenture to this Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Company or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes or such Guarantor’s Guarantee of the Notes and (ii) executes and delivers a supplement or joinder to the Collateral Documents or new Collateral Documents and takes all actions required thereunder to perfect the Liens created thereunder; and
(2)such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee until payment in full of Obligations under this Indenture.
provided that the requirements of this Section 3.7 shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.
(b)The Company may elect, in its sole discretion, to cause or allow, as the case may be, any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case, such Subsidiary shall not be required to comply with the 60day period described in Section 3.7(a) and such Guarantee may be released at any time in the Company’s sole discretion so long as any Indebtedness of such Subsidiary then outstanding could have been incurred by such Subsidiary (either (x) when so incurred or (y) at the time of the release of such Guarantee) assuming such Subsidiary were not a Guarantor at such time.
SECTION 1.8.Limitation on Affiliate Transactions.
(a)The Company shall not, and shall not permit any Restricted Subsidiary to enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”)

involving aggregate value in excess of the greater of $12.5 million and 1.5% of Total Assets unless:
(1)the terms of such Affiliate Transaction taken as a whole are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a Person who is not such an Affiliate; and
(2)in the event such Affiliate Transaction involves an aggregate value in excess of $25.0 million, the terms of such transaction have been approved by a majority of the Disinterested Directors of the Company.
(b)The provisions of Section 3.8(a) shall not apply to:
(1)any Restricted Payment permitted to be made pursuant to Section 3.3, or any Permitted Investment;
(2)any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Company or any Restricted Subsidiary, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors or consultants approved by the Board of Directors of the Company, in each case in the ordinary course of business or consistent with past practice;
(3)any transaction between or among the Company and any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or among Restricted Subsidiaries;
(4)the payment of compensation, fees and reimbursement of expenses to, and customary indemnities (including under customary insurance policies) and employee benefit and pension expenses provided on behalf of, directors, officers, contractors, consultants, distributors or employees of the Company or any Restricted Subsidiary (whether directly or indirectly and including through any Controlled Investment Affiliate of such directors, officers, contractors, consultants, distributors or employees);
(5)the entry into and performance of obligations of the Company or any of the Restricted Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the Issue Date, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this Section 3.8 or to the extent not more disadvantageous to the Holders in any material respect;
(6)[reserved];

(7)transactions with customers, clients, joint venture partners, suppliers, contractors, distributors, landlords, lessors, lessees, licensors, licensees or purchasers or sellers of goods or services, in each case in the ordinary course of business consistent with past practice, which (x) are fair to the Company or the relevant Restricted Subsidiary in the reasonable determination of the Board of Directors of the Company or the senior management of the Company or the relevant Restricted Subsidiary, or are on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party and (y) otherwise comply with the terms of this Indenture;
(8)any transaction between or among the Company or any Restricted Subsidiary and any Person that is an Affiliate of the Company or an Associate or similar entity solely because the Company or a Restricted Subsidiary or any Affiliate of the Company or a Restricted Subsidiary or any Affiliate of any Permitted Holder owns an equity interest in or otherwise controls such Affiliate, Associate or similar entity;
(9)issuances or sales of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Company or options, warrants or other rights to acquire such Capital Stock and the granting of registration and other customary rights (and the performance of the related obligations) in connection therewith or any contribution to capital of the Company or any Restricted Subsidiary;
(10)transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 3.8(a)(1);
(11)the existence of, or the performance by the Company or any Restricted Subsidiary of its obligations under the terms of, any equityholders agreement (including any registration rights agreement or purchase agreements related thereto) to which it is party as of the Issue Date and any similar agreement that it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any Restricted Subsidiary of its obligations under any future amendment to the equityholders’ agreement or under any similar agreement entered into after the Issue Date will only be permitted under this clause to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders in any material respect;
(12)any purchases by the Company’s Affiliates of Indebtedness or Disqualified Stock of the Company or any of the Restricted Subsidiaries the majority of which Indebtedness or Disqualified Stock is purchased by Persons who are not the Company’s Affiliates; provided that such purchases by the Company’s Affiliates are on the same terms as such purchases by such Persons who are not the Company’s Affiliates;
(13)(i) investments by Affiliates in securities of the Company or any of the Restricted Subsidiaries so long as the investment is being offered by the Company or such Restricted Subsidiary generally to other non-affiliated third party investors on the same or more favorable terms and the majority of such investments are purchased by Persons who are not the Company’s Affiliates and (ii) payments to Affiliates in respect of securities of the Company or any of the Restricted Subsidiaries contemplated in the foregoing clause (13)(i) or that were acquired from Persons other than the Company and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities;
(14)payments, Indebtedness and Disqualified Stock (and cancellation of any thereof) of the Company and its Restricted Subsidiaries and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, contractor or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) that are, in each case, approved by the Company in good faith;
(15)employment and severance arrangements between the Company or its Restricted Subsidiaries and their respective officers, directors, contractors, consultants, distributors and employees in the ordinary course of business;
(16)any transition services arrangement, supply arrangement or similar arrangement entered into in connection with or in contemplation of the disposition of assets or Capital Stock in any Restricted Subsidiary permitted under Section 3.5 or entered into with any Business Successor, in each case, that the Company determines in good faith is either fair to the Company or otherwise on customary terms for such type of arrangements in connection with similar transactions;
(17)transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described in Section 3.16 and pledges of Capital Stock of Unrestricted Subsidiaries;
(18)management agreements entered into, consistent with past practice, by the Company or any Restricted Subsidiary, on the one hand, and an Unrestricted Subsidiary or other entity, on the other hand, pursuant to which the Company or such Restricted Subsidiary controls the day-to-day operations of such entity;
(19)any lease entered into between the Company or any Restricted Subsidiary, as lessee, and any Affiliate of the Company, as lessor, which is approved by a majority of the Disinterested Directors;
(20)intellectual property licenses in the ordinary course of business;
(21)payments to or from, and transactions with, any joint venture in the ordinary course of business or consistent with past practice (including any cash management activities related thereto);
(22)the payment of costs and expenses related to registration rights and customary indemnities provided to shareholders under any shareholder agreement;
(23)any payments or other transactions pursuant to a tax sharing agreement or other tax management arrangement between the Company and any other Person with which the Company files a consolidated, unitary or combined tax return or with which the Company is part of a consolidated, unitary or combined group for tax purposes;
(24)loans or advances to employees in the ordinary course of business not to exceed $10.0 million in the aggregate at any one time outstanding;
(25)transactions with joint ventures and Subsidiaries thereof and Unrestricted Subsidiaries relating to the provision of management services, overhead, sharing of customer lists and customer loyalty programs or that are approved by a majority of the disinterested members of the Company’s Board of Directors (or by the audit committee or any committee of the Board of Directors consisting of disinterested members of the Board of Directors) (a director shall be disinterested if he or she has no interest in such joint venture or Unrestricted Subsidiary other than through the Company and its Restricted Subsidiaries); provided that no Affiliate of the Company (other than the Company’s Restricted Subsidiaries) has an interest (other than indirectly through the Company and other than Unrestricted Subsidiaries or such joint ventures) in any such joint venture or Unrestricted Subsidiary;
(26)transactions with a Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction;
(27)transactions between the Company or any Restricted Subsidiary and any Person, which is an Affiliate solely due to a director or directors of such Person (or a parent company of such Person) also being a director of the Company; provided, however, that any such director abstains from voting as a director of the Company on any matter involving such other Person; and
(28)Permitted Non-Recourse Guarantees and the pledge of Equity Interests in Unrestricted Subsidiaries, Restricted Subsidiaries that are not Guarantors and joint ventures to secure Indebtedness and other obligations of Unrestricted Subsidiaries, Restricted Subsidiaries that are not Guarantors and joint ventures and Permitted Non-Recourse Guarantees.
SECTION 1.9.Change of Control.
(a)If a Change of Control occurs, unless the Company has previously or substantially concurrently therewith delivered a redemption notice with respect to all of the outstanding Notes that is or has become unconditional as set forth under Section 5.6(a) or Section 5.6(d), the Company shall make an offer (the “Change of Control Offer”) to purchase all of the Notes at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of repurchase; provided that if the repurchase date is on or after the record date and on or before the corresponding interest payment date, then Holders in whose name the Notes are registered at the close of business on such record date will receive interest on the repurchase date. Within 30 days following any Change of Control, the Company will deliver or cause to be delivered notice of such Change of Control Offer electronically in accordance with the applicable procedures of DTC or by first class mail, with a copy to the Trustee, to each Holder of Notes at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of DTC, with the following information:
(1)that a Change of Control Offer is being made pursuant to this Section 3.9, and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;
(2)the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is delivered (the “Change of Control Payment Date”);
(3)that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4)that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest, on the Change of Control Payment Date;
(5)that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the applicable Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date, or otherwise comply with DTC procedures;
(6)that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the applicable Paying Agent receives, not later than the close of business on the second Business Day prior to the expiration date of the Change of Control Offer, a telegram, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased, or otherwise comply with DTC procedures;
(7)that Holders whose Notes are being purchased only in part will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to at least $2,000 or any integral multiple of $1,000 in excess of $2,000;
(8)if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and
(9)the other instructions, as determined by the Issuer, consistent with this Section 3.9, that a Holder must follow.
The applicable Paying Agent will promptly deliver to each Holder of the Notes tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid on the Change of Control Payment Date to the Person in whose name a Note is registered at the close of business on such record date.
(b)On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,
(1)accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer,
(2)deposit with the applicable Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3)deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.
(c)The Company will not be required to make a Change of Control Offer following a Change of Control if (x) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (y) a notice of redemption of all outstanding Notes has been given pursuant to Section 5.6 hereof that is or has become unconditional unless and until there is a default in the payment of the redemption price on the applicable redemption date.
(d)Notwithstanding anything to the contrary in this Section 3.9, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control.
(e)While the Notes are in global form and the Issuer makes an offer to purchase all of the Notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the Notes through the facilities of DTC, subject to its rules and regulations.
(f)The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws, rules and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws, rules or regulations conflict with the provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.
(g)The Company may, in its sole discretion, offer a premium (the “Early Tender Premium”) to holders of Notes who tender their notes early in connection with a Change of Control Offer; provided that the minimum payment offered to any holder of the Notes shall be no lower than 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of purchase. In addition, the Company may determine, in its sole discretion, to require as a condition to the receipt of such Early Tender Premium that holders (i) provide consents to any requested amendments of this Indenture and (ii) waive any withdrawal rights in connection with their early tender of Notes in connection with the Change of Control Offer.
SECTION 1.10.Reports.
(a)Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company must provide to the Trustee and the Holders, within the time periods specified in those sections (including any extension as would be permitted by Rule 12b-25 under the Exchange Act):
(1)all quarterly and annual reports that would be required to be filed with the SEC on Forms 10Q and 10K if the Company were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to annual information only, a report thereon by the Company’s certified independent accountants; and
(2)all current reports that would be required to be filed with the SEC on Form 8K if the Company were required to file such reports.

For so long as any of the Notes remain outstanding and constitute “restricted securities” under Rule 144 under the Securities Act, the Company will furnish to the holders of the Notes and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
In addition, and only to the extent that the Company is no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, no later than fifteen Business Days after the date the annual and quarterly financial information for the prior fiscal period have been filed or furnished pursuant to clause (1) above, the Company shall also hold live quarterly conference calls for beneficial owners of the Notes with the opportunity for such beneficial owners to ask questions of the Company. No fewer than five Business Days prior to the date such conference call is to be held, the Company shall issue a press release to the appropriate U.S. wire services announcing such quarterly conference call for the benefit of the Holders, beneficial owners of the Notes, bona fide prospective purchasers of the Notes (which prospective purchasers shall be limited to “qualified institutional buyers” within the meaning of Rule 144A of the Securities Act or non-U.S. persons (as defined in Regulation S under the Securities Act) that certify their status as such to the reasonable satisfaction of the Company), securities analysts and market making financial institutions, which press release shall contain the time and the date of such conference call and direct the recipients thereof to contact an individual at the Company (for whom contact information shall be provided in such notice) to obtain information on how to access such quarterly conference call.
(b)If the Company has designated any of its Subsidiaries as an Unrestricted Subsidiary and such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Significant Subsidiary of the Company, then the annual and quarterly information required by clause (1) of the first paragraph of this covenant will include a presentation of selected financial metrics (in the Company’s sole discretion) of such Unrestricted Subsidiaries as a group in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
(c)Notwithstanding anything to the contrary set forth in this Section 3.10, if the Company has furnished the Holders of Notes or filed with the SEC the reports described in Section 3.10 with respect to the Company, the Company shall be deemed to be in compliance with the provisions of this Section 3.10.
SECTION 1.11.Maintenance of Office or Agency.
The Issuer will maintain an office or agency where the Notes may be presented or surrendered for payment, and where, if applicable, the Notes may be surrendered for registration of transfer or exchange. The corporate trust office of the Trustee, which initially shall be located at UMB Bank, N.A., 5910 N Central Expressway, Suite 1900, Dallas, TX 75206, Attention: Israel Lugo, shall be such office or agency of the Issuer, unless the Issuer shall designate and maintain some other office or agency for one or more of such purposes. The Issuer will give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations and surrenders may be made or served at the corporate trust office of the Trustee, and the Issuer hereby appoints the Trustee as its agent to receive all such presentations and surrenders.
The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation. The Issuer will give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency. The office of the Trustee shall not be an office or agency of the Issuer for the purposes of service of legal process on the Issuer or any Guarantor.
SECTION 1.12.Corporate Existence. Except as otherwise provided in this Article III, Article IV and Section 10.2(b) and subject to the ability of the Company or any of its Restricted Subsidiaries to convert (or similar action) to another form of legal entity under the laws of the jurisdiction under which the Company or such Subsidiary then exists, the Issuer will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership, limited liability company or other existence of each Restricted Subsidiary and the rights (charter and statutory), licenses and franchises of the Company and each Restricted Subsidiary; provided, however, that the Company shall not be required to preserve any such right, license or franchise or the corporate, partnership, limited liability company or other existence of any Restricted Subsidiary if the respective Board of Directors or, with respect to a Restricted Subsidiary that is not a Significant Subsidiary (or group of Restricted Subsidiaries that taken together would not be a Significant Subsidiary), senior management of the Company determines that the preservation thereof is no longer desirable in the conduct of the business of the Company and each of its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not, and will not be, disadvantageous in any material respect to the Holders.
SECTION 1.13.Compliance Certificate. The Issuer shall deliver to the Trustee within 120 days after the end of each fiscal year of the Issuer an Officer’s Certificate, the signer of which shall be the principal executive officer, principal financial officer or principal accounting officer of the Issuer, stating that in the course of the performance by the signer of his or her duties as an Officer of the Issuer he or she would normally have knowledge of any Default or Event of Default and whether or not the signer knows of any Default or Event of Default that occurred during the previous fiscal year; provided that no such Officer’s Certificate shall be required for any fiscal year ended prior to the Issue Date. If such Officer does have such knowledge, the certificate shall describe the Default or Event of Default, its status and the action the Issuer is taking or proposes to take with respect thereto.
SECTION 1.14.Further Instruments and Acts. Upon request of the Trustee or the Collateral Agent or as necessary to comply with future developments or requirements, the Issuer will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.
SECTION 1.15.Statement by Officers as to Default. The Issuer shall deliver to the Trustee, as soon as possible and in any event within 30 days after the Issuer becomes aware of the occurrence of any Default or Event of Default, an Officer’s Certificate setting forth the details of such Event of Default or Default, its status and the actions which the Issuer is taking or proposes to take with respect thereto, unless cured prior to such required delivery.
SECTION 1.16.Designation of Restricted and Unrestricted Subsidiaries.
(a)The Board of Directors may designate any Subsidiary, including a newly acquired or created Subsidiary, to be an Unrestricted Subsidiary if it meets the following qualifications and the designation would not cause a Default:
(1)such Subsidiary does not own any Capital Stock of the Company or any Restricted Subsidiary that is not a Subsidiary of the Subsidiary to be so designated or hold any Indebtedness of, or any Lien on any property of, the Company or any Restricted Subsidiary that is not a Subsidiary of the Subsidiary to be so designated;

(2)at the time of the designation, the designation would be permitted under Section 3.3 or as a Permitted Investment;
(3)any Indebtedness of such Subsidiary is non-recourse with respect to the Company or any Restricted Subsidiary;
(4)the Subsidiary is not party to any transaction or arrangement with the Company or any Restricted Subsidiary that would not be permitted under Section 3.8; and
(5)neither the Company nor any Restricted Subsidiary has any obligation to subscribe for additional Equity Interests of the Subsidiary or to maintain or preserve its financial condition or cause it to achieve specified levels of operating results, except to the extent permitted by Section 3.2 or Section 3.3.
Once so designated the Subsidiary will remain an Unrestricted Subsidiary, subject to paragraph (b).
(b)
(1)A Subsidiary previously designated to be an Unrestricted Subsidiary which fails to meet the qualifications set forth in paragraph (a) will be deemed to become at that time a Restricted Subsidiary, subject to the consequences set forth in paragraph (d).
(2)The Board of Directors may designate an Unrestricted Subsidiary to be a Restricted Subsidiary if the designation would not cause a Default.
(c)Upon a Restricted Subsidiary becoming an Unrestricted Subsidiary,
(1)all existing Investments of the Company and the Restricted Subsidiaries therein (valued at the Company’s proportional share of the fair market value of its assets less liabilities) will be deemed to have been made at that time;
(2)all existing transactions between it and the Company or any Restricted Subsidiary will be deemed to have been entered into at that time;
(3)it is released at that time from its Note Guarantee, if any; and
(4)it will cease to be subject to the provisions of this Indenture as a Restricted Subsidiary.
(d)Upon an Unrestricted Subsidiary becoming, or being deemed to become, a Restricted Subsidiary,
(1)all of its Indebtedness and Disqualified or Preferred Stock will be deemed to be Incurred at that time for purposes of Section 3.2, but will not be considered the sale or issuance of Equity Interests for purposes of Section 3.3;
(2)Investments therein previously charged under Section 3.3 will be credited thereunder;
(3)it may be required to issue a Note Guarantee pursuant to Article X; and

(4)it will thenceforward be subject to the provisions of this Indenture as a Restricted Subsidiary.
(e)Any designation by the Board of Directors of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary will be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to the designation and an Officer’s Certificate certifying that the designation complied with the foregoing provision.
SECTION 1.17.Effectiveness of Certain Covenants. Beginning on the first day (a) the Notes have achieved Investment Grade Status and (b) no Default or Event of Default has occurred and is continuing under this Indenture, and ending on a Reversion Date (such period a “Suspension Period”), the Note Guarantees shall be released, the Liens on the Collateral securing the Notes shall be released and the Company and its Restricted Subsidiaries will not be subject to Sections 3.2, 3.3, 3.4, 3.5, 3.7, 3.8 and 4.1(a)(3) (the “Suspended Covenants”).
If at any time the Notes cease to have such Investment Grade Status, then the Suspended Covenants, the Note Guarantees and the Liens on the Collateral shall thereafter be reinstated and, with respect to the Suspended Covenants, as if such covenants had never been suspended (the “Reversion Date”) and be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until the Notes subsequently attain Investment Grade Status and no Event of Default has occurred and is continuing (in which event the Suspended Covenants, the Note Guarantees and the Liens on the Collateral shall no longer be in effect for such time that the Notes maintain an Investment Grade Status); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture, the Notes or the Note Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period.
On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 3.2(b)(4)(b). On and after the Reversion Date, all Liens created during the Suspension Period will be considered Permitted Liens. Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 3.3 will be made as though Section 3.3 had been in effect since the Issue Date and prior to, but not during, the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under Section 3.3(a). On the Reversion Date, the amount of Excess Proceeds shall be reset at zero. Any Affiliate Transaction entered into after the Reversion Date pursuant to an agreement entered into during any Suspension Period will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (5) of the second paragraph under Section 3.8. Any encumbrance or restriction on the ability of any Restricted Subsidiary to take any action described in clauses (1) through (3) of Section 3.4(a) that becomes effective during the Suspension Period will be deemed to have existed on the Issue Date, so that it is classified as permitted under Section 3.4(b). In addition, any future obligation to grant further Note Guarantees shall be released. All such further obligations to grant Guarantees shall be reinstated on the Reversion Date. No Default or Event of Default shall be deemed to have occurred on the Reversion Date as a result of any actions taken by the Company or any of the Restricted Subsidiaries during the Suspension Period.

On and after each Reversion Date, the Company and its Subsidiaries will be permitted to consummate the transactions contemplated by any contract entered into during the Suspension Period, so long as such contract and such consummation would have been permitted during such Suspension Period.
The Trustee shall have no duty to monitor the ratings of the Notes, shall not be deemed to have any knowledge of the ratings of the Notes and shall have no duty to notify Holders if the Notes achieve Investment Grade Status.
SECTION 1.18.Additional Limitations on Intellectual Property Transfers. Notwithstanding anything to the contrary in this Indenture, (a) no Restricted Subsidiary that owns Material IP shall be designated as an Unrestricted Subsidiary, (b) none of the Company, any Guarantor or any Restricted Subsidiary shall be permitted to make any new Investment in any Unrestricted Subsidiary in the form of Material IP and (c) no Material IP shall be permitted to be transferred by any of the Company, any Guarantor or any Restricted Subsidiary to any Unrestricted Subsidiary, whether by designation hereunder, or any other transfer or disposition.
ARTICLE IV

SUCCESSOR COMPANY; SUCCESSOR PERSON
SECTION 1.1.Merger and Consolidation.
(a)The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets, in one transaction or a series of related transactions, to any Person, unless:
(1)the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia (provided that the Successor Company may be a limited liability company if an entity organized as such a corporation is added as a co-issuer of the Notes under this Indenture) and the Successor Company (if not the Company) will expressly assume, by supplemental indenture, executed and delivered to the Trustee and the Collateral Agent, in a form satisfactory to the Trustee and the Collateral Agent, all the obligations of the Company under the Notes, this Indenture and the Collateral Documents (and the applicable Person shall cause such amendments, supplements and other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Liens on the Collateral owned by or transferred to such Person, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdiction);
(2)immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the applicable Successor Company or any Subsidiary of the applicable Successor Company as a result of such transaction as having been Incurred by the applicable Successor Company or such Subsidiary at the time of such transaction), no Event of Default shall have occurred and be continuing;
(3)immediately after giving effect to such transaction, either (a) the applicable Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to Section 3.2(a) hereof, (b) the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries would not be lower than it was immediately prior to giving effect to such transaction or (c) the Consolidated Total Leverage Ratio of the Company and its Restricted Subsidiaries would not be higher than it was immediately prior to giving effect to such transaction; and
(4)the Company shall have delivered to the Trustee and the Collateral Agent an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture and an Opinion of Counsel to the effect that such supplemental indenture (if any) is a legal and binding agreement enforceable against the Successor Company (in each case, in form satisfactory to the Trustee and the Collateral Agent); provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of clauses (2) and (3) above.
(b)The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Notes, this Indenture and the Collateral Documents.
(c)Notwithstanding the preceding clauses (a)(2) and (a)(3) (which do not apply to transactions referred to in this sentence), (i) the Company may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to a Guarantor, (ii) any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Company or a Guarantor and (iii) any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other Restricted Subsidiary. Notwithstanding the preceding clauses (a)(2) and (a)(3) (which do not apply to the transactions referred to in this sentence), the Company may consolidate or otherwise combine with or merge into an Affiliate incorporated for the purpose of changing the legal domicile of the Company, reincorporating the Company in another jurisdiction.
(d)The foregoing provisions (other than the requirements of clause (a)(2)) shall not apply to the creation of a new Subsidiary as a Restricted Subsidiary.
(e)No Guarantor may:
(1)consolidate with or merge with or into any Person; or
(2)sell, convey, transfer or dispose of, all or substantially all its assets, in one transaction or a series of related transactions, to, any Person; or
(3)permit any Person to merge with or into such Guarantor, unless
(i)the other Person is the Company or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction (and the applicable Person shall cause such amendments, supplements and other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Liens on the Collateral owned by or transferred to such Person, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdiction); or
(ii)either (x) the Company or a Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes all of the obligations of the Guarantor under its Note Guarantee, this Indenture and the Collateral Documents (and the applicable Person shall cause such amendments, supplements and other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Liens on the Collateral owned by or transferred to such Person, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdiction); and
(iii)immediately after giving effect to the transaction, no Event of Default has occurred and is continuing; or
(4)the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Company or a Restricted Subsidiary) otherwise permitted by this Indenture.
ARTICLE V

REDEMPTION OF SECURITIES
SECTION 1.1.Notices to Trustee. If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 5.6 hereof, it must furnish to the Trustee, at least 10 days (or, in the case of any redemption prior to December 15, 2023, at least 30 days) but not more than 60 days before a redemption date, an Officer’s Certificate setting forth:
(1)the clause of this Indenture pursuant to which the redemption shall occur;
(2)the redemption date;
(3)the principal amount of Notes to be redeemed; and
(4)the redemption price.
Any optional redemption referenced in such Officer’s Certificate may be cancelled by the Issuer at any time prior to notice of redemption being sent to any Holder and thereafter shall be null and void.
SECTION 1.2.Selection of Notes to Be Redeemed or Purchased. If less than all of the Notes are to be redeemed pursuant to Section 5.6 or purchased in an Asset Disposition Offer pursuant to Section 3.5, the Trustee will select Notes for redemption or purchase (a) if the Notes are in global form, in accordance with the applicable procedures of DTC and (b) if the Notes are in definitive form in their entirety, on a pro rata basis, except if otherwise required by law.
No Notes in an unauthorized denomination or of $2,000 in aggregate principal amount or less shall be redeemed in part. In the event of partial redemption, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 10 days nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase; provided that the Issuer shall provide the Trustee with sufficient notice of such partial redemption to enable the Trustee to select the Notes for partial redemption.

The Trustee will promptly notify the Issuer in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in minimum principal amounts of $2,000 and whole multiples of $1,000 in excess of $2,000; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not in a minimum principal amount of $2,000 or a multiple of $1,000 in excess thereof, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.
SECTION 1.3.Notice of Redemption. At least 10 days (or, in the case of any redemption prior to December 15, 2023, at least 30 days) but not more than 60 days before the redemption date, the Issuer will send or cause to be sent, by electronic delivery or by first class mail postage prepaid, a notice of redemption to each Holder (with a copy to the Trustee) whose Notes are to be redeemed at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of DTC, except that redemption notices may be delivered electronically or mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles VIII or XI hereto.
The notice will identify the Notes (including the CUSIP or ISIN number) to be redeemed and will state:
(1)the redemption date;
(2)the redemption price;
(3)if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;
(4)the name and address of the Paying Agent;
(5)that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;
(6)that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;
(7)the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and
(8)that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.
At the Issuer’s request, the Trustee will give the notice of redemption in the Issuer’s name and at its expense; provided, however, that the Issuer has delivered to the Trustee, at least three (3) Business Days (or if any of the Notes to be redeemed are in definitive form, five (5) Business Days) prior to the date on which the Issuer instructs the Trustee to give the notice (or such shorter period as the Trustee may agree), an Officer’s Certificate (but not, for the avoidance of doubt, an Opinion of Counsel) requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Notice of any redemption of the Notes may, at the Company’s discretion, be given prior to the completion of a transaction (including but not limited to an Equity Offering, an incurrence of Indebtedness, a Change of Control or other transaction) and any redemption notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a related transaction. If such redemption is so subject to satisfaction of one or more conditions precedent such notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person.
SECTION 1.4.Deposit of Redemption or Purchase Price. Prior to 11:00 a.m. Eastern Time on the redemption or purchase date, the Issuer will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest, if any, on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest, if any, on all Notes to be redeemed or purchased.
If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after a record date but on or prior to the corresponding interest payment date, then any accrued and unpaid interest up to, but excluding, the redemption date or purchase date shall be paid on the redemption date or purchase date to the Person in whose name such Note was registered at the close of business on such record date in accordance with the applicable procedures of DTC. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 3.1 hereof.
SECTION 1.5.Notes Redeemed or Purchased in Part. Upon surrender of a Note issued in physical form that is redeemed or purchased in part, the Issuer will issue and the Trustee will authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered; provided, that each such new Note will be in a minimum principal amount of $2,000 or integral multiple of $1,000 in excess thereof.
In the case of a Note issued as a global note, an appropriate notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof; provided, that the unredeemed portion thereof will be in a minimum principal amount of $2,000 or integral multiple of $1,000 in excess thereof.
SECTION 1.6.Optional Redemption.
(a)At any time prior to December 15, 2023, the Company may redeem the Notes in whole or in part, at its option, upon not less than 30 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, at a redemption price (expressed as a percentage of the principal amount of the Notes to be redeemed) equal to 100.000% plus the relevant Applicable Premium as of, and accrued and unpaid interest, if any, to but excluding, the date of redemption (the “Redemption Date”), subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.
(b)At any time and from time to time prior to December 15, 2023, the Company may, on one or more occasions, upon not less than 10 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, redeem up to 35.0% of the original aggregate principal amount of Notes issued under this Indenture at a redemption price (expressed as a percentage of the principal amount of Notes to be redeemed) equal to 110.25%, plus accrued and unpaid interest, if any, to but excluding, the applicable Redemption Date, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date, with the Net Cash Proceeds received by the Issuer of one or more Equity Offerings of the Issuer; provided that not less than 60.0% of the original aggregate principal amount of Notes issued under this Indenture remains outstanding immediately after the occurrence of each such redemption, excluding Notes held by the Company or any of its Restricted Subsidiaries; provided further that each such redemption occurs not later than 180 days after the date of closing of the related Equity Offering. The Trustee shall select the Notes to be purchased in the manner described under Sections 5.1 through 5.5.
(c)Except pursuant to clauses (a) and (b) of this Section 5.6, the Notes will not be redeemable at the Issuer’s option prior to December 15, 2023.
(d)At any time and from time to time on or after December 15, 2023, the Issuer may redeem the Notes, in whole or in part, upon not less than 10 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth in the table below, plus accrued and unpaid interest thereon, if any, to but excluding the applicable Redemption Date, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on December 15 of each of the years indicated in the table below:

Year	Percentage
2023	107.688%
2024	103.417%
2025 and thereafter	100.000%

(e)Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer or Asset Disposition Offer, if Holders of not less than 90.0% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Company, or any third party making such tender offer in lieu of the Company, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party shall have the right upon not less than 10 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, given not more than 30 days following such purchase date to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the highest price offered to each other Holder in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to but not including, the date of such redemption.

(f)Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.
(g)For the avoidance of doubt, the requirement to make any payment described in this Section 5.6 shall only arise in connection with the Issuer’s voluntary election, if any, to redeem Notes pursuant to the Optional Redemption provisions of this Indenture, and not in connection with any other payment, distribution, recovery or satisfaction in respect of the Notes, including in the case of a default, voluntary or otherwise.
(h)Any redemption pursuant to this Section 5.6 shall be made pursuant to the provisions of Sections 5.1 through 5.5.
SECTION 1.7.Mandatory Redemption or Sinking Fund. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes; provided, however, that under certain circumstances, the Company may be required to offer to purchase Notes under Section 3.5 and Section 3.9.
SECTION 1.8.Privately Negotiated or Open Market Transactions. The Issuer and its equity holders may, at any time and from time to time, purchase Notes in privately negotiated or open market transactions, by tender offer or otherwise (including pursuant to swaps or other derivatives).
ARTICLE VI

DEFAULTS AND REMEDIES
SECTION 1.1.Events of Default.
(a)Each of the following is an “Event of Default”:
(1)default in any payment of interest on any Note when due and payable, continued for 30 days;
(2)default in the payment of the principal amount of or premium, if any, on any Note issued under this Indenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon acceleration or otherwise;
(3)failure by the Company or any Guarantor to comply for 60 days after written notice by the Trustee on behalf of the Holders or by the Holders of 30% in aggregate principal amount of the outstanding Notes with any agreement or obligation contained in this Indenture or the Collateral Documents; provided that in the case of a failure to comply with this Indenture provisions described under Section 3.10, such period of continuance of such default or breach shall be 120 days after written notice described in this clause has been given;
(4)default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Significant Subsidiary (or the payment of which is Guaranteed by the Company or any Significant Subsidiary) other than Indebtedness owed to the Company or a Restricted Subsidiary whether such Indebtedness or Guarantee now exists, or is created after the date hereof, which default:
(A)is caused by a failure to pay principal of such Indebtedness, at its stated final maturity or upon required repurchase (after giving effect to any applicable grace periods) provided in such Indebtedness); or
(B)results in the acceleration of such Indebtedness prior to its stated final maturity;
and, in each case, the aggregate principal amount of any such Indebtedness, together with the aggregate principal amount of any other such Indebtedness under which there has been a payment default of principal at its stated final maturity (after giving effect to any applicable grace periods) or the maturity of which has been so accelerated, equals or exceeds $25.0 million at any one time outstanding;
(5)failure by the Company or a Significant Subsidiary (or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $25.0 million other than any judgments covered by indemnities provided by, or insurance policies issued by, reputable and creditworthy companies, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;
(6)(A) any Guarantee of the Notes by a Significant Subsidiary ceases to be in full force and effect, or a Guarantor disaffirms its obligations under its Note Guarantee, in each case other than in accordance with the terms of this Indenture, or (B) in connection with the bankruptcy of a Guarantor who is not a Significant Subsidiary, so long as the aggregate assets of such Guarantor and any other Guarantor whose Note Guarantee ceased or ceases to be in full force as a result of a bankruptcy are less than $5.0 million;
(7)(A) any Lien created by the Collateral Documents relating to the Notes and/or the Notes Guarantees shall not constitute a valid and perfected Lien on any portion of the Collateral intended to be covered thereby with an aggregate fair market value, with respect to all such Liens taken together, greater than $25.0 million (to the extent perfection is required by this Indenture or the Collateral Documents), except as otherwise permitted by the terms of this Indenture or the relevant Collateral Documents and other than the satisfaction in full of all obligations of the Company and the Guarantors under this Indenture or the release or amendment of any such Lien in accordance with the terms of this Indenture and the Collateral Documents, (B) except for expiration in accordance with its terms or amendment, modification, waiver, termination or release in accordance with the terms of this Indenture and the Collateral Documents, any of the Collateral Documents shall for whatever reason be terminated or cease to be in full force and effect, or (C) the enforceability of any Collateral Document shall be contested by the Company or any Guarantor, except in each case to the extent that any such invalidity or loss of perfection or termination results from the failure of the Collateral Agent to make filings, renewals and continuations (or other equivalent filings) or take other appropriate action or the failure of the Collateral Agent to maintain possession of certificates, instruments or other documents actually delivered to it representing securities pledged or other possessory collateral pledged under the applicable Collateral Documents;

(8)so long as any other First Priority Obligations are outstanding, the Intercreditor Agreement shall cease to be effective or cease to be legally valid and binding, or otherwise not be effective to create the rights and obligations purported to be created thereunder, unless the same (A) results directly from the gross negligence or willful misconduct of the Collateral Agent or (B) is not materially adverse to the Holders;
(9)the Company or a Significant Subsidiary (or any group of Restricted Subsidiaries, that taken together as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries, would constitute a Significant Subsidiary) pursuant to or within the meaning of any Bankruptcy Law:
(A)commences a voluntary case or proceeding;
(B)consents to the entry of an order for relief against it in an involuntary case or proceeding;
(C)consents to the appointment of a Custodian of it or for substantially all of its property;
(D)makes a general assignment for the benefit of its creditors;
(E)consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it; or
(F)takes any comparable action under any foreign laws relating to insolvency;
(10)a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(A)is for relief against the Company or a Significant Subsidiary (or any group of Restricted Subsidiaries, that taken together as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries, would constitute a Significant Subsidiary) in an involuntary case;
(B)appoints a Custodian of the Company or a Significant Subsidiary (or any group of Restricted Subsidiaries, that taken together as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries, would constitute a Significant Subsidiary) for substantially all of its property;
(C)orders the winding up or liquidation of the Company or a Significant Subsidiary (or any group of Restricted Subsidiaries, that taken together as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries, would constitute a Significant Subsidiary); or
(D)or any similar relief is granted under any foreign laws and the order, decree or relief remains unstayed and in effect for 60 consecutive days;
provided that a Default under clause (3), (4), (5) or (8) above will not constitute an Event of Default until the Trustee or the Holders of 30% in principal amount of the outstanding Notes notify the Company of the Default and, with respect to clause (3) and (5), the Company does not cure such Default within the time specified in clause (3) and (5), as applicable, after receipt of such notice.

(b)If a Default for a failure to report or failure to deliver a required certificate in connection with another default (the “Initial Default”) occurs, then at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another default that resulted solely because of that Initial Default shall also be cured without any further action.
(c)Any Default or Event of Default for the failure to comply with the time periods prescribed in Section 3.10 hereof or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by such provision or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture.
SECTION 1.2.Acceleration. If any Event of Default (other than an Event of Default described in clause (9) or (10) of Section 6.1(a)) occurs and is continuing, the Trustee by notice to the Company or the Holders of at least 30% in aggregate principal amount of the outstanding Notes by written notice to the Company and the Trustee, may declare the principal of and accrued and unpaid interest, if any, on all the Notes to be immediately due and payable. Upon such a declaration, such principal and accrued and unpaid interest, will be due and payable immediately.
In the event of any Event of Default specified in clause (4) of Section 6.1(a), such Event of Default and all consequences thereof shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 30 days after such Event of Default arose:
(x)    the Indebtedness that gave rise to such Event of Default shall have been discharged in full; or
(y)    the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or
(z)    if the default that is the basis for such Event of Default has been cured.
If an Event of Default described in clause (9) or (10) of Section 6.1(a) occurs and is continuing, the principal of and accrued and unpaid interest, on all Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.
In addition, if the principal of and accrued and unpaid interest, if any, on the Notes is declared to be due and payable immediately as provided in this Section 6.2 (or if an Event of Default described in clause (9) or (10) of Section 6.1(a) occurs), in each case prior to December 15, 2025, an amount equal to the optional redemption premium (including, if applicable, any “make-whole” premium) that would have been payable in connection with an optional redemption of the Notes at the time of the occurrence of such declaration (or such Event of Default), shall also become and be immediately due and payable with respect to all Notes without any declaration or other act on the part of the Trustee or any Holders of the Notes.
SECTION 1.3.Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, or premium, if any, or interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture. The Trustee will be required to exercise its powers and duties to the degree of care that a prudent person would use in the conduct of its own affairs. The Trustee may refuse to follow any direction that conflicts with the law or the Notes or that the Trustee determines is unduly prejudicial to the rights of any Holder or that would involve the Trustee in liability.
The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.
SECTION 1.4.Waiver of Past Defaults. The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders, (a) waive, by their consent (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), an existing Default or Event of Default and its consequences under this Indenture except (i) a Default or Event of Default in the payment of the principal of, or interest, on a Note or (ii) a Default or Event of Default in respect of a provision that under Section 9.2 cannot be amended without the consent of each Holder affected and (b) rescind any acceleration with respect to the Notes and its consequences if (i) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (ii) all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, interest, if any, that has become due solely because of the acceleration, (iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (iv) the Issuer has paid the Trustee its compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances and (v) in the event of the cure or waiver of an Event of Default of the type described in clause (4) of Section 6.1(a), the Trustee shall have received an Officer’s Certificate and an Opinion of Counsel stating that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto. When a Default or Event of Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any consequent right.
SECTION 1.5.Control by Majority. The Holders of a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Collateral Agent or of exercising any trust or power conferred on the Trustee or the Collateral Agent.
However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or the Notes or, subject to Sections 7.1 and 7.2, that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any such action hereunder, the Trustee and the Collateral Agent shall be entitled to indemnification satisfactory to it, in its sole discretion, against all fees, losses, liabilities and expenses (including attorney’s fees and expenses) caused by taking or not taking such action.
SECTION 1.6.Limitation on Suits. Subject to Section 6.7, a Holder may not pursue any remedy with respect to this Indenture or the Notes, and the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders, unless:
(1)such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)Holders of at least 30% in principal amount of the outstanding Notes have requested in writing the Trustee to pursue the remedy;
(3)such Holders have offered in writing and, if requested, provided to the Trustee security or indemnity satisfactory to the Trustee, in its sole discretion, against any loss, liability or expense;
(4)the Trustee has not complied with such request within 60 days after the receipt of the written request and the offer of security or indemnity; and
(5)Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a written direction that, in the opinion of the Trustee, is inconsistent with such request within such 60day period.
A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).
SECTION 1.7.Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture (including, without limitation, Section 6.6), the contractual right of any Holder to receive payment of principal of or interest on the Notes held by such Holder or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Notes shall not be impaired or affected without the consent of such Holder (and, for the avoidance of doubt, the amendment, supplement or modification in accordance with the terms of this Indenture of Articles III and IV and Section 6.1(a)(3), (4), (5) and (6) and the related definitions shall be deemed not to impair the contractual right of any Holder to receive payments of principal of or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Note).
SECTION 1.8.Collection Suit by Trustee. If an Event of Default specified in clauses (1) or (2) of Section 6.1(a) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.6.
SECTION 1.9.Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer, its Subsidiaries or its or their respective creditors or properties and, unless prohibited by law or applicable regulations, may be entitled and empowered to participate as a member of any official committee of creditors appointed in such matter and may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.6.
No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 1.10.Priorities.
(a)Subject to the provisions of the Intercreditor Agreement and the Collateral Documents, if the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money or property in the following order:
FIRST: to the Trustee for amounts due to it under Section 7.6 and to the Collateral Agent for amounts due to it under Section 13.1(f);
SECOND: to Holders for amounts due and unpaid on the Notes for principal of, or premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal of, or premium, if any, and interest, respectively; and
THIRD: to the Issuer, or to the extent the Trustee collects any amount for any Guarantor, to such Guarantor.
(b)The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10. At least 15 days before such record date, the Issuer shall send or cause to be sent to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.
SECTION 1.11.Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee or the Collateral Agent for any action taken or omitted by it as Trustee or Collateral Agent, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee or Collateral Agent, a suit by the Issuer, a suit by a Holder pursuant to Section 6.7 or a suit by Holders of more than 10.0% in outstanding aggregate principal amount of the Notes.
ARTICLE VII

TRUSTEE
SECTION 1.1.Duties of Trustee.
(a)If an Event of Default of which a Trust Officer has knowledge has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.
(b)Except during the continuance of an Event of Default of which a Trust Officer has knowledge:
(1)the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, the Notes, the Collateral Documents or the Intercreditor Agreement and no implied covenants or obligations shall be read into this Indenture against the Trustee; and
(2)in the absence of bad faith or willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates, opinions or orders furnished to the Trustee and conforming to the requirements of this Indenture or the Notes, as the case may be. However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform on their face to the requirements of this Indenture or the Notes, as the case may be (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).
(c)The Trustee may not be relieved from liability for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct, except that:
(1)this paragraph does not limit the effect of Section 7.1(b);
(2)the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts;
(3)the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5; and
(4)No provision of this Indenture or the Notes shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
(d)Every provision of this Indenture that in any way relates to the Trustee is subject to clauses (a), (b) and (c) of this Section 7.1.
(e)The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.
(f)Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law and may be held un-invested.
(g)Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.1.
SECTION 1.2.Rights of Trustee. Subject to Section 7.1:
(a)The Trustee may conclusively rely on and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document (whether in its original or facsimile form) reasonably believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document. The Trustee shall receive and retain financial reports and statements of the Company as provided herein, but shall have no duty to review or analyze such reports or statements to determine compliance with covenants or other obligations of the Issuer.
(b)Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate and/or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officer’s Certificate or Opinion of Counsel.

(c)The Trustee may execute any of the trusts and powers hereunder or perform any duties hereunder either directly or by or through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care by it hereunder.
(d)The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers conferred upon it by this Indenture.
(e)The Trustee may consult with counsel of its selection, and the advice or opinion of counsel relating to this Indenture or the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder or under the Notes in good faith and in accordance with the advice or opinion of such counsel.
(f)The Trustee shall not be deemed to have notice of any Default or Event of Default or whether any entity or group of entities constitutes a Significant Subsidiary unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or of any such Significant Subsidiary is received by the Trustee at the corporate trust office of the Trustee specified in Section 3.11, and such notice references the Notes and this Indenture.
(g)The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder, including the Collateral Agent.
(h)The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture or the Notes at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to it, in its sole discretion, against the costs, expenses and liabilities which may be incurred therein or thereby.
(i)The Trustee shall not be deemed to have knowledge of any fact or matter unless such fact or matter is known to a Trust Officer of the Trustee.
(j)Whenever in the administration of this Indenture or the Notes the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder or thereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of gross negligence or willful misconduct on its part, conclusively rely upon an Officer’s Certificate.
(k)The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, report, notice, request, direction, consent, order, bond, debenture, coupon or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine, during business hours and upon reasonable notice, the books, records and premises of the Issuer and the Restricted Subsidiaries, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.
(l)The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(m)The Trustee may request that the Issuer deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture or the Notes.
(n)In no event shall the Trustee be liable to any Person for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Trustee has been advised of the likelihood of such loss or damage.
(o)Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by one Officer of the Issuer.
(p)The permissive rights of the Trustee shall not be construed as a duty.
(q)The Trustee shall have no duty to inquire as to the performance of, or otherwise monitor compliance with, the Issuer’s or any Guarantor’s covenants under this Indenture.
SECTION 1.3.Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer, Guarantors or their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights. However, the Trustee must comply with Section .9. In addition, the Trustee shall be permitted to engage in transactions with the Issuer; provided, however, that if the Trustee acquires any conflicting interest, the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest, (ii) apply to the SEC for permission to continue acting as Trustee or (iii) resign.
SECTION 1.4.Trustee’s and Collateral Agent’s Disclaimer. Each of the Trustee and the Collateral Agent shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes or the Collateral Agreement, shall not be accountable for the Issuer’s use of the proceeds from the sale of the Notes, shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee or any money paid to the Issuer pursuant to the terms of this Indenture and shall not be responsible for any statement of the Issuer in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than in the case of the Trustee, the Trustee’s certificate of authentication.
SECTION 1.5.Notice of Defaults. If a Default or Event of Default occurs and is continuing and if a Trust Officer has actual knowledge thereof, the Trustee shall send electronically or by first class mail to each Holder at the address set forth in the Notes Register and the Collateral Agent notice of the Default or Event of Default within 60 days after it is actually known to a Trust Officer. Except in the case of a Default or Event of Default in payment of principal of or interest, if any, on any Note (including payments pursuant to the optional redemption or required repurchase provisions of such Note), the Trustee may withhold the notice if and so long it in good faith determines that withholding the notice is in the interests of Holders.
SECTION 1.6.Compensation and Indemnity. The Issuer shall pay to the Trustee from time to time compensation for its services hereunder and under the Notes as the Issuer and the Trustee shall from time to time agree in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including, but not limited to, costs of collection, costs of preparing reports, certificates and other documents, costs of preparation and mailing of notices to Holders. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the agents, counsel, accountants and experts of the Trustee. The Issuer shall indemnify the Trustee, its directors, officers, employees and agents against any and all loss, liability, damages, claims or expense, including taxes (other than taxes based upon the income of the Trustee) (including reasonable attorneys’ and agents’ fees and expenses) incurred by it without willful misconduct or gross negligence, as determined by a final nonappealable order of a court of competent jurisdiction, on its part in connection with the administration of this trust and the performance of its duties hereunder and under the Notes, including the costs and expenses of enforcing this Indenture (including this Section 7.6) and the Notes and of defending itself against any claims (whether asserted by any Holder, the Issuer or otherwise). The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity of which it has received written notice. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee shall provide reasonable cooperation at the Issuer’s expense in the defense. The Trustee may have separate counsel and the Issuer shall pay the fees and expenses of such counsel; provided that the Issuer shall not be required to pay the fees and expenses of such separate counsel if it assumes the Trustee’s defense, and, in the reasonable judgment of outside counsel to the Trustee, there is no conflict of interest between the Issuer and the Trustee in connection with such defense; provided further that, the Company shall be required to pay the reasonable fees and expenses of such counsel in evaluating such conflict.
To secure the Issuer’s payment obligations in this Section 7.6, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes. Such lien shall survive the satisfaction and discharge of this Indenture. The Trustee’s respective right to receive payment of any amounts due under this Section 7.6 shall not be subordinate to any other liability or Indebtedness of the Issuer.
The Issuer’s payment obligations pursuant to this Section 7.6 shall survive the discharge of this Indenture and any resignation or removal of the Trustee under Section 7.7. Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs fees, expenses or renders services after the occurrence of a Default specified in clause (7) or clause (8) of Section 6.1(a), the fees and expenses (including the reasonable fees and expenses of its counsel) are intended to constitute expenses of administration under any Bankruptcy Law.
SECTION 1.7.Replacement of Trustee. The Trustee may resign at any time by so notifying the Issuer in writing not less than 30 days prior to the effective date of such resignation. The Holders of a majority in aggregate principal amount of the Notes may remove the Trustee by so notifying the removed Trustee in writing not less than 30 days prior to the effective date of such removal and may appoint a successor Trustee with the Issuer’s written consent, which consent will not be unreasonably withheld. The Issuer shall remove the Trustee if:
(1)the Trustee fails to comply with Section 7.9 hereof;
(2)the Trustee is adjudged bankrupt or insolvent;
(3)a receiver or other public officer takes charge of the Trustee or its property; or
(4)the Trustee otherwise becomes incapable of acting.
If the Trustee resigns or is removed by the Issuer or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee as described in the preceding paragraph, or if a vacancy exists in the office of the Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuer shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall, at the expense of the Issuer, promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.6.
If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of at least 10.0% in aggregate principal amount of the Notes may petition, at the Issuer’s expense, any court of competent jurisdiction for the appointment of a successor Trustee.
If the Trustee fails to comply with Section 7.9, unless the Trustee’s duty to resign is stayed as provided in TIA Section 310(b), any Holder, who has been a bona fide holder of a Note for at least six months, may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
Notwithstanding the replacement of the Trustee pursuant to this Section 7.7, the Issuer’s obligations under Section 7.6 shall continue for the benefit of the retiring Trustee. The predecessor Trustee shall have no liability for any action or inaction of any successor Trustee.
SECTION 1.8.Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.
In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; provided that the right to adopt the certificate of authentication of any predecessor Trustee or authenticate Notes in the name of any predecessor Trustee shall only apply to its successor or successors by merger, consolidation or conversion.
SECTION 1.9.Eligibility; Disqualification. This Indenture shall always have a Trustee. The Trustee shall have a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition.
SECTION 1.10.Trustee’s Application for Instruction from the Issuer. Any application by the Trustee for written instructions from the Issuer may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three (3) Business Days after the date any Officer of the Issuer actually receives such application, unless any such Officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions in response to such application specifying the action to be taken or omitted.

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE
SECTION 1.1.Option to Effect Legal Defeasance or Covenant Defeasance; Defeasance. The Issuer may, at its option and at any time, elect to have either Section 8.2 or 8.3 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.
SECTION 1.2.Legal Defeasance and Discharge. Upon the Issuer’s exercise under Section 8.1 hereof of the option applicable to this Section 8.2, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Notes Guarantees and the Liens securing the Notes and the Notes Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Notes Guarantees and the Liens securing the Notes and the Notes Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.5 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all of their other obligations under the Notes, the Note Guarantees, this Indenture and the Collateral Documents (and the Trustee, on written demand of and at the expense of the Issuer, shall execute such instruments reasonably requested by the Issuer acknowledging the same) and to have cured all then existing Events of Default, except for the following provisions which will survive until otherwise terminated or discharged hereunder:
(1)the rights of Holders of Notes issued under this Indenture to receive payments in respect of the principal of, premium, if any, and interest, if any, on the Notes when such payments are due solely out of the trust referred to in Section 8.4 hereof;
(2)the Issuer’s obligations with respect to the Notes under Article II concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and Section 3.11 hereof concerning the maintenance of an office or agency for payment and money for security payments held in trust;
(3)the rights, powers, trusts, duties and immunities of the Trustee and the Collateral Agent and the Issuer’s or Guarantors’ obligations in connection therewith; and
(4)this Article VIII with respect to provisions relating to Legal Defeasance.
Subject to compliance with this Article VIII, the Issuer may exercise its option under this Section 8.2 notwithstanding the prior exercise of its option under Section 8.3.
SECTION 1.3.Covenant Defeasance. Upon the Issuer’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be released from each of their obligations under the covenants contained in Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.13, 3.15, 3.16, 3.17 and Section 4.1 (except Section 4.1(a)(1) and 4.1(a)(2)) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.4 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder. For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Guarantees, the

Issuer and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1(a) hereof, but, except as specified above, the remainder of this Indenture and such Notes and Guarantees will be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, Sections 6.1(a)(3) (other than with respect to Section 4.1(a)(1) and 4.1(a)(2)), 6.1(a)(4), 6.1(a)(5), 6.1(a)(6), 6.1(a)(7) (with respect only to a Guarantor that is a Significant Subsidiary or any group of Guarantors that taken together would constitute a Significant Subsidiary), and 6.1(a)(8) (with respect only to a Guarantor that is a Significant Subsidiary or any group of Guarantors that taken together would constitute a Significant Subsidiary) hereof shall not constitute Events of Default.
SECTION 1.4.Conditions to Legal or Covenant Defeasance. In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.2 or 8.3 hereof:
(1)the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in Dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and premium, if any, interest, due on the Notes issued under this Indenture on the stated maturity date or on the applicable redemption date, as the case may be, and the Issuer must specify whether such Notes are being defeased to maturity or to a particular redemption date; provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;
(2)in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that, subject to customary assumptions and exclusions;
(A)the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling; or
(B)since the issuance of such Notes, there has been a change in the applicable U.S. federal income tax law;
in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the beneficial owners of Notes, in their capacity as such, in their capacity as beneficial owners of the Notes, will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that, subject to customary assumptions and exclusions, the beneficial owners of Notes, in their capacity as such, will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(4)no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;
(5)such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Credit Facilities or any other material agreement or instrument (other than this Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;
(6)the Issuer shall have delivered to the Trustee an Officer’s Certificate to the effect that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying, defrauding or preferring any creditors of the Issuer or any Guarantor or others; and
(7)the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each to the effect that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.
SECTION 1.5.Deposited Money and U.S. Government Obligations to be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.6 hereof, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.5, the “Trustee”) pursuant to Section 8.4 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, and interest, but such money need not be segregated from other funds except to the extent required by law.
The Issuer will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Obligations deposited pursuant to Section 8.4 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.
Notwithstanding anything in this Article VIII to the contrary, the Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any money or U.S. Government Obligations held by it as provided in Section 8.4 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.4(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.
SECTION 1.6.Repayment to the Issuer. Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium or interest on, any Note and remaining unclaimed for two years after such principal, premium or interest has become due and payable shall be paid to the Issuer on their written request unless an abandoned property law designates another Person or (if then held by the Issuer) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuer for payment thereof unless an abandoned property law designates another Person, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, shall at the expense of the Issuer cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.
SECTION 1.7.Reinstatement. If the Trustee or Paying Agent is unable to apply any money or Dollars or U.S. Government Obligations in accordance with Section 8.2 or 8.3 hereof, as the case may be, by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under this Indenture, the Notes, the Note Guarantees and the Liens on the Collateral securing the Notes and the Notes Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.2 or 8.3 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.2 or 8.3 hereof, as the case may be; provided, however, that, if the Issuer make any payment of principal of, premium, or interest on, any Note following the reinstatement of its obligations, the Issuer will be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.
ARTICLE IX

AMENDMENTS
SECTION 1.1.Without Consent of Holders. Notwithstanding Section 9.2 of this Indenture, the Company, any Guarantor (with respect to its Guarantee or this Indenture), the Trustee and the Collateral Agent (with respect to the Collateral Documents) may amend, supplement or modify this Indenture, any Guarantee, the Notes and the Collateral Documents without the consent of any Holder:
(1)to cure any ambiguity, omission, mistake, defect, error or inconsistency, conform any provision to any provision under the heading “Description of the Notes” in the Offering Memorandum or reduce the minimum denomination of the Notes;
(2)to provide for the assumption by a successor Person of the obligations of the Company or a Guarantor under any Note Document;
(3)to provide for uncertificated Notes in addition to or in place of certificated Notes (provided, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);
(4)to add to the covenants or provide for a Note Guarantee for the benefit of the Holders or to surrender any right or power conferred upon the Company or any Restricted Subsidiary;
(5)to make any change (including changing the CUSIP or other identifying number on any Notes) that does not adversely affect the rights of any Holder in any material respect;

(6)at the Company’s election, comply with any requirement of the SEC in connection with the qualification of this Indenture under the TIA, if such qualification is required;
(7)make such provisions as necessary (as determined in good faith by the Company) for the issuance of Additional Notes;
(8)provide for any Restricted Subsidiary to provide a Guarantee in accordance with Section 3.2, to add Guarantees with respect to the Notes, to add security to or for the benefit of the Notes, or to confirm and evidence the release, termination, discharge or retaking of any Guarantee or Lien with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under this Indenture, the Collateral Documents or the Intercreditor Agreement, as applicable;
(9)evidence and provide for the acceptance and appointment under this Indenture or the Collateral Documents of a successor Trustee or successor Collateral Agent pursuant to the requirements hereof or to provide for the accession by the Trustee or Collateral Agent to any Note Document;
(10)make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including to facilitate the issuance and administration of Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (ii) such amendment does not adversely affect the rights of Holders to transfer Notes in any material respect;
(11)to amend the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including to facilitate the issuance and administration of the Notes;
(12)add an obligor or a Guarantor under this Indenture;
(13)mortgage, pledge, hypothecate, grant, perfect, enhance, maintain or preserve any Lien in favor of the Collateral Agent for its benefit and the benefit of the Trustee, the Holders of the Notes and the holders of any Other First Priority Indebtedness, as security for the payment and performance of all or any portion of the Notes Obligations, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Collateral Agent pursuant to this Indenture, any of the Intercreditor Agreement, the Collateral Documents or otherwise;
(14)provide for the subordination or release of Collateral from the Lien pursuant to this Indenture, the Collateral Documents and the Intercreditor Agreement when permitted or required by the Collateral Documents, this Indenture or the Intercreditor Agreement;
(15)(i) secure any Other First Priority Indebtedness or other First Priority Obligations (including Waterfall Priority Obligations) or Junior Priority Indebtedness, in each case to the extent permitted under the Note Documents or (ii) amend the Intercreditor Agreement or any Junior Lien Intercreditor Agreement to reflect the Incurrence of any such Indebtedness; or
(16)comply with the rules and procedures of any applicable securities depositary.

For the avoidance of doubt, no amendment or deletion of any of the covenants under Article III in accordance with the amendment provisions set forth in this Indenture, or action taken in compliance with such covenants in effect at the time of such action, shall be deemed to make any change in the provisions or this Indenture relating to the contractual right of any holder of the Notes to receive payments of principal of, or interest or premium, if any, on the Note.
Each Holder, by its acceptance of the Notes, will be deemed to have consented and agreed to the terms of each Collateral Document, as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of this Indenture; and authorizes and empowers the Trustee and (through the Intercreditor Agreement) the Applicable Authorized Representative to bind the Holders of the Notes and other holders of First Priority Obligations as set forth in the applicable Collateral Documents to which they are a party and to perform its obligations and exercise its rights and powers thereunder. Notwithstanding the foregoing, no such consent or deemed consent shall be deemed or construed to represent an amendment or waiver, in whole or in part, of any provision of this Indenture or the Notes. This paragraph will not, however, limit the right of the Company to amend, waive or otherwise modify the Collateral Documents in accordance with their terms.
Subject to Section 9.2, upon the request of the Issuer and upon receipt by the Trustee of the documents described in Section 9.6 and 12.2 hereof, the Trustee will join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture affects the Trustee’s own rights, duties, liabilities or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture.
After an amendment or supplement under this Section 9.1 becomes effective, the Issuer shall mail to Holders a notice briefly describing such amendment or supplement. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement under this Section 9.1. The filing of such notice or supplement with the SEC shall constitute the giving of such notice.
SECTION 1.2.With Consent of Holders. Except as provided below in this Section 9.2, the Issuer, the Guarantors, the Trustee and the Collateral Agent (with respect to the Collateral Documents) may amend or supplement this Indenture, any Guarantee, the Notes and the Collateral Documents issued hereunder with the consent of the Holders of at least a majority in principal amount of the outstanding Notes issued under this Indenture, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and, subject to Section 6.4 and 6.7 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes and the Guarantees may be waived with the consent of the Holders of a majority in principal amount of the outstanding Notes issued under this Indenture (including consents obtained in connection with a purchase of or tender offer or exchange offer for Notes). Section 2.9 hereof and Section 12.4 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.2.
Upon the request of the Issuer, and upon the filing with the Trustee of evidence of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.6 and 12.2 hereof, the Trustee will join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture affects the Trustee’s own rights, duties, liabilities or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture.

Without the consent of each Holder of Notes affected, an amendment, supplement or waiver may not, with respect to any Notes issued thereunder and held by a nonconsenting Holder:
(1)reduce the principal amount of such Notes whose Holders must consent to an amendment;
(2)reduce the stated rate of or extend the stated time for payment of interest on any such Note (other than provisions relating to Section 3.5 and Section 3.9 to the extent permitted by this Indenture);
(3)reduce the principal of or extend the Stated Maturity of any such Note (other than provisions relating to Section 3.5 and Section 3.9 to the extent permitted by this Indenture);
(4)reduce the premium payable upon the redemption of any such Note or change the time at which any such Note may be redeemed, in each case as set forth in Section 5.6;
(5)make any such Note payable in currency other than that stated in such Note;
(6)impair the contractual right of any Holder to institute suit for the enforcement of any payment of principal of and interest on such Holder’s Notes on or after the due dates therefor (and, for the avoidance of doubt, the amendment, supplement or modification in accordance with the terms of this Indenture of the covenants described above under Section 3.9 and Section 3.17 and clauses (3), (4), (6) and (7) of Section 6.1 and the related definitions shall be deemed not to impair the contractual right of any Holder to institute a suite for the enforcement of any payment of principal of and interest on such Holder’s Notes on or after the due dates therefor);
(7)waive a Default or Event of Default with respect to the nonpayment of principal, premium or interest (except pursuant to a rescission of acceleration of the Notes by the Holders of at least a majority in principal amount of such Notes and a waiver of the payment default that resulted from such acceleration);
(8)make any change in the amendment or waiver provisions which require the Holders’ consent described in this Section 9.2;
(9)modify any Note Guarantee in any manner adverse to the Holders;
(10)make any change in the provisions of the Intercreditor Agreement or this Indenture dealing with the order of application of proceeds of Collateral that would adversely affect the Holders of the Notes in any material respect;
(11)after the time a Change of Control Offer has occurred, reduce the purchase amount or purchase price, or extend the latest expiration date or purchase date thereunder; or
(12)make any change in the ranking of such Notes that would adversely affect the Holders.
Without the consent of the Holders of at least two-thirds in aggregate principal amount of the Notes then outstanding, no amendment or waiver may release all or substantially all of the

Collateral from the Lien of this Indenture and the Collateral Documents with respect to the Notes, except for releases permitted by the Collateral Documents and this Indenture.
It shall not be necessary for the consent of the Holders under this Indenture to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. A consent to any amendment, supplement or waiver under this Indenture by any Holder of the Notes given in connection with a tender or exchange of such Holder’s Notes will not be rendered invalid by such tender or exchange.
After an amendment or supplement under this Section 9.2 becomes effective, the Issuer shall send to Holders a notice briefly describing such amendment or supplement. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement.
SECTION 1.3.Compliance with this Indenture. Every amendment or supplement to this Indenture, any Guarantee and the Notes will be set forth in an amended or supplemental indenture that complies with this Indenture as then in effect.
SECTION 1.4.Revocation and Effect of Consents and Waivers. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent or waiver as to such Holder’s Note or portion of its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.
The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described in this Section 9.4 or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.
SECTION 1.5.Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Issuer Order, authenticate new Notes that reflect the amendment, supplement or waiver.
Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.
SECTION 1.6.Trustee and Collateral Agent to Sign Amendments. The Trustee and, if applicable, the Collateral Agent shall sign any amended or supplemental indenture authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee and the Collateral Agent. In executing any amended or supplemental indenture, the Trustee and Collateral Agent will be entitled to receive and (subject to Sections 7.1 and 7.2 hereof in the case of the Trustee) shall be fully protected in conclusively relying upon, in addition to the documents required by Section 12.2 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and is valid, binding and enforceable against the Issuer or any Guarantor, as the case may be, in accordance with its terms; for the avoidance of doubt, an Opinion of Counsel with respect to the addition of a Guarantor may assume the due authorization, execution and delivery of the supplemental indenture by such new Guarantor.
ARTICLE X

GUARANTEE
SECTION 1.1.Guarantee. Subject to the provisions of this Article X, each Guarantor that executes this Indenture on the date hereof and any future Guarantor that is required to provide a Note Guarantee that is required to execute a supplemental indenture hereto will fully, unconditionally and irrevocably guarantee, on a senior secured basis, subject to the Priority Waterfall, as primary obligor and not merely as surety, jointly and severally with each other Guarantor, to each Holder, and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes and all other obligations and liabilities of the Issuer under this Indenture (including without limitation interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Issuer or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.6), (all the foregoing being hereinafter collectively called the “Guaranteed Obligations” and each Guarantee of such Guaranteed Obligations called a “Note Guarantee”). Guarantors shall include each Subsidiary of the Company required to provide a Note Guarantee pursuant to Section 3.7(a). Each Guarantor agrees that the Guaranteed Obligations will rank equally in right of payment with other Indebtedness of such Guarantor, except to the extent such other Indebtedness is subordinate to the Guaranteed Obligations, in which case the obligations of the Guarantors under the Guarantees will rank senior in right of payment to such other Indebtedness.
To evidence its Guarantee set forth in this Section 10.1, each Guarantor as of the date hereof hereby agrees that this Indenture shall be executed on behalf of such Guarantor by an Officer of such Guarantor.
Each Guarantor hereby agrees that its Guarantee set forth in this Section 10.1 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.
If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Guarantee shall be valid nevertheless.
Each Guarantor further agrees (to the extent permitted by law) that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Article X notwithstanding any extension or renewal of any Guaranteed Obligation.
Each Guarantor waives presentation to, demand of payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations.
Each Guarantor further agrees that its Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guaranteed Obligations.

Except as set forth in Section 10.2, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guaranteed Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise.
Without limiting the generality of the foregoing, the Guaranteed Obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Issuer or any other person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder for the Guaranteed Obligations; (e) the failure of any Holder to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of the Issuer; (g) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.
Each Guarantor agrees that its Guarantee herein shall remain in full force and effect until payment in full of all the Guaranteed Obligations or such Guarantor is released from its Guarantee in compliance with Section 10.2, Article VIII or Article XI. Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, interest on any of the Guaranteed Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Issuer or otherwise.
In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuer to pay any of the Guaranteed Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee on behalf of the Holders an amount equal to the sum of (i) the unpaid amount of such Guaranteed Obligations then due and owing and (ii) accrued and unpaid interest on such Guaranteed Obligations then due and owing (but only to the extent not prohibited by law) (including interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Issuer or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).
Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Guaranteed Obligations, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Guarantee.
Each Guarantor also agrees to pay any and all fees, costs and expenses (including attorneys’ fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under this Section 10.1.

SECTION 1.2.Limitation on Liability; Termination, Release and Discharge.
(a)Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Guarantor hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal, foreign, state or provincial law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.
(b)Any Note Guarantee of a Guarantor shall be automatically and unconditionally released and discharged upon:
(1)a sale, exchange, transfer or other disposition (including by way of consolidation, merger or amalgamation) of the Capital Stock of such Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor to a Person other than to the Company or a Restricted Subsidiary and as otherwise permitted by this Indenture, including compliance with Section 3.5 (including pursuant to an enforcement action in accordance with the terms of the Intercreditor Agreement);
(2)the occurrence of any event after which the Guarantor is no longer a Restricted Subsidiary;
(3)defeasance or discharge of the Notes pursuant to Article VIII or Article XI;
(4)to the extent that such Guarantor becomes an Excluded Subsidiary, unless such Subsidiary is required to provide a Note Guarantee pursuant to the second sentence of Section 3.7(a) hereof;
(5)in the case of a Note Guarantee made by a Guarantor (each, an “Other Guarantee”) solely as a result of its guarantee of other Indebtedness of the Company or a Guarantor pursuant to the second sentence of Section 3.7(a) hereof, such Guarantor being released from all of its obligations under all of its Guarantees of the relevant Indebtedness that had required such Guarantor to provide a Note Guarantee thereunder, except a release as a result of payment under such Guarantee (it being understood that a release subject to a contingent reinstatement is still considered a release, and if any such Indebtedness or any Other Guarantee is so reinstated, such Note Guarantee shall also be reinstated);
(6) upon the merger, amalgamation or consolidation of any Guarantor with and into Company or another Guarantor or upon the liquidation or dissolution of such Guarantor, in each case, in compliance with the applicable provisions of this Indenture;
(7)upon the achievement of Investment Grade Status by the Notes; provided that such Note Guarantee shall be reinstated upon the Reversion Date; or
(8)as described under Article IX of this Indenture.
At the Issuer’s written request and expense, following receipt of an Officer’s Certificate and Opinion of Counsel, the Trustee shall promptly execute and deliver an instrument prepared by the Issuer evidencing such release.

SECTION 1.3.Right of Contribution. Each Guarantor hereby agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made on the obligations under the Guarantees, such Guarantor shall be entitled to seek and receive contribution from and against the Issuer or any other Guarantor who has not paid its proportionate share of such payment. The provisions of this Section 10.3 shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee and the Holders and each Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Guarantor hereunder.
SECTION 1.4.No Subrogation. Notwithstanding any payment or payments made by each Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Issuer or any other Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Guaranteed Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Issuer or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Issuer on account of the Guaranteed Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Guaranteed Obligations.
ARTICLE XI

SATISFACTION AND DISCHARGE
SECTION 1.1.Satisfaction and Discharge. This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:
(a)either:
(1)all Notes that have been authenticated and delivered, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or
(2)all such Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable by reason of the making of a notice of redemption or otherwise or (i) will become due and payable within one year at their Stated Maturity or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee, in the name, and at the expense of the Issuer;
(b)the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in Dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on such Notes not previously delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of deposit (in the case of Notes that have become due and payable), or to the Stated Maturity or redemption date, as the case may be; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the date of redemption, and any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption. The Trustee shall acknowledge satisfaction and discharge of this Indenture on demand of the Issuer accompanied by an Officer’s Certificate and an Opinion of Counsel and at the cost and expense of the Issuer;
(c)the Company has paid or caused to be paid all sums payable by the Issuer under this Indenture; and
(d)the Company has delivered irrevocable instructions to the Trustee to apply the deposited money in Dollars toward the payment of such Notes issued hereunder at maturity or the redemption date, as the case may be.
In addition, the Issuer shall deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied; provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to clauses (a) and (b)).
Notwithstanding the satisfaction and discharge of this Indenture, the Issuer’s obligations to the Trustee in Section 7.6 hereof and, if money in Dollars has been deposited with the Trustee pursuant to clause (a)(2) of this Section 11.1, the provisions of Sections 11.2 and 8.6 hereof will survive.
SECTION 1.2.Application of Trust Money. Subject to the provisions of Section 8.6 hereof, all money in Dollars or U.S. Government Obligations deposited with the Trustee pursuant to Section 11.1 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium) and interest for whose payment such money in Dollars or U.S. Government Obligations has been deposited with the Trustee; but such money in Dollars or U.S. Government Obligations need not be segregated from other funds except to the extent required by law.
If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 11.1 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.1 hereof; provided that if the Issuer have made any payment of principal of, premium or interest on, any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.
ARTICLE XII

MISCELLANEOUS
SECTION 1.1.Notices. Any notice, request, direction, consent or communication made pursuant to the provisions of this Indenture or the Notes shall be in writing and delivered in person, sent by facsimile, sent by electronic mail in pdf format, delivered by commercial courier service or mailed by first-class mail, postage prepaid, addressed as follows:
if to the Issuer or to any Guarantor:

Skillz Inc.
P.O. Box 445
San Francisco, California 94104
Attention: Chief Financial Officer
Vice President of Legal
E-mail: finance@skillz.com
legal@skillz.com
with a copy to:

Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Attention: Benjamin A. Potter
Facsimile: (415) 395-8095
if to the Trustee or the Collateral Agent, at its corporate trust office, which corporate trust office for purposes of this Indenture is at the date hereof located at:

UMB Bank, N.A.
Corporate Trust and Escrow Services
5910 N Central Expressway, Suite 1900
Dallas, TX 75206
Attention: Israel Lugo
Facsimile: (214) 389-5949

The Issuer, the Trustee or the Collateral Agent by written notice to each other may designate additional or different addresses for subsequent notices or communications.
Any notice or communication to the Issuer or the Guarantors shall be deemed to have been given or made as of the date so delivered if personally delivered or if delivered electronically, in pdf format; when receipt is acknowledged, if telecopied; and seven (7) calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee). Any notice or communication to the Trustee or the Collateral Agent shall be deemed delivered upon receipt.
Any notice or communication sent to a Holder shall be electronically delivered or mailed to the Holder at the Holder’s address as it appears in the Notes Register and shall be sufficiently given if so sent within the time prescribed.
Failure to mail or deliver electronically a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is sent in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee or the Collateral Agent shall be effective only upon receipt.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC (or its designee) pursuant to the standing instructions from DTC or its designee.
SECTION 1.2.Certificate and Opinion as to Conditions Precedent.
Upon any request or application by the Issuer or any of the Guarantors to the Trustee to take or refrain from taking any action under this Indenture, the Notes or the Collateral Documents, the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee:
(1)an Officer’s Certificate in form satisfactory to the Trustee (which shall include the statements set forth in Section 12.3 hereof) stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture, the Notes or the Collateral Documents relating to the proposed action have been satisfied and complied with; and
(2)an Opinion of Counsel in form satisfactory to the Trustee (which shall include the statements set forth in Section 12.3 hereof) stating that, in the opinion of such counsel, all such conditions precedent have been satisfied and all covenants have been complied with.
provided that no Opinion of Counsel as set forth in clause (2) above shall be required in connection with the order of the Issuer to authenticate and deliver the Initial Notes in the aggregate principal amount of $300,000,000 on the date hereof pursuant to Section 2.2 hereof.
SECTION 1.3.Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture, the Notes or the Collateral Documents:
(1)a statement that the individual making such certificate or opinion has read such covenant or condition;
(2)a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
(3)a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable such individual to express an informed opinion as to whether or not such covenant or condition has been satisfied or complied with; and
(4)a statement as to whether or not, in the opinion of such individual, such covenant or condition has been satisfied or complied with.
In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officer’s Certificate or on certificates of public officials.
SECTION 1.4.When Notes Disregarded. In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, any Guarantor or any Affiliate of them shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust

Officer of the Trustee actually knows are so owned shall be so disregarded. Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.
SECTION 1.5.Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by, or at meetings of, Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.
SECTION 1.6.Legal Holidays. A “Legal Holiday” is a Saturday, a Sunday or other day on which commercial banking institutions are authorized or required to be closed in New York, New York or the state of the place of payment. If a payment date or a Redemption Date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.
SECTION 1.7.Governing Law. THIS INDENTURE, THE NOTES AND THE GUARANTEES AND THE RIGHTS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
SECTION 1.8.Jurisdiction. The Issuer and the Guarantors agree that any suit, action or proceeding against the Issuer or any Guarantor brought by any Holder or the Trustee arising out of or based upon this Indenture, the Guarantee or the Notes may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and each of them irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. The Issuer and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Guarantee or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Issuer and the Guarantors agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Issuer or the Guarantors, as the case may be, and may be enforced in any court to the jurisdiction of which the Issuer or the Guarantors, as the case may be, are subject by a suit upon such judgment.
SECTION 1.9.Waivers of Jury Trial. EACH OF THE ISSUER, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE GUARANTEES AND FOR ANY COUNTERCLAIM THEREIN.
SECTION 1.10.USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, each of the Trustee and the Collateral Agent, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this Indenture agree that they will provide each of the Trustee and the Collateral Agent with such information as each may request in order to satisfy the requirements of the USA PATRIOT Act.
SECTION 1.11.No Recourse Against Others. No director, officer, employee, incorporator or shareholder of the Issuer or any of its respective Subsidiaries or Affiliates, or such (other than the Issuer and the Guarantors), shall have any liability for any obligations of the

Issuer or the Guarantors under the Notes, the Guarantees or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.
SECTION 1.12.Successors. All agreements of the Issuer and each Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee and the Collateral Agent in this Indenture shall bind their respective successors.
SECTION 1.13.Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
SECTION 1.14.Table of Contents; Headings. The table of contents, cross-reference table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.
SECTION 1.15.Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, it being understood that the Trustee shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.
SECTION 1.16.Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
SECTION 1.17.Appointment of Agent for Service of Process.
(a)By the execution and delivery of this Indenture or any amendment or supplement hereto, each Guarantor organized outside of the United States of America (i) acknowledges that it hereby designates and appoints Corporation Service Company, located at 1180 Avenue of the Americas, Suite 210, New York, New York 100368401, as its authorized agent (the “Authorized Agent”) upon which process may be served in any suit, action or proceeding with respect to, arising out of, or relating to, the Notes, this Indenture, the Note Guarantees and the Collateral Documents, that may be instituted in any Federal or state court in the State of New York, The City of New York, the Borough of Manhattan, or brought under Federal or state securities laws or brought by the Trustee or Collateral Agent (whether in their individual capacity or in their capacity as Trustee or Collateral Agent hereunder), and acknowledges that the Authorized Agent has accepted such designation, (ii) submits to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) agrees that service of process upon the Authorized Agent shall be deemed in every respect effective service of process upon each such Guarantor in any such suit, action or proceeding, each such Guarantor further agrees to take any and all action, including the execution and filing of any and all such documents and instruments as may be necessary to continue such designation and appointment of the Authorized Agent in full force and effect so long as this Indenture shall be in full force and effect; provided that each such Guarantor may and shall (to the extent the Authorized Agent ceases to be able to be served on the basis contemplated herein), by written notice to the Trustee or Collateral Agent, designate such additional or alternative agents for service of process under this Section 12.17 that (i) maintains an office located in the Borough of Manhattan, The City of New York in the State of New York, (ii) are either (x) counsel for any such Guarantor or (y) a corporate service company which acts as agent for service of process for other Persons in the ordinary course of its business and (iii) agrees to act as agent for service of process in accordance with this Section 12.17. Such notice shall identify the name of such agent for process and the address of such agent for process in the Borough of Manhattan, The City of New York, State of New York. Upon the written request of any Holder, the Trustee or Collateral Agent shall deliver such information to such Holder. Notwithstanding the foregoing, there shall, at all times, be at least one agent for service of process for each Guarantor organized outside of the United States of America appointed and acting in accordance with this Section 12.17.
(b)Each Guarantor organized outside of the United States of America irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents in any such action, suit or proceeding against them by (i) serving a copy thereof upon any of the relevant process agents specified in clause (a) above, or (ii) or by mailing copies thereof by registered or certified air mail, postage prepaid, to each such Guarantor, at its address specified in or designated pursuant to this Indenture. Each such Guarantor agrees that the failure of any process agent specified in clause (a) above, to give any notice of such service to it shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon.
(c)Nothing herein shall in any way be deemed to limit the ability of the Trustee, the Collateral Agent or any Holder to serve any such legal process, summons, notices and documents in any other manner permitted by applicable law or to obtain jurisdiction over the Company, the Issuer or any of the Guarantors or bring actions, suits or proceedings against them in such other jurisdictions, and in such manner, as may be permitted by applicable law.
(d)The Company, the Issuer and each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Indenture, the Notes, the Note Guarantees or the Collateral Documents brought in the United States federal courts located in the County of New York or the courts of the State of New York located in the County of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
(e)The provisions of this Section 12.17 shall survive any termination of this Indenture, in whole or in part, and shall survive delivery and payment for the Notes.
SECTION 1.18.Waiver of Immunities. To the extent that the Issuer or any Guarantor or any of its properties, assets or revenues may have or may hereafter become entitled to, or have attributed to them, any right of immunity, on the grounds of sovereignty, from any legal action, suit or proceeding, from set-off or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, or from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceedings may at any time be commenced, with respect to their obligations, liabilities or any other matter under or arising out of or in connection with this Indenture, the Notes, the Note Guarantees or the Collateral Documents, the Company, the Issuer and each Guarantor hereby irrevocably and unconditionally, to the extent permitted by applicable law, waives and agrees not to plead or claim any such immunity and consents to such relief and enforcement.
SECTION 1.19.Judgment Currency. The Issuer and each Guarantor agrees to indemnify the recipient against any loss incurred by such recipient as a result of any judgment or order being given or made against the Company, the Issuer or any Guarantor for any amount due hereunder and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than Dollars and as a result of any variation as between (i) the rate of exchange at which the Dollar amount is converted into the Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange in The City of New York at which such party on the date of payment of such judgment or order is able to purchase Dollars with the amount of the Judgment Currency actually received by such party if such party had utilized such amount of Judgment Currency to purchase Dollars as promptly as practicable upon such party’s receipt thereof. The foregoing indemnity shall constitute a separate and independent obligation of the Company, the Issuer and each Guarantor and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.
SECTION 1.20.Intercreditor Agreement. Reference is made to the Intercreditor Agreement. Each Holder, by its acceptance of a Note, (a) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (b) authorizes and instructs the Trustee and the Collateral Agent to enter into the Intercreditor Agreement (and any other Collateral Documents) as Trustee and the Collateral Agent, as the case may be, and on behalf of such Holder, including without limitation, making the representations of the Holders contained therein.
ARTICLE XIII
COLLATERAL AND SECURITY
SECTION 1.1.The Collateral Agent.
(a)UMB Bank, N.A. will act as the Collateral Agent as of the Issue Date. The Collateral Agent shall hold (directly or through co-trustees or agents, including as provided in the Intercreditor Agreement), and will be entitled to enforce, all Liens on the Collateral created in accordance with the terms of the Collateral Documents. By accepting a Note, each Holder will be deemed to have irrevocably appointed the Collateral Agent to act as its agent under the Collateral Documents and irrevocably authorized the Collateral Agent to (i) perform the duties and exercise the rights, powers and discretions that are specifically given to it under the Collateral Documents or other documents to which it is a party, together with any other incidental rights, powers and discretions and (ii) execute each document expressed to be executed by the Collateral Agent on its behalf. The Holders may not, individually or collectively, take any direct action to enforce the Collateral Documents. The Holders may only act by instruction to the Trustee, which shall instruct the Collateral Agent subject to the terms of the Intercreditor Agreement. The Collateral Agent will have no duties or obligations except those expressly set forth in the Collateral Documents to which it is party. The Collateral Agent will not be liable for any action taken or not taken by it in the absence of its own gross negligence or willful misconduct. The Collateral Agent will be entitled to rely upon, and will not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. The Collateral Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. The Collateral Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and will not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Without limiting the generality of the foregoing, the Collateral Agent:
(1)shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;
(2)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Collateral Documents that the Collateral Agent is required to exercise at the written direction of the Trustee; provided that the Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Collateral Agent to liability or that is contrary to any Collateral Document or applicable law;
(3)shall not, except as expressly set forth in the Collateral Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Collateral Agent or any of its Affiliates in any capacity;
(4)shall not be liable for any action taken or not taken by it (a) with the consent or at the request of the Applicable Authorized Representative or (b) in the absence of its own gross negligence or willful misconduct or (c) in reliance on a certificate of an authorized officer of the Company stating that such action is permitted by the terms of the Intercreditor Agreement. The Collateral Agent shall be deemed not to have knowledge of any event of default under any series of First Priority Obligations unless and until written notice describing such event of default is given to the Collateral Agent by the Representative of such First Priority Obligations or the Company; and
(5)shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with the Intercreditor Agreement or any other Collateral Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth therein or the occurrence of any event of default, (iv) the validity, enforceability, effectiveness or genuineness of the Intercreditor Agreement, any other Collateral Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral for any series of First Priority Obligations, or (vi) the satisfaction of any condition set forth in any First Priority Document or Collateral Document.
The use of the term “agent” herein with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law other than as a “representative” as such term is used in Section 9-102(a)(72)(E) of the Uniform Commercial Code.
BY ACCEPTING A NOTE EACH HOLDER WILL BE DEEMED TO HAVE IRREVOCABLY AGREED TO THE FOREGOING PROVISIONS OF THIS SECTION 13.1(A) AND SHALL BE BOUND BY THOSE AGREEMENTS TO THE FULLEST EXTENT PERMITTED BY LAW.
(b)Without limiting the Intercreditor Agreement, the Collateral Agent shall be subject to such directions as may be properly given it by the Trustee from time to time in accordance with this Indenture, the Intercreditor Agreement and the other Collateral Documents. Except as directed by the Trustee and as expressly required by this Indenture, the Intercreditor Agreement and the other Collateral Documents, and in each case subject to the Intercreditor Agreement, the Collateral Agent shall not be obligated:
(1)to act upon directions purported to be delivered to it by any other Person;
(2)to foreclose upon or otherwise enforce any Lien securing the Notes or any of the Notes Guarantees; or
(3)to take any other action whatsoever with regard to any or all of the Liens securing the Notes, the Notes Guarantees or the Collateral Documents or with regard to the Collateral.
(c)The Collateral Agent is authorized and empowered to appoint one or more co-agents or sub-agents or attorneys-in-fact as it deems necessary or appropriate in connection herewith and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.
(d)The Collateral Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The Collateral Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Article XIII shall apply to any such sub-agent and to the Affiliates of the Collateral Agent and any such sub-agent.
(e)Subject to the appointment and acceptance of a successor Collateral Agent as provided below, the Collateral Agent may resign at any time by notifying the Company and the Trustee in writing. Upon any such resignation, the Company shall have the right to appoint a successor; provided that during the existence and continuation of an Event of Default pursuant to clause (1), (2), (5) or (6) of Section 6.1 the Trustee shall instead have the right to appoint a successor. If no successor shall have been so appointed by the Trustee and shall have accepted such appointment within 30 days after the retiring Collateral Agent gives notice of its resignation, then the retiring Collateral Agent may, on behalf of the Holders and the Trustee, petition a court of competent jurisdiction for the appointment of a successor Collateral Agent which shall be a bank with an office in New York, New York, having a combined capital and surplus of at least $1,000,000,000, or an Affiliate of any such bank that is, so long as no Event of Default pursuant to clause (1), (2), (5) or (6) of Section 6.1 shall have occurred and be continuing, reasonably acceptable to the Company. Upon the acceptance of its appointment as Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After a Collateral Agent’s resignation hereunder, the provisions of this Article and Article VII shall continue in effect for the benefit of such retiring Collateral Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while acting as Collateral Agent.
(f)The benefits, protections and indemnities of the Trustee in Sections 7.2, 7.3 and 7.6 of this Indenture shall apply mutatis mutandis to the Collateral Agent in its capacity as such, including, without limitation, the rights to receive and rely on Officer’s Certificates and Opinions of Counsel, reimbursement and indemnification.

(g)Each Holder, by its acceptance of any Notes, is deemed to have consented and agreed to the terms of each Collateral Document, as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of this Indenture; and authorizes and empowers the Trustee and (through the Intercreditor Agreement) each Applicable Collateral Agent to bind the Holders as set forth in the applicable Collateral Documents to which they are a party and to perform its obligations and exercise its rights and powers thereunder. Notwithstanding the foregoing, no such consent or deemed consent shall be deemed or construed to represent an amendment or waiver, in whole or in part, of any provision of this Indenture or the Notes.
(h)Neither the Trustee nor the Collateral Agent shall be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Company or any Grantor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.
(i)Notwithstanding anything else to the contrary herein, whenever reference is made in this Agreement or in the Collateral Documents to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction, reasonable satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Collateral Agent, it is understood that in all cases the Collateral Agent shall be fully justified in failing or refusing to take any such action under this Agreement if it shall not have received such written instruction of the Trustee, and if requested, indemnity satisfactory to it.
SECTION 1.2.Acceptance of Collateral Documents. The Trustee and each Holder, by accepting any Notes and the Note Guarantees, acknowledges that, as more fully set forth in the Collateral Documents, the Collateral as now or hereafter constituted shall be for the benefit of all the Holders, the Collateral Agent, the Trustee and the other Notes Secured Parties, and that the Lien granted in the Notes Collateral Documents relating to the Notes in respect of the Trustee, the Collateral Agent, the Holders and the other Notes Secured Parties is subject to and qualified and limited in all respects by the Notes Collateral Documents and actions that may be taken thereunder. In the event of conflict between the Intercreditor Agreement, any of the other Collateral Documents and this Indenture, the Intercreditor Agreement shall control.
SECTION 1.3.Further Assurances. The Company and the Guarantors shall, at their sole expense, take all actions that may be required under applicable law, or that the Trustee or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by this Indenture and in order to grant, preserve, protect and perfect the validity and intended priority of the security interests created or intended to be created by the Collateral Documents, subject to the exceptions and limitations set forth in the Collateral Documents. As necessary, or upon reasonable request of the Collateral Agent, the Company and the Guarantors shall, at their sole expense, execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements and continuation statements, mortgages and deeds of trust) as required under this Indenture and the Collateral Documents, subject to the exceptions and limitations set forth in the Collateral Documents. For the avoidance of doubt, notwithstanding anything to the contrary, nothing herein or in the Collateral Documents shall require the Collateral Agent to file financing statements or continuation statements, or be responsible for maintaining the security interests purported to be created as described herein (except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder or under any other Loan Document) and such responsibility shall be solely that of the Company.
SECTION 1.4.After-Acquired Property. Subject to the exceptions and limitations in the Collateral Documents, if the Company or any other Grantor acquires any property which constitutes Collateral under the Collateral Agreement or any other Collateral Document (excluding, for the avoidance of doubt, any Excluded Property), it shall execute and deliver such security instruments, financing statements and such certificates and opinions of counsel and take all other actions as are required under this Indenture and the Collateral Documents to vest in the Collateral Agent a perfected security interest (subject to Permitted Liens and other Liens permitted by this Indenture) in such after-acquired property and to have such after-acquired property included as part of the Collateral, and thereupon all provisions of the Collateral Documents and this Indenture relating to the Collateral shall be deemed to relate to such after-acquired property to the same extent and with the same force and effect.
SECTION 1.5.Release. The Liens on the Collateral will be released with respect to the Notes and the Notes Guarantees:
(a)in whole, upon a legal defeasance or a covenant defeasance of the Notes pursuant to Article VIII;
(b)in whole, upon satisfaction and discharge of this Indenture;
(c)in whole, upon payment in full of principal, interest and all other obligations on the Notes issued under this Indenture;
(d)in whole or in part, with the consent of the requisite Holders of the Notes pursuant to Article IX, including consents obtained in connection with a tender offer or exchange offer for, or purchase of, Notes; and
(e)as to any asset constituting Collateral,
(1)to enable the Company to consummate the disposition of such property or assets to a person that is not the Company or a Guarantor to the extent not prohibited by Section 3.5 hereof or otherwise permitted under this Indenture;
(2)that is held by a Guarantor that ceases to be a Guarantor in accordance with this Indenture, including upon the designation of such Guarantor (or its parent) as an Immaterial Subsidiary or Unrestricted Subsidiary as provided in this Indenture;
(3)that becomes Excluded Property; or
(4)that is otherwise released in accordance with, and as expressly provided for by the terms of, this Indenture, the Intercreditor Agreement or the applicable Collateral Documents.
In the case of a release in accordance with this Section 13.5, to the extent commercially practicable, the Company will deliver written notice of the release to the Trustee (it being understood that the failure to so notify the Trustee will not invalidate or otherwise affect the release or constitute a breach of any covenant, or a Default or Event of Default, hereunder).
Upon any sale or disposition of Collateral in compliance with this Indenture and the Collateral Documents, the Liens in favor of the Collateral Agent on such Collateral and (subject to the provisions of Section 13.4) all proceeds thereof shall automatically terminate and be released and the Collateral Agent shall execute and deliver such documents and instruments as the Company and the Notes Guarantors may request to evidence such termination and release (without recourse or warranty) without the consent of the Holders.
The Company shall furnish to the Collateral Agent and the Trustee, prior to each proposed release of Collateral pursuant to the Collateral Documents and this Indenture, an Officer’s Certificate confirming that such release is permitted by the Indenture and that the Collateral Agent and the Trustee are authorized to execute and deliver any requested release of such Collateral. To the extent required by law, the Company shall furnish to the Collateral Agent and the Trustee, prior to each proposed release of Collateral pursuant to the Collateral Documents and this Indenture, an Opinion of Counsel. Upon receipt of any such Officer’s Certificate and an Opinion of Counsel, if applicable, the Trustee shall, or shall cause the Collateral Agent to, promptly execute, deliver or acknowledge all documents, instruments and releases that have been requested to release, reconvey to the Company and/or the other Grantors, as the case may be, such Collateral or otherwise give effect to, evidence or confirm such termination or release in accordance with the directions of the Company and/or the other Grantors, as the case may be.
SECTION 1.6.No Impairment of the Security Interests. Except as otherwise permitted under this Indenture, the Intercreditor Agreement and the Collateral Documents, none of the Company nor any of the Guarantors shall be permitted to take any action, or knowingly omit to take any action, which action or omission would have the result of materially impairing the validity of the security interest with respect to the Collateral for the benefit of the Trustee, the Collateral Agent and the Holders of the Notes.
SECTION 1.7.Enforcement of Remedies. Notwithstanding anything to the contrary herein, any enforcement of the Notes Guarantees or any remedies with respect to the Collateral under the Collateral Documents is subject to the provisions of the Intercreditor Agreement.
[Signature on following pages]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed all as of the date and year first written above.
SKILLZ INC.

By: /s/ Ian Lee
Name:    Ian Lee
Title:    Chief Financial Officer

SKILLZ PLATFORM INC.

By:     /s/ Charlotte J. Edelman
    Name:    Charlotte Edelman
    Title:    Authorized Representative
AARKI, LLC

By:     /s/ Charlotte J. Edelman
    Name:    Charlotte Edelman
    Title:    Authorized Representative
ARCHYAPPS, LLC

By:     /s/ Charlotte J. Edelman
    Name:    Charlotte Edelman
    Title:    Authorized Representative
HEPTACOPTER, LLC

By:     /s/ Charlotte J. Edelman
    Name:    Charlotte Edelman
    Title:    Authorized Representative

UMB BANK, N.A.
as Trustee

By:     /s/ Israel Lugo
    Name:    Israel Lugo
    Title:    Vice President

UMB BANK, N.A.
as Collateral Agent

By:     /s/ Israel Lugo
    Name:    Israel Lugo
    Title:    Vice President

EXHIBIT A
[FORM OF FACE OF GLOBAL RESTRICTED NOTE]
[Applicable Restricted Notes Legend]
[Depository Legend, if applicable]
[OID Legend, if applicable]
No. [                    ]    Principal Amount $[                    ] [as revised by the Schedule of Increases and Decreases in Global Note attached hereto]1

CUSIP NO.

SKILLZ INC.
10.250% Secured Notes due 2026
Skillz Inc., a Delaware corporation (the “Issuer”), promises to pay to [Cede & Co.],2 or its registered assigns, the principal sum of            U. S. dollars, [as revised by the Schedule of Increases and Decreases in Global Note attached hereto],3 on December 15, 2026.
Interest Payment Dates: June 15 and December 15, commencing on June 15, 2022
Record Dates: June 1 and December 1
Additional provisions of this Note are set forth on the other side of this Note.
IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.
SKILLZ INC.

By:
    Name:
    Title:

1 Insert in Global Notes only.
2 Insert in Global Notes only.
3 Insert in Global Notes only.

TRUSTEE CERTIFICATE OF AUTHENTICATION
This Note is one of the 10.250% Secured Notes due 2026 referred to in the within-mentioned Indenture.
UMB BANK, N.A.,
as Trustee

By:
    Authorized Signatory
Dated:

[FORM OF REVERSE SIDE OF NOTE]
SKILLZ INC.
10.250% SECURED NOTES DUE 2026
Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture.
1.    Interest
The Issuer promises to pay interest on the principal amount of this Note at 10.250% per annum from December 20, 2021 until maturity. The Issuer will pay interest semi-annually in arrears every June 15 and December 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided, that the first Interest Payment Date shall be June 15, 2022. The Issuer shall pay interest on overdue principal at the rate specified herein, and it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful. Interest on the Notes will be computed on the basis of a 360day year comprised of twelve 30day months.
2.    Method of Payment
By no later than 11:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest, on any Note is due and payable, the Issuer shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium, interest when due. Interest on any Note which is payable, and is timely paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the preceding June 1 or December 1, as applicable, at the office or agency of the Issuer maintained for such purpose pursuant to Section 2.3 of the Indenture. The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of Paying Agent or Registrar designated by the Issuer maintained for such purpose (which shall initially be the office of the Trustee maintained for such purpose), or at such other office or agency of the Issuer as may be maintained for such purpose pursuant to Section 2.3 of the Indenture; provided, however, that, at the option of the Paying Agent, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the third to the last sentence of this paragraph. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depository. Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made in accordance with the Notes Register, or by wire transfer to a Dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). If an Interest Payment Date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

3.    Paying Agent and Registrar
The Issuer initially appoints UMB Bank, N.A. (the “Trustee”) as Registrar and Paying Agent for the Notes. The Issuer may change any Registrar or Paying Agent without prior notice to the Holders. The Issuer or any Guarantor may act as Paying Agent, Registrar or transfer agent.
4.    Indenture
The Issuer issued the Notes under an Indenture dated as of December 20, 2021, among the Issuer, the Guarantors, the Trustee and the Collateral Agent (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”). The terms of the Notes include those stated in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture for a statement of those terms. In the event of a conflict between the terms of the Notes and the terms of the Indenture, the terms of the Indenture shall control.
The Notes are senior obligations of the Issuer. The aggregate principal amount of Notes that may be authenticated and delivered under the Indenture is unlimited. This Note is one of the 10.250% Secured Notes due 2026 referred to in the Indenture. The Notes include (i) $300,000,000 principal amount of the Issuer’s 10.250% Secured Notes due 2026 issued under the Indenture on December 20, 2021 (the “Initial Notes”) and (ii) if and when issued, additional Notes that may be issued from time to time under the Indenture subsequent to December 20, 2021 (the “Additional Notes”) as provided in Section 2.1(a) of the Indenture. The Initial Notes and the Additional Notes shall be considered collectively as a single class for all purposes of the Indenture; provided that the Additional Notes will not be issued with the same CUSIP as the existing Notes unless such Additional Notes are fungible with the existing Notes for U.S. federal income tax or Securities law purposes. The Indenture imposes certain limitations on the incurrence of indebtedness, the making of restricted payments, the sale of assets, the incurrence of certain liens, the making of payments for consents, the entering into of agreements that restrict distribution from restricted subsidiaries and the consummation of mergers and consolidations. The Indenture also imposes requirements with respect to the provision of financial information and the provision of guarantees of the Notes by certain subsidiaries.
5.    Guarantees
From and after the Issue Date, to guarantee the due and punctual payment of the principal, premium, if any, interest (including post-filing or post-petition interest in any proceeding under Bankruptcy Law) on the Notes and all other amounts payable by the Issuer under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, each Guarantor unconditionally guarantees (and future guarantors, jointly and severally with the Guarantors, will fully and unconditionally Guarantee) such obligations on a senior secured basis, subject to the Priority Waterfall, pursuant to the terms of the Indenture.
6.    Redemption
(a)    At any time prior to December 15, 2023, the Issuer may redeem the Notes in whole or in part, at its option, upon not less than 30 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, at a redemption price (expressed as a percentage of the principal amount of the Notes to be redeemed) equal to 100.00% plus the relevant Applicable Premium as of, and accrued and unpaid interest, if any, to but excluding the date of redemption (the “Redemption Date”), subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.
(b)    At any time and from time to time prior to December 15, 2023, the Issuer may on one or more occasions, upon not less than 10 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, redeem up to 35.0% of the original aggregate principal amount of Notes issued under the Indenture at a redemption price (expressed as a percentage of the principal amount of Notes to be redeemed) equal to 110.25%, plus accrued and unpaid interest, if any, to but excluding, the applicable Redemption Date, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date, with the Net Cash Proceeds received by the Issuer of one or more Equity Offerings of the Issuer; provided that not less than 60.0% of the original aggregate principal amount of Notes initially issued under the Indenture remains outstanding immediately after the occurrence of each such redemption (calculated after giving effect to the issuance of any Additional Notes as permitted under the Indenture, but excluding Notes held by the Company or any of its Restricted Subsidiaries, unless all such Notes are redeemed substantially concurrently); provided further that each such redemption occurs not later than 180 days after the date of closing of the related Equity Offering. The Trustee shall select the Notes to be purchased in the manner described under Sections 5.1 through 5.5 of the Indenture.
(c)    Except pursuant to clauses (a) and (b) of this paragraph 6, the Notes will not be redeemable at the Issuer’s option prior to December 15, 2023.
(d)    At any time and from time to time on or after December 15, 2023, the Issuer may redeem the Notes, in whole or in part, upon not less than 10 (or, in the case of any redemption prior to December 15, 2023, not less than 30 days) nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth in the table below, plus accrued and unpaid interest thereon, if any, to but excluding the applicable Redemption Date, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on December 15 of each of the years indicated in the table below:

Year	Percentage
2023	107.688%
2024	103.417%
2025 and thereafter	100.000%

(e)    Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer or Asset Disposition Offer, if Holders of not less than 90.0% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Company, or any third party making such tender offer in lieu of the Company, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party shall have the right upon not less than 10 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, given not more than 30 days following such purchase date to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to but not including, the date of such redemption.

(f)    Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.
(g)    Any redemption pursuant to this paragraph 6 shall be made pursuant to the provisions of Sections 5.1 through 5.5 of the Indenture.
7.    Repurchase Provisions
If a Change of Control occurs, each Holder will have the right to require the Issuer to repurchase from each Holder all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes at a purchase price in cash equal to 101.0% of the aggregate principal amount thereof plus accrued and unpaid interest, to but excluding the date of purchase; provided that if the repurchase date is on or after the record date and on or before the corresponding interest payment date, then Holders in whose name the Notes are registered at the close of business on such record date will receive interest on the repurchase date, as provided in, and subject to the terms of, the Indenture.
Upon certain Asset Dispositions, the Issuer may be required to use the Excess Proceeds from such Asset Dispositions to offer to purchase Notes and, at the Issuer’s option, Pari Passu Indebtedness out of the Excess Proceeds in accordance with the procedures set forth in Section 3.5 and in Article V of the Indenture.
8.    Denominations; Transfer; Exchange
The Notes shall be issuable only in fully registered form in minimum denominations of principal amount of $2,000 and any integral multiple of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay a sum sufficient to cover any tax and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange of any Note (A) for a period beginning (1) fifteen (15) calendar days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) fifteen (15) calendar days before an Interest Payment Date and ending on such Interest Payment Date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.
9.    Persons Deemed Owners
The registered Holder of this Note may be treated as the owner of it for all purposes.
10.    Unclaimed Money
If money for the payment of principal, premium, if any, interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Issuer at its written request unless an abandoned property law designates another Person to receive such money. After any such payment, Holders entitled to the money must look only to the Issuer and not to the Trustee for payment as general creditors unless an abandoned property law designates another person for payment.
11.    Discharge and Defeasance
Subject to certain exceptions and conditions set forth in the Indenture, the Issuer at any time may terminate some or all of its obligations under the Notes and the Indenture if the Issuer deposits with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any and interest on the Notes to redemption or maturity, as the case may be.
12.    Amendment, Supplement, Waiver
Subject to certain exceptions contained in the Indenture, the Indenture and the Notes may be amended, or a Default thereunder may be waived, with the consent of the Holders of a majority in principal amount of the outstanding Notes. Without notice to or the consent of any Holder, the Issuer, the Guarantors, the Trustee and, if applicable, the Collateral Agent may amend or supplement the Indenture and the Notes as provided in the Indenture.
13.    Defaults and Remedies
If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer or certain Guarantors) occurs and is continuing, the Trustee by notice to the Issuer, or the Holders of at least 30.0% in aggregate principal amount of the outstanding Notes by notice to the Issuer and the Trustee, may declare the principal of and accrued and unpaid interest, and any other monetary obligations on all the Notes to be due and payable immediately. Upon the effectiveness of such declaration, such principal, interest, and other monetary obligations will be due and payable immediately. If a bankruptcy, insolvency or reorganization of the Issuer or a Significant Subsidiary (or any group of Restricted Subsidiaries, that taken together as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries, would constitute a Significant Subsidiary) occurs and is continuing, the principal of and accrued and unpaid interest and any other monetary obligations on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in aggregate principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.
14.    Trustee Dealings with the Issuer
Subject to certain limitations set forth in the Indenture, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer, Guarantors or their Affiliates with the same rights it would have if it were not Trustee. In addition, the Trustee shall be permitted to engage in transactions with the Issuer; provided, however, that if the Trustee acquires any conflicting interest, the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest, (ii) apply to the Commission for permission to continue acting as Trustee or (iii) resign.
15.    No Recourse Against Others
No director, officer, employee, incorporator or shareholder of the Issuer or any of its Subsidiaries or Affiliates, as such (other than the Issuer and the Guarantors), shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

16.    Authentication
This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.
17.    Abbreviations
Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gift to Minors Act).
18.    CUSIP and ISIN Numbers
The Issuer has caused CUSIP and ISIN numbers, if applicable, to be printed on the Notes and has directed the Trustee to use CUSIP and ISIN numbers, if applicable, in notices of redemption or purchase as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption or purchase and reliance may be placed only on the other identification numbers placed thereon.
19.    Governing Law
This Note shall be governed by, and construed in accordance with, the laws of the State of New York.
The Issuer will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:
Skillz Inc.
P.O. Box 445
San Francisco, California 94104
Attention: Chief Financial Officer
Vice President of Legal
E-mail: finance@skillz.com
legal@skillz.com
20.     Security
The Notes and Note Guarantees will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Collateral Documents. The Collateral Agent will hold the Collateral for the benefit of the Holders and the other Notes Secured Parties, in each case pursuant to the Collateral Documents and the Intercreditor Agreement. Each Holder, by accepting this Note, consents and agrees to the terms of the Collateral Documents (including the provisions providing for the foreclosure and release of Collateral), including the Intercreditor Agreement, as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the Collateral Agent to enter into the Collateral Documents, including the Intercreditor Agreement, and to perform its obligations and exercise its rights thereunder in accordance therewith.

ASSIGNMENT FORM
To assign this Note, fill in the form below:
I or we assign and transfer this Note to:

    (Print or type assignee’s name, address and zip code)

    (Insert assignee’s social security or tax I.D. No.)
and irrevocably appoint                                agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.
Date:         Your signature:
Signature Guarantee:
    (Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.
The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.
The undersigned hereby certifies that it is / is not an Affiliate of the Issuer and that, to its knowledge, the proposed transferee is / is not an Affiliate of the Issuer.
In connection with any transfer or exchange of any of the Notes evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Issuer or any Affiliate of the Issuer, the undersigned confirms that such Notes are being:
CHECK ONE BOX BELOW:
(1)     acquired for the undersigned’s own account, without transfer; or
(2)     transferred to the Issuer; or
(3)     transferred pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or
(4)     transferred pursuant to an effective registration statement under the Securities Act; or
(5)     transferred pursuant to and in compliance with Regulation S under the Securities Act; or
(6)     transferred pursuant to another available exemption from the registration requirements of the Securities Act of 1933, as amended.
Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided,

however, that if box (5) or (6) is checked, the Issuer may require, prior to registering any such transfer of the Notes, in its sole discretion, such legal opinions, certifications and other information as the Issuer may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended, such as the exemption provided by Rule 144 under such Act.

Signature
Signature Guarantee:

(Signature must be guaranteed)        Signature

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.
TO BE COMPLETED BY PURCHASER IF BOX (1) OR (3) ABOVE IS CHECKED.
The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:

[TO BE ATTACHED TO GLOBAL NOTES]
SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTES
The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE
If you elect to have this Note purchased by the Issuer pursuant to Section 3.5 or 3.9 of the Indenture, check either box:
Section 3.5     Section 3.9
If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 3.5 or 3.9 of the Indenture, state the amount in principal amount (must be in denominations of $2,000 or an integral multiple of $1,000 in excess thereof):
$                               and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the Holder for the portion of the within Note not being repurchased (in the absence of any such specification, one such Note will be issued for the portion not being repurchased)                               .
Date:         Your Signature
(Sign exactly as your name appears on the other side of the Note)
Signature Guarantee:
(Signature must be guaranteed)
The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

EXHIBIT B
Form of Supplemental Indenture to Add Guarantors
[                    ] SUPPLEMENTAL INDENTURE, (this “Supplemental Indenture”) dated as of [                    ], by and among the parties that are signatories hereto as Guarantors (the “Guaranteeing Entities” and each a “Guaranteeing Entity”), Skillz Inc., as Issuer, and UMB Bank N.A., a national banking association, as Trustee and Collateral Agent under the Indenture referred to below.
W I T N E S S E T H:
WHEREAS, each of Skillz Inc., the Trustee and the Collateral Agent have heretofore executed and delivered an indenture dated as of December 20, 2021 (as [further] amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an aggregate principal amount of $300,000,000 of 10.250% Secured Notes due 2026 of the Issuer (the “Notes”);
WHEREAS, the Indenture provides that under certain circumstances each Guaranteeing Entity shall execute and deliver to the Trustee and the Collateral Agent a supplemental indenture pursuant to which such Guaranteeing Entity shall unconditionally guarantee, on a joint and several basis with the other Guarantors, all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and
WHEREAS, pursuant to Section 9.1 of the Indenture, the Issuer, any Guarantor and the Trustee are authorized to execute and deliver a supplemental indenture to add additional Guarantors, without the consent of any Holder;
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Entity, the Issuer, the other Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:
ARTICLE I

DEFINITIONS
Section 1.1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.
ARTICLE II
AGREEMENT TO BE BOUND; GUARANTEE
Section 2.1. Agreement to be Bound. Each Guaranteeing Entity hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.
Section 2.2. Guarantee. Each Guaranteeing Entity agrees, on a joint and several basis with all the existing Guarantors [and the other Guaranteeing Entities], to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes, the Trustee and the Collateral Agent the Guaranteed Obligations pursuant to Article X of the Indenture.
ARTICLE III MISCELLANEOUS
Section 3.1. Notices. All notices and other communications to the Guaranteeing Entities shall be given as provided in the Indenture to such Guaranteeing Entities, at their addresses set forth below, with a copy to the Issuer as provided in the Indenture for notices to the Issuer.
[INSERT ADDRESS]
Section 3.2. Merger and Consolidation. No Guaranteeing Entity shall sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into another Person (other than the Issuer or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction) except in accordance with Section 4.1(e) of the Indenture.
Section 3.3. Release of Guarantee. This Guarantee shall be released in accordance with Section 10.2 of the Indenture.
Section 3.4. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.
Section 3.5. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.
Section 3.6. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.
Section 3.7. Benefits Acknowledged. Each Guaranteeing Entity’s Guarantee is subject to the terms and conditions set forth in the Indenture. Each Guaranteeing Entity acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.
Section 3.8. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
Section 3.9. The Trustee and the Collateral Agent. Each of the Trustee and the Collateral Agent make no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.
Section 3.10. Counterparts. The parties hereto may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
Section 3.11. Execution and Delivery. Each Guaranteeing Entity agrees that its Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of any such Guarantee.
Section 3.12. Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.
[GUARANTEEING ENTITY]
as a Guarantor

By:
    Name:
    Title:
SKILLZ INC.

By:
    Name:
    Title:
UMB BANK, N.A.,
as Trustee

By:
    Name:
    Title:
UMB BANK, N.A.,
as Collateral Agent

By:
    Name:
    Title:

EXHIBIT C

Form of Intercreditor Agreement